     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 22, 1998


                                                     REGISTRATION NO. 333-412198
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                  THE RESORT AT SUMMERLIN, LIMITED PARTNERSHIP

                         THE RESORT AT SUMMERLIN, INC.
           (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)

             NEVADA                                           7011                                 86-0857506
             NEVADA                                           7011                                 86-0857505
(STATE OR OTHER JURISDICTION OF                   (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                   CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NO.)

                                                                                                BRIAN MCMULLAN
             1160 TOWN CENTER DRIVE                                                         CHIEF EXECUTIVE OFFICER
                   SUITE 200                                                             THE RESORT AT SUMMERLIN, INC.
            LAS VEGAS, NEVADA 89134                                                         1160 TOWN CENTER DRIVE
                 (702) 869-7000                                                                     SUITE 200
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE                                                 LAS VEGAS, NEVADA 89134
                    NUMBER,                                                                       (702) 869-7000
 INCLUDING AREA CODE, OF REGISTRANTS' PRINCIPAL                                 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE
               EXECUTIVE OFFICES                                                   NUMBER, INCLUDING AREA CODE, OF REGISTRANTS'
        AND PRINCIPAL PLACE OF BUSINESS)                                                        AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:

                           VICTOR L. WALLACE II, ESQ.
                             BAKER & HOSTETLER LLP
                              303 EAST 17TH AVENUE
                                   SUITE 1100
                             DENVER, COLORADO 80203
                                 (303) 861-0600

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the registration statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                            PROPOSED              PROPOSED
                                                            MAXIMUM               MAXIMUM
    TITLE OF EACH CLASS OF          AMOUNT TO BE         OFFERING PRICE          AGGREGATE             AMOUNT OF
 SECURITIES TO BE REGISTERED         REGISTERED             PER NOTE           OFFERING PRICE     REGISTRATION FEE(1)
----------------------------------------------------------------------------------------------------------------------
13% Series B Senior
  Subordinated PIK Notes due
  2007........................      $100,000,000              100%              $100,000,000           $30,303.03
          TOTAL...............      $100,000,000              100%              $100,000,000           $30,303.03
======================================================================================================================

(1) Registrants previously paid $30,303.03 upon filing of its initial Registration Statement, dated April 8, 1998.


===============================================================================

                  THE RESORT AT SUMMERLIN, LIMITED PARTNERSHIP

                         THE RESORT AT SUMMERLIN, INC.

                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(b) OF REGULATION S-K

                            FORM S-4 ITEM                                     HEADING OR LOCATION IN
                          NUMBER AND CAPTION                            INFORMATION STATEMENT - PROSPECTUS
                          ------------------                            ----------------------------------
 A.  Information about the Transaction
      1.  Forepart of Registration Statement and Outside Front
            Cover Page of Information Statement - Prospectus.....  Outside Front Cover Page of Prospectus
      2.  Inside Front and Outside Back Cover Pages of
            Information Statement - Prospectus...................  Inside Front Cover Page of Prospectus;
                                                                     Available Information; Table of Contents
      3.  Risk Factors, Ratio of Earnings to Fixed Charges and
            Other Information....................................  Prospectus Summary; Selected Financial
                                                                     Information; Risk Factors
      4.  Terms of the Transaction...............................  Prospectus Summary; Comparison of Shareholder
                                                                     Rights; Description of Captial Stock
      5.  Pro Forma Financial Information........................  *
      6.  Material Contracts with Company Being Acquired.........  *
      7.  Additional Information Required for Reoffering by
            Persons and Parties Deemed to be Underwriters........  *
      8.  Interests of Named Experts and Counsel.................  *
      9.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities.......................  Management
 B.  Information about the Registrant
     10.  Information with Respect to S-3 Registrants............  *
     11.  Incorporation of Certain Information by Reference......  *
     12.  Information with Respect to S-2 or S-3 Registrants.....  *
     12.  Information with Respect to S-2 or S-3 Registrants.....  *
     13.  Incorporation of Certain Information by Reference......  *
     14.  Information With Respect to Registrants Other than S-2 or S-3 Registrants...................................  Available Information; Prospectus Summary;
                                                                     Selected Financial Data; Index to Financial
                                                                     Statements
 C.  Information about the Company Being Acquired
     15.  Information With Respect to S-3 Companies..............  *
     16.  Information With Respect to S-2 or S-3 Companies.......  *
     17.  Information With Respect to Companies Other Than S-2 or
            S-3 Companies........................................  *
 D.  Voting and Management Information
     18.  Information if Proxies, Consents or Authorizations are
            to be Solicited......................................  *
     19.  Information if Proxies, Consents or Authorizations are
            not to be Solicited in an Exchange Order.............  Outside Front Cover Page of Prospectus;
                                                                     Prospectus Summary

---------------

* Answer is negative or item is not applicable.

PROSPECTUS

                            THE RESORT AT SUMMERLIN,
                              LIMITED PARTNERSHIP
                         THE RESORT AT SUMMERLIN, INC.

                OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT OF
              13% SERIES B SENIOR SUBORDINATED PIK NOTES DUE 2007
              REGISTERED UNDER THE SECURITIES ACT FOR EACH $1,000
             IN PRINCIPAL AMOUNT OF $100.0 MILLION PRINCIPAL AMOUNT
                      OUTSTANDING 13% SENIOR SUBORDINATED
                               PIK NOTES DUE 2007

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                 ON                   , 1998, UNLESS EXTENDED.
                            ------------------------

     The Resort at Summerlin, Limited Partnership, a Nevada limited partnership (the "Partnership"), and The Resort at Summerlin, Inc., a Nevada corporation and the general partner of the Partnership ("RAS" and collectively with the Partnership, the "Issuers"), hereby offer (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (this "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of their 13% Series B Senior Subordinated PIK Notes due 2007 (the "Exchange Notes"), registered under the Securities Act of 1933, as amended (the "Securities Act") for each $1,000 principal amount of their $100.0 million principal amount outstanding 13.0% Senior Subordinated PIK Notes due 2007 (the "Original Notes" and collectively with the Exchange Notes, the "Notes"). As of December 31, 1997, on a pro forma basis after giving effect to the completion of the Resort Casino, the aggregate principal amount of the Issuers' outstanding Senior Indebtedness was $100.0 million (assuming issuance of all $100.0 million of the Mortgage Notes) and the Issuers had no Subordinated Obligations. As of March 31, 1998, the total outstanding Indebtedness of the Issuers ranking senior or pari passu with the Exchange Notes, and including $60.0 million of the Mortgage Notes, trade and other operating debt, is $60.0 million. As of the date of this Prospectus, the Issuers neither have any Restricted Subsidiary debt or anticipate incurring any such debt in the future. The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes, except that the Exchange Notes will bear a Series B designation, will be registered under the Securities Act, will not bear legends restricting transfer and will not contain certain provisions relating to an increase in the interest rate under certain circumstances relating to the timing of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Original Notes and will be issued under and entitled to the benefits of the December 31, 1997 Indenture (the "Indenture"), among the Partnership, RAS and United States Trust Company of New York as trustee (the "Trustee"). For the definitions of certain terms utilized herein, see "Glossary." See "The Exchange Offer" and "Description of the Notes."

     The Issuers will accept for exchange any and all Original Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time on
            , 1998, unless extended by the Issuers in their sole discretion (the "Expiration Date"). Tenders of the Original Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions.
                                                        (continued on next page)
                            ------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT
          SHOULD BE CONSIDERED BY PURCHASERS OF THE EXCHANGE NOTES.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

 NEITHER THE NEVADA GAMING COMMISSION NOR THE NEVADA STATE GAMING CONTROL BOARD
   NOR THE COLORADO DIVISION OF GAMING NOR THE COLORADO GAMING COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS
    OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS
                                   UNLAWFUL.
                            ------------------------

               THE DATE OF THIS PROSPECTUS IS            , 1998.

(continued from previous page)

     Interest on the Notes will be payable semi-annually in arrears on each June 15 and December 15, commencing June 15, 1998. Interest on the Notes is payable either in cash or in additional Notes, at the option of the Issuers, through June 15, 1999, and thereafter is payable in cash. The Notes will mature on December 15, 2007. The Notes are redeemable at the option of the Issuers, in whole or in part, at any time on or after December 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. The Issuers, at their option, also may redeem in the aggregate up to $35.0 million, or 35.0% of the original principal amount of the Notes, from time to time prior to December 31, 2000 at 113.0% of the aggregate principal amount so redeemed, plus accrued and unpaid interest to the redemption date, with the cash proceeds received from one or more underwritten primary public offerings for cash by the Partnership of its limited partnership interests, or options, warrants or rights with respect to its partnership interests pursuant to an effective registration statement under the Securities Act ("Public Equity Offering"), provided that at least $65.0 million of the original principal amount of the Notes remain outstanding following redemption. See "Description of the Notes -- Optional Redemption."

     If any of the Nevada Gaming Commission (the "Nevada Commission"), the Nevada State Gaming Control Board (the "Nevada Board"), the City of Las Vegas, Nevada or any other gaming regulatory body or other agency which has or may at any time after December 31, 1997 have jurisdiction over the gaming activities of the Partnership or any of its Affiliates or Subsidiaries (collectively, the "Nevada Gaming Authorities") requires a registered owner of the Notes (a "Holder") or beneficial owner of the Notes to be licensed, qualified or found suitable in order to maintain any gaming license or franchise of the Partnership and the Holder or beneficial owner fails to apply for such license within 30 days or if the Holder is not so licensed, the Issuers have the option to redeem the Notes of such Holder or beneficial owner at a redemption price equal to the lesser of (i) the price at which the Notes were acquired by the Holder; or (ii) the fair market value of the Notes on such redemption date; or (iii) the principal amount of such Notes. In the case of redemption for the acquisition price or fair market value, the redemption payment will not include accrued interest or any redemption premium unless payment is permitted by the applicable Nevada Gaming Authority, in which case such interest or premium shall be paid through the earlier of the date of redemption or the date of any finding of any unsuitability. See "Regulation and Licensing -- Nevada" and "Description of the Notes -- Optional Redemption -- Regulatory Redemption."

     The Notes are not subject to any sinking fund requirement and will be considered to be issued with original issue discount ("OID") for U.S. federal income tax purposes. Although cash interest may not be payable on the Notes prior to June 15, 1999, OID (the difference between the stated redemption price at maturity of the Original Notes and the portion of the issue price of the Units, as part of which the Original Notes were sold, allocable to the Notes) will accrue from December 31, 1997 (the "Issue Date") and will be included as interest income periodically (including periods ending prior to June 15, 1999) in a U.S. Holder's gross income for U.S. federal income tax purposes in advance of receipt of the cash payment to which the interest income is attributable. See "Certain United States Federal Income Tax Consequences."

     The Exchange Notes will be general senior unsecured obligations of the Issuers subordinate in right of payment to all existing and future Senior Indebtedness of the Issuers, including $100.0 million aggregate principal amount of First Mortgage Notes which are secured by a perfected first security interest in all assets of the Resort Casino (the "Mortgage Notes"), and senior in right of payment to any other subordinated Indebtedness which is expressly subordinate or junior in right of payment to the Notes or a Subsidiary Guarantee pursuant to a written agreement (the "Subordinated Obligations"). The Exchange Notes will be effectively subordinated in right of payment to all secured Indebtedness and Indebtedness of the Issuers arising pursuant to the December 30, 1997 Credit Agreement (the "Credit Agreement") among the Issuers and the National Westminster Bank PLC as administrative agent (the "Administrative Agent") (collectively the "Senior Indebtedness"). The Indenture permits the Partnership to incur additional Indebtedness (including secured Indebtedness and other additional Senior Indebtedness) subject to certain limitations. Upon completion of the Resort Casino, the Issuers are expected to have an aggregate amount of $100.0 million of Senior Indebtedness outstanding. See "Risk
Factors -- Substantial Leverage," "Use of Proceeds" and "Capitalization."

     The Notes will be fully, unconditionally, jointly and severally guaranteed on a senior subordinated unsecured basis (the "Subsidiary Guarantees") by all future direct and indirect Restricted Subsidiaries having either assets, capital or stockholders' equity in excess of $10,000 (the "Guarantors"). Each Subsidiary Guarantee also will be effectively subordinated to all Secured Indebtedness of a Guarantor. As of the date of this Prospectus, there are no Restricted Subsidiaries or Subsidiary Guarantees. See "Description of the Notes -- Certain Covenants -- Future Subsidiary Guarantors."

     The Original Notes were sold by the Issuers on the Issue Date to NatWest Capital Markets Limited (the "Initial Purchaser") in reliance upon an exemption under the Securities Act as part of series of transactions (the "144A Offering") consisting of the offer and sale of (i) 100,000 units (the "Units"), each Unit consisting of $1,000 in principal amount of the Original Notes and a warrant (each, a "Corporate Warrant") to purchase one share of common stock (the "Common Stock") of RAS Warrant Co., a Nevada corporation ("Warrant Co."), and (ii) $100.0 million aggregate principal amount of the Mortgage Notes. The Initial Purchaser resold the Units to Qualified Institutional Buyers in reliance upon Rule 144A under the Securities Act ("Rule 144A"). As part of the 144A Offering and as required by the December 30, 1997 Warrant Agreement (the "Partnership Warrant Agreement") by and among the Partnership, Warrant Co. and United States Trust Company of New York as warrant agent, Warrant Co. also received 100,000 warrants (the "Partnership Warrants" and collectively with the Corporate Warrants, the "Warrants"), each of which grant to Warrant Co. the right to purchase one limited partnership interest in the Partnership, representing 0.00008% of the total partnership interests in the Partnership. The Exchange Notes are being offered in exchange for the Original Notes as required by the December 30, 1997 Exchange and Registration Rights Agreement among the Partnership, RAS, the limited partners of the Partnership, Warrant Co. and the Initial Purchaser (the "Registration Rights Agreement"). Neither the Partnership, RAS nor Warrant Co. has any obligation under the Registration Rights Agreement or any other agreement to exchange or register the Warrants under the Securities Act. See "The Exchange Offer."

     Based upon no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Partnership believes Exchange Note Holders (other than certain broker-dealers and Affiliates of the Issuers) may offer for resale, resell or transfer the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of the Holders' business and the Holders have no arrangement with any person to participate in the distribution of the Exchange Notes. Tendering Holders will be required to represent that, by accepting the Exchange Offer, they are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes. Any Tendering Holder intending to participate in the distribution of the Exchange Notes cannot rely on the positions of the Commission's staff upon which the Issuers are relying in conducting the Offering and must comply with the registration and prospectus delivery requirements of the Securities Act. The Issuers have not sought a no-action letter with respect to the Exchange Offer, and there is no assurance that the Commission would make a similar determination with respect to the Exchange Offer. Tendering Holders wishing to accept the Exchange Offer must represent to the Issuers that these conditions have been met. See "The Exchange Offer -- Resale of the Exchange Notes." Each broker-dealer that receives Exchange Notes for its account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Any Participating Broker-Dealer holding the Notes for its own account as a result of market making or other trading activities may be a statutory underwriter and must acknowledge to the Issuers that it will deliver a prospectus meeting the requirements of the Securities Act in any resale of the Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period of 180 days after the Expiration Date, they will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. Neither the Issuers nor any of their affiliates have entered into any arrangement or understanding with any broker-dealer to distribute the Exchange Notes. See "Plan of Distribution."

     Holders of Original Notes not tendered and accepted in the Exchange Offer will continue to hold such Original Notes, will be entitled to all the rights and benefits thereof, and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. Following consummation of the Exchange Offer, the Issuers will have no further obligation to the Original Note Holders to provide for the registration under the Securities Act of the Original Notes. The Issuers will pay all the expenses incurred by them incident to the Exchange Offer and will not receive any proceeds from the Exchange Offer. See "The Exchange Offer."

     There previously has not been any public market for the Notes. The Issuers do not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors -- Absence of a Public Market; Restrictions on Transfer." To the extent that Original Notes are tendered and accepted in the Exchange Offer, any trading market of untendered and tendered but unaccepted Original Notes could be adversely affected.

     Certain Persons participating in this Exchange Offer may engage in transactions that stabilize, maintain, or otherwise affect the price of the Original Notes or the Exchange Notes, including passive market making. For a description of these activities, see "Plan of Distribution."

                             AVAILABLE INFORMATION

     The Issuers have filed with the Commission a Registration Statement on Form S-4 together with all amendments, exhibits, and schedules thereto (the "Registration Statement") pursuant to the Securities Act, and the rules and regulations promulgated thereunder, for the Exchange Notes being offered hereby. This Prospectus does not contain all the information contained in the Registration Statement. For further information concerning the Issuers and the Exchange Offer, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

     As a result of the filing of the Registration Statement with the Commission, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will be required to file periodic reports and other information with the Commission. The obligation of the Company to file periodic reports and other information with the Commission will be suspended if the Notes are held of record by fewer than 300 Holders as of the beginning of any fiscal year of the Partnership other than the fiscal year in which the Registration Statement is declared effective. The Partnership has agreed that, if not required to do so, while any of the Notes remain outstanding, it will furnish to the Note Holders and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent auditors, and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Partnership was required to file such reports.

                              NOTICE TO INVESTORS

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY NOTES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                   IMPORTANT

     To tender Original Notes, the following procedures must be followed:

          Each beneficial owner owning interests in Original Notes through a DTC Participant must instruct the Participant to cause the Original Notes to be tendered in accordance with the procedures set forth in this Prospectus and in the Letter of Transmittal.

          Each participant (a "DTC Participant") in the Depository Trust Company ("DTC") holding Original Notes through DTC must (i) electronically transmit its acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the account of the United States Trust Company of New York (the "Exchange Agent") at DTC and send an Agent's Message to the Exchange Agent for its acceptance, or (ii) comply with the guaranteed delivery procedures described under "The Exchange Offer -- Guaranteed Delivery Procedures." By tendering through ATOP, DTC Participants will expressly acknowledge receipt of the accompanying Letter of Transmittal and agree to be bound by its terms and the Issuers will be able to enforce such agreement against such DTC participants.

          Each Holder must (i) complete and sign the accompanying Letter of Transmittal, and mail or deliver such Letter of Transmittal, and all other documents required by the Letter of Transmittal (together with certificates) representing all tendered Original Notes, to the Exchange Agent at its address set forth under "The Exchange Offer -- Exchange Agent," or (ii) comply with the guaranteed delivery procedures described under "The Exchange Offer -- Guaranteed Delivery Procedures."

     For purposes of this Prospectus, "Tendering Holder" means (i) each DTC Participant that has properly transmitted (and not properly withdrawn) its acceptance through ATOP and in respect of which DTC has sent an Agent's Message,
(ii) each Holder that has timely delivered to the Exchange Agent (and not properly withdrawn) a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal (together with certificates) representing all tendered Original Notes, or (iii) each DTC Participant or Holder that has complied with the guaranteed delivery procedures set forth herein.

     The information in this Prospectus concerning DTC and its book-entry systems has been obtained by the Issuers from sources that the Issuers believe to be reliable, and the Issuers take no responsibility for the accuracy thereof.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial information and statements, and notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Partnership's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors." See "Glossary" for the definition of certain terms used in this Prospectus.

                                THE PARTNERSHIP

     The Partnership plans to construct, own and operate The Resort at Summerlin, a Mediterranean-style luxury hotel, casino and spa complex (the "Resort Casino"), to be located approximately nine miles from the Las Vegas Strip (the "Strip") and approximately a 20 minute drive from McCarran International Airport. The 54.5-acre Resort Casino site (the "Resort Casino Site") is located at the gateway to the Summerlin master-planned community ("Summerlin"), a 22,500-acre land development of Howard Hughes Properties, Limited Partnership ("HHP"), an affiliate of Howard Hughes Corporation, a subsidiary of the Rouse Corporation. The Resort Casino is designed to offer a complete range of amenities including two five-star hotels with a total of 476 rooms and 80 suites, a 50,000 square foot gaming facility, a 40,000 square foot state-of-the-art spa and fitness facility, up to eight restaurants of varied cuisine and an indoor/outdoor buffet, a 60,000 square foot lifestyle complex, and a 50,000 square foot conference and banquet center. The Resort Casino presently has the right to reserve up to 50.0%, and may in the future exercise its option for the right to reserve up to 75.0%, of the tee times at the adjoining Tournament Players Club ("TPC") at the Canyons golf course ("TPC Canyons"), home to the Senior PGA Tour's Las Vegas Senior Classic, and the Resort Casino Site is located near eight additional golf courses. Construction of the Resort Casino began in January 1998 with an opening to the general public scheduled in April 1999. Swiss Casinos of America, Inc. ("SCA") is the owner of 91.26% of the issued and outstanding Partnership interests and the sole owner of RAS. SCA is 99.0% owned in the aggregate by certain of its officers and directors. See "Management" and "Ownership of Interests."

                        BUSINESS AND MARKETING STRATEGY

     The Partnership's business and the goal of its marketing strategy are to
(i) create the Resort Casino as a premier off-Strip location with geographic exclusivity, (ii) deliver superior resort amenities within the local off-Strip market, (iii) target middle- to upper-income customers, (iv) capitalize on its marquee hotel flag and extensive travel network relationship, (v) carefully manage construction costs and risks with a proven design and build team, and
(vi) leverage management's track record and continuity.

     - CREATE A PREMIER OFF-STRIP LOCATION WITH GEOGRAPHIC EXCLUSIVITY. The Issuers believe that, at the time of its completion, the Resort Casino will be the only luxury destination in the United States with gaming and nine golf courses within a five minute drive. The Resort Casino will be situated at the gateway to Summerlin, which is projected by the University of Nevada Reno -- Bureau of Business and Economic Research ("BBER") to have a 1999 population base of 235,000 residents. Located at the intersection of Rampart Boulevard and Summerlin Parkway, two principal traffic arteries in northwest Las Vegas, the area is readily accessible from most major points in the city including downtown Las Vegas (approximately eight miles), the Strip (approximately nine miles) and McCarran International Airport (approximately 15 miles). Accessibility will be further enhanced by the planned connection of the Las Vegas beltway to Summerlin Parkway in the year 2000.

       TPC Canyons is adjacent to the Resort Casino Site. Immediately to the south and east of the Resort Casino Site is the Angel Park Golf Club which includes two regulation 18-hole courses and an executive, 12-hole par three course. An additional five 18-hole public and private golf courses and one 27-hole public golf course are within a five minute drive of the Resort Casino Site. The Resort Casino will offer panoramic views of the adjoining golf courses as well as Las Vegas and the Strip to the east and the Red Rock Canyon National Park to the west.

       The Partnership has obtained rights of first offer from HHP to develop an additional four designated gaming sites in the Summerlin development which rights may be assigned to certain Unrestricted Subsidiaries in certain circumstances. See "Risk Factors -- Competition." Additionally, Nevada Senate Bill #208, enacted in July 1997, from which the Resort Casino and the additional four gaming sites are exempt, limits the development of casinos near residential neighborhoods, churches and schools, restricting entry by competitors into the market.

     - DELIVER SUPERIOR RESORT AMENITIES. The Resort Casino is designed along the lines of a Scottsdale- or Palm Springs-type facility with Mediterranean-style architecture, intimate ambiance and strong focus on service intended to create a lifestyle experience for its guests and offer visitors a haven from the pressures of daily life. The Issuers believe that this atmosphere generally is unavailable in Las Vegas or other gaming locales in the United States. The Resort Casino's hotels will feature 476 standard rooms and 80 suites. The Issuers believe that, at approximately 564 square feet, the Resort Casino's standard guest room will be among the most spacious in Las Vegas. The circular-design casino will be situated at the hub of the Resort Casino and is expected to feature 50,000 square feet of gaming space, 1,200 slot machines, 40 table games, a sports and race betting club and two salons prives for higher stake slots and table games. For golfers, the Resort Casino will be able to reserve up to 50.0%, and may in the future exercise its option for the right to receive up to 75.0%, of the tee times at TPC Canyons and will benefit from an additional 165 holes of golf within a five minute drive of the Resort Casino Site. The Resort Casino also will include a 40,000 square foot upscale spa and fitness facility with state-of-the-art equipment designed to the same standards as the award-winning Grand Wailea, Hawaii and Golden Door, California spa resorts. Guests will have various indoor and outdoor dining options including up to eight restaurants of varied cuisine and a large, roof-deck buffet. The Resort Casino also will include a technologically advanced, flexible-design business meeting center to cater to executive retreats and conferences. All the components in the development will be linked by the lifestyle complex (the "Lifestyle Complex"), which is designed to facilitate indoor and outdoor activity and highlighted by terraces, fountains and pools. The Lifestyle Complex will include gourmet food and wine shops, a cigar shop, a beauty salon and other boutique outlets selected to encourage frequent visits by local residents.

     - TARGET MIDDLE- TO UPPER-INCOME CUSTOMER SEGMENTS. The Resort Casino will be specifically tailored to cater to the affluent, higher-end customer. The Issuers believe that the Resort Casino's hotels and recreational amenities will appeal to customers from the following principal long-term markets:

       The Captive Summerlin Market. The population within a five-mile radius of the Resort Casino, which encompasses Summerlin and other residential neighborhoods in metropolitan Las Vegas, is estimated by BBER to be approximately 223,000 and is projected by BBER to grow to 235,000 by 1999. According to the Nevada State Demographers Office ("NSDO"), the population of Clark County has grown approximately 48.8% since 1990, and the population within a five-mile radius of the Resort Casino Site is projected by BBER to continue growing at approximately 5.0% per year. The median household income of approximately $47,500 for residents in this target market is approximately 21.8% above the Las Vegas median annual household income of approximately $39,000 and approximately 30.3% above the United States national average according to BBER. The Partnership's goal is to position the Resort Casino as the Summerlin residents' "country club."

       Middle-to Upper-Income Local Market. The Issuers believe this segment is characterized by a highly profitable, repeat clientele that has long been underserved by "local" casinos, and expect the Resort Casino will appeal strongly to the affluent local population, including the estimated 72.0% of adult Las Vegas residents who game an average of 51.31 times a year and spend an average of $51.44 (in 1995 dollars) per each visit according to the Las Vegas Convention and Visitors Authority ("LVCVA").

       Golfer/Gamer and Resort Vacationer. According to Simmons Market Resource Bureau, approximately 1.9 million golfer/gamers visit Las Vegas at least once annually and 43.2% of golfer/gamers spend over $1,500 per trip. The Issuers believe that the Resort Casino will represent the only gaming resort in the United States in close proximity to two TPC and seven other golf courses. Additionally, the high levels of service and amenities expected to be provided by the Resort Casino will cater to resort table players with gaming budgets from $5,000 to $250,000 per visit.

       Local and Out-of-State Conferences and Banquets. The Resort Casino is expected to have one of the few high-tech business meeting facilities in Las Vegas catering to small- and mid-size conferences. Designed with the necessary services and amenities to cater to executive retreats including ample parking, the Issuers believe that the Resort Casino will provide an ideal setting for small- to mid-size conferences and will have the capacity to host charity and social events for up to 1,100 people in dinner seating.

     - CAPITALIZE ON MARQUEE HOTEL FLAG AND TRAVEL NETWORK RELATIONSHIP. The Partnership has entered into an agreement with Regent Hotels Worldwide, Inc. ("Regent International"), an affiliate of the Carlson Hospitality group. The Regent International hotels are a group of luxury hotels concentrated around the Pacific Rim, with the Resort Casino representing its only property in Las Vegas. Regent International's only flagged property in the U.S. is the Regent Beverly Wilshire-Los Angeles. The Resort Casino will benefit from Regent's reservation network and Carlson Wagonlit Travel, a national travel agency with no existing Las Vegas hotel affiliate.

     - CAREFULLY MANAGE CONSTRUCTION COSTS AND RISKS WITH PROVEN DESIGN AND BUILD TEAM. RAS's management has a proven track record of resort and casino design, construction, development and operation, including Sun International's Carousel in South Africa, and the Prairie Knights and Speaking Rock casinos in the United States. The Issuers have assembled an experienced project team. The Partnership has signed a $133.0 million guaranteed maximum price (exclusive of any change orders which must be authorized by the Partnership) construction management contract (the "Construction Contract") with J.A. Jones Construction ("J.A. Jones"), a subsidiary of J.A. Jones, Inc., a national general contractor. J.A. Jones, Inc. is a subsidiary of Philipp Holzmann AG, a German contracting company, which is an affiliate of Deutsche Bank AG with several major projects to its credit, including renovation of the West and East wings of the White House, the world's tallest buildings -- the Twin Towers of Kuala Lumpur-- and Sun International's Paradise Island Bahamas Phase II. A completion guaranty covering certain cost overruns has been provided by J.A. Jones, Inc. The Resort Casino was designed by Paul Steelman, Ltd. (the "Architect"), a national casino design firm whose principal, Paul Steelman, is the beneficial owner of a 5.0% limited partnership interest in the Partnership. The Architect's projects include work for, among others, Mirage Resorts, Caesars, Harrah's and Sun International. For the Resort Casino grounds, the Partnership has contracted with Lifescapes International ("Lifescapes"), a landscape design firm. Lifescapes' projects include The Mirage, Bellagio, Treasure Island and Jurassic Park at Universal Studios. The Partnership has provided contingency and completion reserve funds of approximately $4.4 million (approximately 3.3% of the Construction Contract maximum amount) and has subordinated the $3.0 million development fee of SCA, the 91.26% limited partner of the Partnership and the parent of RAS, to the successful on-budget completion of the Resort Casino.

     - LEVERAGE MANAGEMENT TEAM TRACK RECORD AND CONTINUITY. The Partnership expects to leverage the gaming experience and track record of RAS's senior and middle management. RAS's senior management has a cumulative 75 years of experience in the gaming and resort industry. Brian McMullan and Jim Fonseca, the Chief Executive Officer and President and Senior Vice President Gaming Operations of RAS, respectively, have worked together for over 20 years. Quinton Boshoff, the Senior Vice President Slot Operations of RAS, has worked with Mr. McMullan and Mr. Fonseca for over 11 years, and all were previously employed by Sun International, an international casino group. Messrs. McMullan, Fonseca and Boshoff participated in the design, building and operation of six casinos in South Africa, including Sun International's Carousel. John Tipton, the Senior Vice President, Chief Financial Officer and General Counsel of RAS, served in Colorado Governor Roy Romer's cabinet as Executive Director of the Colorado Department of Revenue, during which time he drafted and implemented casino gaming legislation in Colorado. RAS's middle management includes nine gaming and non-gaming professionals with experience principally in the United States, the United Kingdom and southern Africa. See "Management."

                         SWISS CASINOS OF AMERICA, INC.

     Based in Las Vegas, Nevada, SCA was formed in 1989 and is a majority-owned (83.0%) subsidiary of Tivolino Holding AG (the "Swiss Parent") which is owned by Hans Jecklin, the Chairman of the Board of Directors of RAS, and his family. SCA was formed for the primary purpose of acquiring, developing and managing casino and resort properties in the United States. The Swiss Parent currently owns or operates 23 gaming establishments, hotels, restaurants and other businesses in Europe, and leases and/or operates additional gaming establishments in the United States. The Swiss Parent is a leading gaming operator in Switzerland with gaming facilities located throughout Switzerland, the Netherlands and Great Britain. As with the Swiss Parent, SCA's activities extend beyond the casino operations and include the management of a hotel, restaurants, retail outlets, bars and live entertainment.

                       RESORT CASINO OWNERSHIP STRUCTURE

     The following is an ownership chart of the Resort Casino.

                              [OWNERSHIP CHART]

                          THE ORIGINAL NOTES OFFERING

ORIGINAL NOTES................   Pursuant to the December 31, 1997 Purchase
                                 Agreement (the "Purchase Agreement"), the
                                 Issuers sold $100.0 million aggregate principal amount of the Original Notes to the Initial
                                 Purchaser as part of the Units in the 144A
                                 Offering. The Initial Purchaser subsequently resold the Original Notes to Qualified
                                 Institutional Buyers pursuant to Rule 144A.

REGISTRATION RIGHTS
AGREEMENT.....................   Pursuant to the Purchase Agreement, the Issuers
                                 and the Initial Purchaser entered into the Registration Rights Agreement, which granted
                                 Original Notes Holders certain exchange and registration rights, which the Exchange Offer is intended to satisfy. No offer to exchange the Warrants is being made in this Prospectus and neither the Partnership nor Warrant Co. is obligated to register or exchange the Warrants pursuant to the Registration Rights Agreement or otherwise.

                               THE EXCHANGE OFFER

SECURITIES OFFERED............   $100 million aggregate principal amount of 13%
                                 Series B Senior Subordinated PIK Notes due
                                 2007.

ISSUERS.......................   The Resort at Summerlin, Limited Partnership
                                 The Resort at Summerlin, Inc.
                                 1160 Town Center Drive
                                 Suite 200
                                 Las Vegas, Nevada 89134
                                 (702) 869-7000

THE EXCHANGE OFFER............   $1,000 principal amount of Exchange Notes in
                                 exchange for each $1,000 principal amount of Original Notes that are properly tendered and accepted. As of the date of this Prospectus, $100.0 million aggregate principal amount of Original Notes are outstanding. The Issuers will issue the Exchange Notes on or promptly after the Expiration Date. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Notes being tendered.

                                 Based upon the interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Issuers believe the Exchange Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than certain broker-dealers and Affiliates of the Issuers) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the Holder's business and the Holder is not engaged in, does not intend to participate and has no arrangement with any person to participate in, and does not intend to engage in, any distribution of the Exchange Notes.

                                 Each Exchange Notes Holder, other than a broker-dealer, must represent that such conditions have been met. In addition, each Participating Broker-Dealer that receives Exchange Notes for its account must acknowledge that it will deliver a Prospectus in connection with any resale of Exchange Notes. Each Tendering

                                 Holder is required to represent in the Letter of Transmittal that, among other things, the Exchange Notes will be acquired by the Holder in the ordinary course of business and the Holder does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes.

                                 Participating Broker-Dealers acquiring Original Notes for their own account as a result of market-making activities or other trading activities may be statutory underwriters. The Letter of Transmittal accompanying this Prospectus states that by so acknowledging and delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may nonetheless be deemed to be an "underwriter" under the Securities Act notwithstanding such disclaimer. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resale of Exchange Notes received in exchange for Original Notes where the Original Notes were acquired by the Participating Broker-Dealer as a result of market-making activities or other trading activities. Pursuant to the Registration Rights Agreement, the Issuers have agreed that, for a period of 180 days after the Expiration Date, they will provide this Prospectus to any Participating Broker-Dealer for use in connection with any resale. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "Plan of Distribution."

                                 Any Holder who tenders with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes will not be able to rely on the position of the staff of the Commission set forth in no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act for any resale. Failure to comply with these requirements may result in liability under the Securities Act.

EXPIRATION DATE...............   5:00 p.m., New York City time, on             ,
                                 1998 unless extended by the Issuers in their sole discretion. See "The Exchange
                                 Offer -- Expiration Date; Extensions;
                                 Amendments."

ACCRUED INTEREST ON EXCHANGE
NOTES.........................   Each Exchange Note will bear interest from the
                                 most recent date to which interest has been paid on the Original Notes, or, if no interest has been paid on the Original Notes, from December 31, 1997.

CONDITIONS TO THE EXCHANGE
OFFER.........................   The Exchange Offer is subject to certain
                                 customary conditions, which may be waived by the Issuers. The Issuers reserve the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition. The Exchange
                                 Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered or accepted for exchange. See
                                 "The Exchange Offer -- Conditions."

CONSEQUENCES OF FAILURE TO
EXCHANGE......................   Any Original Notes not tendered pursuant to the
                                 Exchange Offer will remain outstanding and accrue interest and will remain "restricted securities" under the Securities Act, the liquidity of which could be adversely affected upon the completion of the Exchange Offer. See
                                 "Risk Factors -- Consequences of Failure to
                                 Exchange" and "The Exchange
                                 Offer -- Consequences of Failure to Exchange."

U.S. FEDERAL INCOME TAX
  CONSEQUENCES................   The exchange of the Original Notes for the
                                 Exchange Notes pursuant to the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. See "Certain U.S. Federal
                                 Income Tax Considerations."

USE OF PROCEEDS...............   There will be no cash proceeds to the Issuers
                                 from the Exchange Offer. See "Use of Proceeds."

                            PROCEDURES FOR TENDERING

TENDERING ORIGINAL NOTES......   Each beneficial owner through a DTC Participant
                                 must instruct the DTC Participant to cause
                                 Original Notes to be tendered in accordance with the procedures set forth in this Prospectus and in the Letter of Transmittal.
                                 See "The Exchange Offer -- Procedures for
                                 Tendering -- Original Notes Held by DTC." Each
                                 DTC Participant in DTC holding Original Notes through DTC must (i) electronically transmit acceptance to DTC through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Exchange Agent's account at DTC and send an Agent's Message to the Exchange Agent for its acceptance, or (ii) comply with the guaranteed delivery procedures set forth in this Prospectus and in the Letter of Transmittal. By tendering through ATOP, DTC
                                 Participants expressly will acknowledge receipt of the Letter of Transmittal and agree to be bound by its terms and the Issuers will be able to enforce such agreement against such DTC participants. See "The Exchange
                                 Offer -- Procedures for Tendering -- Original
                                 Notes Held Through DTC" and "-- Guaranteed
                                 Delivery Procedures -- Original Notes Held
                                 Through DTC."

                                 Each Tendering Holder must (i) submit a Letter of Transmittal and all other required documents, together with certificates representing all tendered Original Notes, to the Exchange Agent, or (ii) comply with the guaranteed delivery procedures. See "The Exchange Offer -- Procedures for Tendering," "-- Exchange Agent," and "-- Guaranteed Delivery Procedures -- Original Notes Held by Holders." Each Tendering Holder will represent that, among other things, (i) it is not a broker-dealer tendering Original Notes acquired directly from the Issuers for its own account,
                                 (ii) the Exchange Notes are being acquired in the ordinary course of its business, and (iii) it is not an Affiliate of the Issuers. See "The Exchange Offer -- Procedures for Tendering."

GUARANTEED DELIVERY
PROCEDURES....................   Tendering Holders who are DTC Participants but
                                 cannot transmit their acceptances through ATOP prior to the Expiration Date may tender in accordance with the procedures set forth in this Prospectus and in the Letter of Transmittal. See "The Exchange Offer --
                                 Guaranteed Delivery Procedures." Tendering
                                 Holders (i) whose Original Notes are not immediately available and will not be available for tendering prior to the Expiration Date, or
                                 (ii) who cannot deliver their Original Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date may tender in accordance with the procedures set forth in this Prospectus.
                                 See "The Exchange Offer -- Guaranteed Delivery
                                 Procedures."

WITHDRAWAL RIGHTS.............   The tender of Original Notes pursuant to the
                                 Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange
                                 Offer -- Withdrawal of Tenders."

UNTENDERED ORIGINAL NOTES.....   Following the consummation of the Exchange
                                 Offer, Original Note Holders who elect not to tender will not have any further exchange rights and will continue to hold Original Notes subject to certain restrictions on transfer.
                                 Accordingly, the liquidity of the market for such Original Notes could be adversely affected. See "The Exchange
                                 Offer -- Consequences of Failure to Exchange."

SHELF REGISTRATION
STATEMENT.....................   Under certain circumstances described in the
                                 Registration Rights Agreement, certain Original
                                 Note Holders (including Holders who are not permitted to participate in the Exchange Offer) may require the Issuers to file and use their best efforts to cause to become effective a shelf registration statement under the
                                 Securities Act for resales of Original Notes.
                                 See "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

SPECIAL PROCEDURE FOR
BENEFICIAL OWNERS.............   Any beneficial owner owning interests in
                                 Original Notes whose Original Notes are
                                 registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct the registered Holder to tender on the beneficial owner's behalf. A beneficial owner wishing to tender directly must, prior to completing and executing the Letter of Transmittal and delivering its Original Notes, either cause the Original Notes to be registered in the beneficial owner's name or obtain a properly completed bond power from the registered
                                 Holder. The transfer of registered ownership may take considerable time. The Company will keep the Exchange Offer open for not less than 30 business days in order to provide for the transfer of registered ownership. See "The
                                 Exchange Offer -- Procedures for
                                 Tendering -- Original Notes Held Through DTC."

EXCHANGE AGENT................   United States Trust Company of New York. See
                                 "The Exchange Offer -- Exchange Agent."

                               THE EXCHANGE NOTES

GENERAL.......................   The Exchange Notes and the Original Notes are
                                 identical in all material respects, except that
                                 (i) the Exchange Notes have been registered under the Securities Act and will not bear legends restricting transfer, and (ii) the Exchange Note Holders will not be entitled to certain rights under the Registration Rights
                                 Agreement, including the provisions providing for an increase in the interest rate on the Original Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange
                                 Offer is consummated. See "The Exchange
                                 Offer -- Purpose and Effect of the Exchange
                                 Offer." The Exchange Notes will evidence the same debt as the Original Notes and will be subject to, and entitled to the benefits of, the Indenture. See "Description of the Notes."

NOTES OFFERED.................   $100.0 million principal amount of 13% Series B
                                 Senior Subordinated PIK Notes due 2007.

MATURITY DATE.................   December 15, 2007.

INTEREST PAYMENT DATES........   Interest will accrue on the Exchange Notes from
                                 the date of issuance and will be payable semi-annually in arrears on each June 15 and December 15, commencing on June 15, 1998. The
                                 Exchange Notes will bear interest from the later to have occurred of (i) the most recent date to which interest has been paid on the Original Notes, or (ii) December 31, 1997.

INTEREST......................   13.0% per annum accruing from the date of
                                 issuance, payable semi-annually in arrears beginning June 15, 1998 either in cash or in additional Notes, at the option of the Issuers, through June 15, 1999, and thereafter only in cash. See "Risk Factors -- Substantial
                                 Leverage."

RANKING.......................   Unsecured and subordinated in right of payment
                                 to all existing and future Senior Indebtedness of the Issuers, including the Mortgage Notes.
                                 The Notes will rank senior to any future
                                 Subordinated Obligations of the Issuers. As of
                                 December 31, 1997, on a pro forma basis after giving effect to the completion of the Resort
                                 Casino, the aggregate principal amount of the Issuers' outstanding Senior Indebtedness was
                                 $100.0 million (assuming issuance of all $100.0 million of the Mortgage Notes) and the Issuers had no outstanding Subordinated Obligations. As of March 31, 1998, the total outstanding
                                 Indebtedness of the Issuers ranking senior or pari passu with the Exchange Notes, and including $60.0 million of the Mortgage Notes, trade and other operating debt, is $60.0 million. As of the date of this Prospectus, the Issuers neither have any Restricted Subsidiary debt or anticipate incurring any such debt in the future. See "Description of the Notes -- Ranking and Subordination."

OPTIONAL REDEMPTION...........   Except as described below under "Change of
                                 Control" and "Regulatory Redemption," the
                                 Issuers may not redeem the Notes until December
                                 15, 2002, at which time the Issuers may redeem the

                                 Exchange Notes, in whole or in part, at any time at the redemption prices set forth herein, together with accrued and unpaid interest. In addition, at any time and from time to time prior to December 15, 2000, the Issuers may, subject to certain requirements, redeem up to $35.0 million, or 35.0% of the aggregate principal amount of the Notes with the cash proceeds received from one or more Public Equity Offerings at a redemption price equal to 113.0% of the principal amount to be redeemed, together with any accrued and unpaid interest. See "Description of the Notes -- Optional Redemption."

REGULATORY REDEMPTION.........   If a Nevada Gaming Authority requires that a
                                 Holder or beneficial owner of the Notes must be licensed, qualified or found suitable in order to maintain any gaming license or franchise of the Partnership and the Holder or beneficial owner fails to apply for such license within 30 days or applies but is not licensed, the Issuers may redeem the Notes of such Holder or beneficial owner at a redemption price equal to the lesser of (i) the price at which the Notes were acquired by the Holder or beneficial owner, (ii) the fair market value of the Notes on the redemption date and (iii) the principal amount of the Notes. See "Regulation and Licensing -- Nevada" and "Description of the
                                 Notes -- Optional Redemption -- Regulatory
                                 Redemption."

CHANGE OF CONTROL.............   Upon a Change of Control, the Issuers will be
                                 required to offer to repurchase the Notes for 101.0% of the principal amount thereof and any accrued and unpaid interest. A Change of Control also will require the Issuers to repay the Credit Facilities or obtain the consent of the Credit Facility Lenders to the repurchase of the Notes, which consent may be withheld by the Credit Facility Lenders for any reason or for no reason. The failure or inability of the Issuers to repay the Credit Facilities and/or repurchase the Notes following a Change of Control will constitute Events of Default under both the Credit Facilities and the Indenture.
                                 See "Risk Factors -- Change of Control" and
                                 "Description of the Notes -- Optional
                                 Redemption" and "-- Change of Control."

GUARANTEES BY FUTURE
SUBSIDIARIES..................   The Subsidiary Guarantees will be full,
                                 unconditional, joint and several guarantees of the Notes on a senior subordinated unsecured basis by all Guarantors. Each Subsidiary
                                 Guarantee also will be effectively subordinated to all secured Indebtedness of a Guarantor. As of the date of this Prospectus, there are no Restricted Subsidiaries or Subsidiary
                                 Guarantees. See "Description of the
                                 Notes -- Certain Covenants -- Future Subsidiary
                                 Guarantors."

ORIGINAL ISSUE DISCOUNT.......   The Notes will be considered to be issued with
                                 OID for U.S. federal income tax purposes.
                                 Although cash interest may not be paid on the Notes prior to December 15, 1999, OID (the difference between the stated redemption price at maturity of the Original Notes and the portion of the issue price of the Units allocable to the Notes) will accrue from the Issue Date and will be included as interest income periodically (including periods ending prior to June 15, 1999) in a U.S. Holder's gross income for U.S. federal income tax purposes in advance of receipt of the cash payment to which the income is attributable.
                                 See "Certain U.S. Federal Income Tax
                                 Consequences."

RESTRICTIVE COVENANTS.........   The Indenture limits (i) the incurrence of
                                 additional Indebtedness by each of the Issuers and the Restricted Subsidiaries, (ii) the payment of dividends on, and redemption of, capital stock of the Issuers and the redemption of certain Subordinated Obligations of the Issuers, (iii) investments, (iv) sales of assets and subsidiary stock, (v) transactions with Affiliates, and (vi) consolidations, mergers and transfers of all or substantially all the assets of the Issuers. Any negative pledge in respect of the securities of the Issuers may require the approval of the Nevada
                                 Commission to remain effective upon the
                                 issuance of a Gaming License to the Issuers and/or Warrant Co. The Indenture also prohibits certain restrictions on distributions from
                                 Restricted Subsidiaries. See "Description of the Notes -- Certain Covenants."

EVENTS OF DEFAULT.............   Events of Default under the Indenture include
                                 (i) a default of any payment of interest when due which continues for 30 days, (ii) a default in the payment of principal when due at maturity or otherwise, (iii) the failure of the Issuers, the Partnership or the Guarantors to comply with certain covenants or other provisions of the Indenture, (iv) the uncured failure of the Partnership or any Restricted
                                 Subsidiary to pay any Indebtedness in excess of $5.0 million when due, (v) certain events of bankruptcy, insolvency or reorganization of the Issuers or a significant Subsidiary or the existence of a final, nonappealable judgment against the Issuers or a significant Subsidiary in excess of $2.0 million, and (vi) the failure of the Resort Casino to commence hotel and gaming operations by October 2, 1999. See
                                 "Description of the Notes -- Events of
                                 Default."

TRUSTEE.......................   United States Trust Company of New York shall
                                 act as the Trustee under the Indenture and has been appointed by the Issuers as Registrar and Paying Agent for the Notes. See "Description of the Notes -- The Trustee."

                                 For more complete information regarding the Notes, see "Description of the Notes."

                                OTHER AGREEMENTS

DISBURSEMENT AGREEMENT........   The Issuers, the Administrative Agent, the
                                 Trustee and First Security Trust Company of
                                 Nevada as disbursement agent (the "Disbursement
                                 Agent") and account agent (the "Account Agent") entered into a December 31, 1997 Disbursement
                                 Agreement (the "Disbursement Agreement") which established conditions to, and the sequencing of, funding construction of the Resort Casino.
                                 Nevada Construction Services, Inc. acts as the construction consultant (the "Construction
                                 Consultant") under the Disbursement Agreement and will be required to approve each request by the Issuers for the disbursement of funds.
                                 See "Description of Disbursement Agreement."

CONSTRUCTION CONTRACT.........   The Partnership has executed the Construction
                                 Contract with J.A. Jones. The fee payable pursuant to the Construction Contract is based upon the cost of the work plus the fee payable to J.A. Jones up to a guaranteed maximum price of $133.0 million. The Construction Contract provides for liquidated damages of up to $4.0 million assessable against J.A. Jones for its failure to satisfy certain timing requirements.
                                 See "Additional Material
                                 Agreements -- Construction Contract and
                                 Completion Guaranty."

CONSTRUCTION MANAGEMENT
CONTRACT......................   The Partnership has executed a Construction
                                 Management Contract (the "Construction
                                 Management Contract") with Rider Hunt (NV)
                                 L.L.C. ("Rider Hunt") which will provide certain administrative services related to the Construction Contract, including development of cash flow reports and forecasts; advising of variations between actual and budgeted costs;
                                 in consultation with the Partnership and the Architect, rejecting work not in conformity with the Construction Contract; preparing valuations of amounts due the respective contractors; and recording the progress of construction of the Resort Casino. Rider Hunt is not authorized to approve significant change orders under the Construction Contract.

COMPLETION GUARANTY...........   There is a completion guaranty covering certain
                                 cost overruns from J.A. Jones, Inc., the parent of J.A. Jones.

                                  RISK FACTORS

     Prior to tendering for Exchange Notes, the Original Note Holders should carefully consider the matters discussed under "Risk Factors" which, individually or in the aggregate, could have a material adverse effect on the financial condition of the Partnership and the Issuers' ability to pay the Indebtedness, including the Notes.

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated financial data set forth below as of December 31, 1997 and December 31, 1996, for the year ended December 31, 1997, and for the period from inception through December 31, 1996, have been derived from the financial statements of RAS and the Partnership included elsewhere herein which have been audited by Ernst & Young LLP, independent auditors, and should be read in conjunction with those financial statements (including the notes thereto) and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," all appearing elsewhere in this Prospectus.

     The statement of operations data for the three months ended March 31, 1998 and March 31, 1997 and the selected balance sheet data as of March 31, 1998 have been derived from the unaudited financial statements of RAS and the Partnership appearing elsewhere in this Prospectus which, in the opinion of management, reflect all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation. Results of operations for interim periods are not necessarily indicative of future or full year results.

                                                THREE MONTHS ENDED
                                                     MARCH 31,          YEAR ENDED DECEMBER 31,
                                               ---------------------   --------------------------
              RAS CONSOLIDATED                    1998        1997         1997          1996
              ----------------                 -----------   -------   ------------   -----------
Statement of Operations Data:
  Revenues...................................  $        --   $    --   $         --   $        --
Costs and Expenses:
  General and administrative.................      153,404     2,801        498,427        84,458
  Depreciation and amortization..............      519,524        --        113,312            --
Other Income (Expense):
  Interest income............................    2,571,648        --         41,255            --
  Interest expense...........................   (5,481,349)       --        (48,346)           --
                                               -----------   -------   ------------   -----------
Loss before limited partners' interests......   (3,582,629)   (2,801)      (618,830)      (84,458)
Limited partners' interests..................   (3,546,803)   (2,773)      (608,145)      (83,613)
                                               -----------   -------   ------------   -----------
Net loss.....................................  $   (35,826)  $   (28)  $    (10,685)  $      (845)
                                               ===========   =======   ============   ===========

                                                       MARCH 31,            DECEMBER 31,
                                                      ------------   --------------------------
                                                          1998           1997          1996
                                                      ------------   ------------   -----------
Balance Sheet Data:
  Cash and cash equivalents.........................  $ 82,862,654   $175,491,628   $        --
  Short term investments............................    86,226,508             --            --
  Property and equipment, net.......................    33,389,085     20,871,112    17,154,547
  Total assets......................................   233,903,005    226,237,440    18,646,981
  Total current liabilities.........................    10,567,924      1,127,313            --
  Long-term debt, net of discount...................   154,188,650    154,131,067            --
  Warrants redeemable for partnership interest......     7,619,565      5,869,565            --
  Total liabilities.................................   172,376,139    161,127,945    18,146,826
  Total stockholder's equity........................       635,144        670,970       500,155
  Total liabilities, limited partners' interest and
     stockholder's equity...........................   233,903,005    226,237,440    18,646,981

                                                 THREE MONTHS ENDED
                                                     MARCH 31,           YEAR ENDED DECEMBER 31,
                                               ----------------------   --------------------------
               THE PARTNERSHIP                     1998        1997         1997          1996
               ---------------                 ------------   -------   ------------   -----------
Statement of Operations Data:
  Revenues...................................  $         --   $    --   $         --   $        --
Cost and Expenses:
  General and administrative.................       153,404     2,801        493,885        84,458
  Depreciation and amortization..............       519,524        --        113,312            --
Other Income (Expense):
  Interest income............................     2,571,648        --         41,255            --
  Interest expense...........................    (5,481,349)       --        (48,346)           --
                                               ------------   -------   ------------   -----------
Net loss.....................................  $ (3,582,629)  $(2,801)  $   (614,288)  $   (84,458)
                                               ============   =======   ============   ===========

                                                         MARCH 31,            DECEMBER 31,
                                                        ------------   --------------------------
                                                            1998           1997          1996
                                                        ------------   ------------   -----------
Balance Sheet Data:
  Cash and cash equivalents...........................  $ 82,858,686   $175,487,660   $        --
  Short term investments..............................    86,226,508             --            --
  Property and equipment, net.........................    33,389,085     20,871,112    17,154,547
  Total assets........................................   233,899,037    226,233,472    18,645,981
  Total current liabilities...........................    10,566,914      1,126,303            --
  Long-term debt, net of discount.....................   154,188,650    154,131,067            --
  Warrants redeemable for partnership interest........     7,619,565      5,869,565            --
  Total liabilities...................................   172,375,129    161,126,935            --
  Total partnership interest..........................    61,523,908     65,106,537    18,645,981
  Total liabilities and partnership interest..........   233,899,037    226,233,472    18,645,981

                                  RISK FACTORS

     The Exchange Notes offered hereby involve a high degree of risk, including the risks described below. Prospective Tendering Holders should carefully consider the specific factors set forth below, as well as the other information contained in this Prospectus, before deciding to tender the Original Notes for the Exchange Notes.

     This Prospectus contains certain "forward-looking statements" which represent the Partnership's expectations or beliefs, including, but not limited to, statements concerning industry performance and the Partnership's operations, performance, financial condition, plans, growth and strategies. Any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "anticipate," "intend," "could," "estimate" or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Partnership's control, and actual results may differ materially depending on a variety of important factors, including those described below in this "Risk Factors" section and elsewhere in this Prospectus.

NEW PROJECT; LACK OF OPERATING HISTORY

     The Partnership plans to open the Resort Casino in April 1999, and the Resort Casino has had no earnings or operations to date. Although several members of RAS's management have experience constructing and operating resort hotels of comparable or greater scope than the Resort Casino, neither the Partnership, RAS nor RAS's management has previously been involved in constructing or operating a luxury destination resort in the Las Vegas market. The Partnership is a start-up entity and will be subject to all of the risks inherent in establishing a new business enterprise, including, but not limited to, unanticipated construction, licensing, permitting and operating problems. The Issuers also have no proven ability to successfully develop, conduct, manage or operate a luxury resort casino in the Las Vegas market or elsewhere. There can be no assurance that the Resort Casino will open as scheduled or that, once opened, it will achieve profitable operations. The inability to achieve profitable operations will have a material adverse effect on the financial condition of the Partnership and the Issuers' ability to pay the Indebtedness, including the Notes.

SUBSTANTIAL LEVERAGE

     Upon the issuance of the Original Notes and the Mortgage Notes, the Issuers had significant debt service obligations. The ability of the Issuers to meet their debt service and other obligations depends upon their future performance and is subject to financial, economic and other factors, many of which are beyond their control. At December 31, 1997 the Partnership's ratio of total debt (total debt net of discount plus warrant liability) to total capitalization (total debt plus total equity) was approximately .71 to 1.0. As of December 31, 1997, on a pro forma basis after giving effect to the completion of the Resort Casino, the Issuers had an aggregate of $100.0 million of outstanding Senior Indebtedness and the Partnership had partners' contributed capital of $65.8 million and a ratio of total debt to total capitalization of approximately .75 to 1.0. See "Capitalization." The Indenture permits the Partnership to incur additional Indebtedness, including Senior Indebtedness, subject to certain limitations. See "Description of the Notes."

     The Partnership's high degree of leverage has important consequences to the Note Holders, including: (i) the Partnership's ability to obtain additional financing in the future is restricted; (ii) a substantial portion of the Partnership's cash flow from operations must be dedicated to the payment of principal and interest on its Indebtedness, thereby reducing the funds available to the Partnership for other purposes; (iii) the Mortgage Notes will be secured and mature prior to the Notes; (iv) the Partnership may be substantially more leveraged than certain of its competitors, which may place it at a competitive disadvantage; and (v) the Partnership's substantial degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions or its business. See "Description of the Notes."

ABILITY TO SERVICE DEBT

     The Partnership's ability to make scheduled payments or to refinance its obligations with respect to its Indebtedness will depend on its financial and operating performance, which is subject to prevailing economic conditions and to certain financial, business and other factors beyond its control. If the Partnership's cash flow and capital resources are insufficient to fund its debt service obligations, the Partnership may be forced to reduce or delay planned expansion and capital expenditures, sell assets, obtain additional equity capital or restructure its debt. There can be no assurance that the Partnership's operating results, cash flow and capital resources will be sufficient for future payment of its Indebtedness. In the absence of such operating results and resources, the Partnership could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations. There can be no assurance as to the timing of such sales or the proceeds that the Partnership could realize therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." There can be no assurance that the Issuers will be able to repay their Indebtedness upon maturity. Any default by the Issuers under the Indebtedness, including the Mortgage Notes, would subject the Issuers to risk of foreclosure on substantially all of their assets to the extent necessary in order to repay any amounts due under the Indebtedness including, but not limited to, principal, interest, penalties or other costs and expenses incurred in the event of a default. Any such default would have a material adverse effect on the financial condition of the Partnership and the Issuers' ability to pay the Indebtedness, including the Notes.

SUBORDINATION; ASSET ENCUMBRANCES

     The Original Notes are, and the Exchange Notes will be, unsecured senior subordinated obligations of the Partnership and will be expressly subordinated in right of payment to all existing and future Senior Indebtedness, including the principal of, any premium, interest on, and all other amounts due on or payable under, the Mortgage Notes. As of December 31, 1997, on a pro forma basis after giving effect to the completion of the Resort Casino, the aggregate principal amount of the Issuers' outstanding Senior Indebtedness was $100.0 million (assuming issuance of all $100.0 million of the Mortgage Notes) and the Issuers had no outstanding Subordinated Obligations. As of March 31, 1998, the total outstanding Indebtedness of the Issuers ranking senior or pari passu with the Exchange Notes, and including $60.0 million of the Mortgage Notes, trade and other operating debt, is $60.0 million. As of the date of this Prospectus, the Issuers neither have any Restricted Subsidiary debt or anticipate incurring any such debt in the future. The Partnership also is permitted under the Indenture to incur additional Senior Indebtedness. By reason of such subordination, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Partnership or upon a default in payment with respect to, or the acceleration of, any Senior Indebtedness, the holders of Senior Indebtedness must be paid in full before the Note Holders are paid. Under such circumstances, the holders of any additional debt ranking pari passu with the Notes would be entitled to share ratably with the Note Holders in the proceeds of any distribution. This may have the effect of reducing the amount of proceeds paid to Note Holders. See "Description of the Notes."

     The Partnership has granted the Mortgage Notes lenders security interests in substantially all of the current and future assets of the Partnership, including a pledge of all of the issued and outstanding shares of capital stock of the Partnership's future subsidiaries. In the event of any default on secured Indebtedness, including the Mortgage Notes, the lenders of such Indebtedness will have a prior secured claim on the Partnership interests and assets. An attempted or actual foreclosure by any lenders would have a material adverse effect on the Issuers, the financial condition of the Partnership and the Issuers' ability to pay the Indebtedness, including the Notes.

RESTRICTIONS UNDER DEBT AGREEMENTS

     The Indenture contains covenants that, among other things, limit the ability of the Issuers and their Restricted Subsidiaries, if any, to incur additional Indebtedness, incur liens, pay dividends and make certain other restricted payments, make certain investments, consummate certain asset sales, enter into certain transactions with Affiliates, issue Subsidiary stock, create dividend or other payment restrictions affecting Restricted Subsidiaries, consolidate or merge with any other Person or transfer all or substantially all of the assets of the Issuers. See "Description of the Notes -- Certain Covenants." The Mortgage Notes and the up to $10.0 million revolving credit facility under the Credit Agreement, and any extensions, revisions, refinancings, restatements or replacements thereof (the "Revolving Credit Facility") contain restrictive covenants which generally are more restrictive than those in the Indenture and further limit the ability of the Issuers and their Subsidiaries to prepay Indebtedness (including the Notes). The Mortgage Notes and the Revolving Credit Facility require the Partnership to maintain specified consolidated financial ratios and satisfy certain consolidated financial tests. The Issuers' ability to meet those ratios and tests may be affected by events beyond their control, and there can be no assurance that the Issuers will meet those ratios and tests. A breach of any of the covenants under the Mortgage Notes, the Revolving Credit Facility or the Indenture could result in a default under other outstanding indebtedness, including the Mortgage Notes, the Revolving Credit Facility and the Indenture. If an event of default occurs under the Mortgage Notes or the Revolving Credit Facility, the lenders may elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If the Issuers are unable to repay those amounts, the lenders could proceed against the collateral pledged as security for the Indebtedness. Any such action taken by the lenders under the Mortgage Notes, the Revolving Credit Facility or other Indebtedness will likely result in an acceleration of the Indebtedness under the Notes. The Mortgage Notes or the Revolving Credit Facility are secured by substantially all of the real property and contract rights of the Partnership relating to the construction of the Resort Casino.

CONSTRUCTION AND BUDGET RISKS

     The Partnership has entered a guaranteed maximum price contract with J.A. Jones. While the Issuers believe that the nature of the guaranteed maximum price contract, plus $4.4 million of contingency and construction reserves and $26.0 million of forecasted cash at opening, will be sufficient to cover any construction-related overages, there can be no assurance that this will be the case. To provide additional protection against cost overruns, SCA's $3.0 million development fee will not be paid until the successful completion of the Resort Casino at or below the projected cost, including the contingency and construction completion reserve. The contingency and construction reserves equal approximately 3.3% of the $133.0 guaranteed maximum price under the Construction Contract.

     The Construction Contract contains a provision wherein the Partnership has given to J.A. Jones the right to act as agent for and execute all subcontracts and purchase orders as agent for, and on behalf of, the Partnership. There is a substantial risk that this relationship between the Partnership and J.A. Jones will result in, among other things, litigation against and liability of the Partnership rather than against J.A. Jones as is the case in the normal relationship between an owner and its contractor.

     Construction projects such as the construction of the Resort Casino entail significant risks, including, without limitation, shortages of skilled labor and materials, unforeseen engineering, environmental or geological problems, work stoppages, weather interference, floods and unanticipated cost increases. The anticipated costs and construction schedule are based upon budgets, conceptual design documents and construction schedule estimates prepared by the Partnership in consultation with the Architect, an independent construction estimation firm, and contractors. Construction, equipment or staffing problems or difficulties in obtaining any of the requisite licenses, permits, allocations and authorizations from regulatory authorities could increase the total cost, delay or prevent the construction or operation of the Resort Casino or otherwise affect the design and features of the Resort Casino. There can be no assurance that the budgeted cost of the Resort Casino will not be exceeded or that it will commence operations within the contemplated time frame, if at all.

DEPENDENCE ON KEY MARKETS

     The Partnership's success depends upon acceptance of the Resort Casino by visitors to Las Vegas, golfer/gamers and local Las Vegas residents. There can be no assurance that the population and economic strength of Summerlin and the surrounding area, including Las Vegas, will continue to grow, that the Partnership will be able to attract a sufficient number of local gamers or Hotel guests to the Resort Casino or that local gamers and the Hotel guests will seek the amenities offered by the Resort Casino. The Partnership's inability to attract a sufficient number of local gamers or Hotel guests may have a material adverse effect on the financial performance of the Partnership and the Issuers' ability to service the Indebtedness, including the Notes.

GAMING REGULATION

     Prior to the commencement of construction of the Resort Casino, Seven Circle Resorts of Nevada, Inc. ("SCRN"), a wholly-owned subsidiary of SCA, obtained a Nevada distributor's license from the Nevada Commission. In addition, the Swiss Parent and SCA were registered by the Nevada Gaming Authorities as a holding company and an intermediary company, respectively, of SCRN. Prior to opening the Resort Casino, the Partnership will apply for a nonrestricted Nevada gaming license and RAS will apply for registration as an intermediary company and/or licensing as a general partner, as applicable. The gaming operations and the ownership of securities of the Issuers are subject to extensive regulation by the Nevada Gaming Authorities, each of which has broad authority with respect to licensing and registration of entities and individuals involved with the Issuers, including the Note Holders.

     The Partnership and RAS, the general partner of the Partnership, may be required to disclose the identities of the Note Holders to the Nevada Gaming Authorities upon request. The Nevada Commission may, in its discretion, require the Note Holders to file an application, be investigated and be found suitable to hold the Notes. Additionally, the Nevada Commission may, in its discretion, require the holder of any debt security of an entity registered by the Nevada Commission as a publicly traded corporation (a "Registered Company") to file an application, be investigated and be found suitable to own the debt security of a Registered Company. If the Nevada Commission determines that a person is unsuitable (an "unsuitable person") to own the securities of a Registered Company, then, pursuant to the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the "Nevada Act"), the Registered Company may be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by an unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal redemption, conversion, exchange, liquidation, or similar transaction. The Partnership and RAS will be required to be registered by the Nevada Commission as Registered Companies upon the effectiveness of the Exchange Offer and the licensing of the Partnership.

     Each Note Holder shall be deemed to have agreed (to the extent permitted by law) that if the Nevada Gaming Authorities determine that a Note Holder or beneficial owner of the Notes must be found suitable for any reason and if the Note Holder or beneficial owner either refuses to file an application or is found to be an unsuitable person, the Note Holder shall dispose of the Holder's Notes within 30 days of a request by the Issuers or such other date if so ordered by the Nevada Gaming Authorities. Any Holder which refuses or fails to dispose of Notes will be deemed to have agreed to the foregoing restrictions on voting, remuneration, dividend and distribution payment and redemption. The Issuers also will have the right to redeem the Notes from any Holder at any time to prevent the loss or material impairment of a Gaming License or an application for a Gaming License.

     Although the Partnership and RAS believe that they will obtain all necessary Gaming Licenses prior to the completion of the Resort Casino, there can be no assurance that all Gaming Licenses will be obtained by the completion of the Resort Casino, if at all, given the complexity of the licensing procedures under the Nevada Act and the broad authority of the Nevada Gaming Authorities. A failure to obtain such Gaming Licenses by the Resort Casino's completion could have a material adverse effect on the financial performance of the Partnership and the Issuers' ability to service the Indebtedness, including the Notes, and, if not obtained within 180 days from the Commencement Date, will constitute a Default under the Indenture.

     The Nevada Gaming Authorities may, among other things, revoke the gaming license of any licensed entity (a "Licensee") or the registration of a Registered Company or any entity registered as a holding or intermediary company of a Licensee. In addition, the Nevada Gaming Authorities may revoke the license or finding of suitability of any officer, director, controlling person, shareholder, limited partner, noteholder or key employee of a licensed or registered entity. If the Gaming Licenses of the Issuers are revoked for any reason, the Nevada Gaming Authorities may require the closing of the Resort Casino, which would result in a material adverse effect on the financial performance of the Partnership and the Issuers' ability to service the Indebtedness, including the Notes. The Partnership and certain of its officers, directors, partners and key employees either will apply or have applied for licensing with the Nevada Gaming Authorities. In addition, prior to opening, the Partnership must apply for and receive a City of Las Vegas Gaming License and a liquor license.

     Upon the effectiveness of the Exchange Offer, the Partnership and RAS will each be a "publicly traded corporation" under the Nevada Act. In order for an entity that is a "publicly traded corporation" to receive a gaming license, the Nevada Commission must grant an exemption to the Partnership from a regulatory provision in the Nevada Act which makes publicly traded corporations ineligible to apply for or hold a gaming license. However, the Nevada Commission has exempted companies from this provision in the past and has granted gaming licenses to publicly traded corporations. The Partnership intends to apply for an exemption from this eligibility requirement (the "Exemption") in connection with its application for a Gaming License. In connection with licensing and receipt of the Exemption, RAS and the Partnership will each be required to be registered by the Nevada Commission as a Registered Company. After becoming a Registered Company, neither the Partnership nor RAS may make a public offering of any securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a finding, recommendation or approval by the Nevada Board or the Nevada Commission as to the accuracy or adequacy of the Prospectus or the investment merits of the securities. Any representation to the contrary is unlawful.

     The regulations of the Nevada Board and the Nevada Commission also provide that any entity which is not an "affiliated company," as defined in the Nevada Act, or which is not otherwise subject to the provisions of the Nevada Act, such as the Partnership and RAS, which plans to make a public offering of securities, the proceeds from which are intended for the construction or operation of gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes, may apply to the Nevada Commission for prior approval of such offering. The Nevada Commission may find an applicant unsuitable based solely on its failure to submit such an application, unless upon a written request for a ruling, the Nevada Board Chairman has ruled that it is not necessary to submit such an application. The Exchange Offer will qualify as a public offering. The Issuers have filed a written request (the "Ruling Request") with the Nevada Board Chairman for a ruling that it is not necessary to submit the Exchange Offer for prior approval. On March 27, 1998, the Nevada Board Chairman granted the Issuers' Ruling Request, ruling that the Exchange Offer need not be submitted to the Nevada Board or the Nevada Commission for prior approval.

     In addition, if the Partnership and RAS are each registered as a Registered Company and have been granted certain exemptions by the Nevada Commission, any beneficial owner of the Partnership's or RAS's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability determined. Beneficial owners of more than 10.0% of a Registered Company's voting securities must apply for a finding of suitability within thirty days after the Chairman of the Nevada Board mails written notice requiring such filing. Under certain circumstances, an "institutional investor" beneficially owning more than 10.0% but not more than 15.0% of the Partnership's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability requirements. In any event, the applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation. See "Regulation and Licensing -- Nevada" and "Description of the Notes -- Optional
Redemption -- Regulatory Redemption".

     The Swiss Parent and SCA are subject to the jurisdiction of other gaming authorities in the United States, including the Colorado Limited Gaming Control Commission, the State of North Dakota Attorney General's Office, the Standing Rock Tribal Gaming Commission and the National Indian Gaming Commission as well as European gaming authorities. Should any of these other gaming authorities take certain actions against the Swiss Parent, SCA or a corporate affiliate of the Issuers, such action could have a material adverse effect on the Partnership's ability to obtain or maintain a Nevada gaming license and additional sanctions could be imposed by Nevada gaming authorities for regulatory violations outside the State of Nevada. See "Regulation and Licensing."

AVAILABILITY AND RETENTION OF KEY MANAGEMENT AND OTHER EMPLOYEES

     The development, construction and successful commercialization of the Resort Casino require a highly skilled and experienced team of managers. The Partnership is highly dependent on the efforts and abilities of RAS, its general partner, and the senior management of RAS, particularly Mr. McMullan, President and Chief Executive Officer of RAS; Mr. Fonseca, the Senior Vice President of Gaming Operations of RAS; Mr. Boshoff, the Senior Vice President of Slot Operations of RAS; Mr. Tipton, the Senior Vice President, Chief Financial Officer and General Counsel of RAS; and Mr. Smith, the Financial Controller of RAS. Additionally, the quality of hires associated with the hotel and gaming operations will be critical to the success of the Resort Casino. It may be difficult to attract, retain and train qualified employees due to its location and that other facilities may be approaching completion. A failure to attract or retain qualified management and personnel at all levels or the loss of any of RAS's key executives could have a material adverse effect on the financial performance of the Partnership and the Issuers' ability to service the Indebtedness, including the Notes.

     Messrs. McMullan, Fonseca, Boshoff, Tipton and Smith are employees of, and will be compensated by, SCR which will provide substantially all management and general and administrative services to the Partnership for a fee of approximately $2.0 million plus 65.0% (estimated to be approximately $100,000) of SCR's overhead for 1998, subject to renegotiation annually for future years. SCR is engaged in the business of developing, commercializing and managing gaming and resort destinations, presently manages a destination in North Dakota and is preliminarily exploring potential projects elsewhere. SCR's parent, SCA, owns and manages a property in Colorado. Each of Messrs. McMullan, Fonseca, Boshoff, Tipton and Smith, as employees of SCR, currently are engaged, and in the future will engage, in the development and management of SCR's other businesses and properties. They will devote only as much of their time to the business of the Partnership as they, in their judgment, deem to be reasonably required, which will be less than their full time. These officers and directors may experience conflicts of interest in allocating management time, services and functions among the Partnership and the various other business activities of SCR.

COMPETITION


     Both the gaming and resort hotel industries are highly fragmented and characterized by a high degree of competition among a large number of participants. Many of the Partnership's competitors are much larger than the Partnership and have substantially greater resources. The Resort Casino will face competition from all other casinos and hotels in the Las Vegas area, including competitors that primarily target local residents and casinos and hotels located on the Strip, on the Boulder Highway and in downtown Las Vegas. The Resort Casino also will face competition from non-hotel gaming facilities that target local residents of Las Vegas. Several new hotel casinos either have recently opened or currently are under construction on the Strip, including Monte Carlo, a 3,000-room hotel casino which opened in June 1996; New York-New York, a 2,000-room hotel-casino which opened in January 1997; the Venetian, a 3,000 room hotel casino, with plans to expand to 6,000 rooms which is expected to open in April 1999; and Bellagio, a 3,000-room hotel casino which is expected to open during 1998. In addition, several new projects and expansions have been announced including Paris, Mandalay Bay, Lake Las Vegas, Mountain Spa, Ritz Carlton and Marriott Marquis at MGM Grand and the Aladdin, each of which may be completed within the next several years and would significantly increase the total number of hotel rooms and gaming capacity in Las Vegas and its environs. In addition, Coast Resorts has announced plans to build The Sundance Casino a short distance from the Resort Casino on Rampart Boulevard. The construction of new properties and the expansion or enhancement of existing properties by competitors may have a material adverse effect on the financial performance of the Partnership and the Issuers' ability to service the Indebtedness, including the Notes.


     The Partnership holds rights of first offer (the "Right of First Offer") granted by HHP with respect to four other potential gaming sites in Summerlin. The Partnership's ability to develop these sites is dependent upon numerous factors, including the timing of the receipt of a Right of First Offer, the financial condition of the Partnership, the ability of the Partnership to finance the development of the Resort Casino Site, and other factors, many of which are beyond control of the Partnership. Development of one or more of these sites by one or more competitors of the Partnership may have a material adverse effect on the financial condition of the Partnership and the Issuers' ability to service the Indebtedness, including the Notes.

     The Partnership will also compete for gaming customers with casinos located in the Laughlin and Reno-Lake Tahoe areas of Nevada; in Atlantic City, New Jersey; and in other parts of the world, including gaming on cruise ships and international gaming operations, as well as with state-sponsored lotteries, on- and off-track wagering, card parlors, riverboat, dockside, land-based and Native American gaming ventures and other forms of legalized gaming in the United States. In addition, several states recently have legalized, and several other states are currently considering legalizing, casino gaming. The development of casino properties similar to those in Las Vegas in areas close to Nevada, particularly California and Arizona, may have a material adverse effect on the financial condition of the Partnership and the ability of the Issuers to service the Indebtedness, including the Notes.

POSSIBLE LEGISLATION

     In May 1996, a U.S. Senate committee established the Gambling Impact Study Commission ("GISC") to conduct a comprehensive study of all matters relating to the impact of gaming in the United States. No later than 18 months after the enactment of such legislation, GISC was required to issue a report containing its findings and conclusions, together with recommendations for legislation and administrative actions. Any such recommendations, if enacted into law, could adversely impact the gaming industry and have a material adverse effect on the financial condition of the Partnership and the Issuers' ability to service the Indebtedness, including the Notes. As of the date of this Prospectus, GISC has not issued a report.

     The Nevada legislature has, from time to time, considered imposing additional state taxes on all gaming establishments. Any material increase in taxes, or the imposition of any additional taxes or fees on the Partnership, could have a material adverse effect on the financial condition of the Partnership and the Issuers' ability to service the Indebtedness, including the Notes.

REGENT INTERNATIONAL FRANCHISE

     The Partnership has entered into an agreement with Regent International, an affiliate of the Carlson Hospitality group. Although Regent International plans on expanding into the U.S. market, it currently only has one franchisee in the U.S. and does not currently have significant brand name recognition domestically. Failure of Regent International to penetrate the U.S. market and obtain brand name recognition may have a material adverse effect on the financial condition of the Partnership and the Issuers' ability to service the Indebtedness, including the Notes.

     The Partnership selected Regent International, in part, on the expectation that the Hotels will receive five-star ratings by one or more rating organizations. Although Regent International hotels have been granted five-star ratings in the past, there can be no assurance that the Hotels will receive a five-star rating. The failure of the Hotels to obtain a five-star rating could have a material adverse effect on the financial condition of the Partnership and the Issuers' ability to service the Indebtedness, including the Notes.

CONTROL BY SIGNIFICANT STOCKHOLDER

     Upon consummation of the Exchange Offer, SCA will own 91.26% of the outstanding equity interests of the Partnership and 100.0% of the outstanding stock of RAS, the general partner of the Partnership, and will be able to control the affairs of RAS and the Partnership. SCA is controlled by Mr. Jecklin, the Chairman of the Board of RAS, through the Swiss Parent and certain voting arrangements that expire in 2004. By virtue of such ownership, SCA will have the power to direct the affairs of the Partnership and to determine the outcome of all matters required to be submitted to the limited partners of the Partnership for approval, including any amendments to the Agreement of Limited Partnership, as amended, of the Partnership (the "Partnership Agreement"). The interest of SCA as equity holders may differ from the interest of the Note Holders. See "-- Competition," "Certain Transactions" and "Ownership of Interests."

FRAUDULENT CONVEYANCES AND PREFERENTIAL TRANSFERS

     The ability of the Note Holders to enforce the Notes or any Subsidiary Guarantees may be limited by certain fraudulent conveyance and revocatory laws, which may be used by a court to avoid or subordinate the Notes or Subsidiary Guarantees. The requirements for establishing a fraudulent conveyance or revocatory transfer vary depending on the law of the jurisdiction being applied. Generally, if under federal and certain state statutes in a bankruptcy, reorganization, rehabilitation or similar proceeding in respect of the Issuers or a Guarantor, or in a lawsuit by or on behalf of creditors against the Issuers or a Guarantor, a court were to find that (i) the Issuers or the Guarantor incurred Indebtedness in connection with the Notes (including the Subsidiary Guarantee) with the intent of hindering, delaying or defrauding current or future creditors of the Issuers or the Guarantor, or (ii) the Issuers or the Guarantor received less than reasonably equivalent value or fair consideration for incurring the Indebtedness for the Notes (including the Subsidiary Guarantee) and the Issuers or the Guarantor (a) were insolvent at the time of the incurrence of the Indebtedness for the Notes (including the Subsidiary Guarantee), (b) were rendered insolvent by incurring the Indebtedness for the Notes (including the Subsidiary Guarantee), (c) were engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital, or (d) were intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could void in whole or in part the obligations of the Issuers or the Guarantor in connection with the Notes (including the Subsidiary Guarantee) and/or subordinate claims of the Note Holder (including the Subsidiary Guarantee) to all other debts of the Issuers or the Guarantor, including the Senior Indebtedness. If the obligations of the Issuers or a Guarantor for the Notes (including a Subsidiary Guarantee) were subordinated to all such debt, there can be no assurance that, after payment of the other debts of the Issuers or the Guarantor, there would be sufficient assets to pay such subordinated claims for the Notes or the Subsidiary Guarantee.

     The measures of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction being applied in any such proceeding. Generally, however, an entity will be considered insolvent if the sum of its respective debts was greater than the fair saleable value of all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts, as they become absolute and matured.

     If certain bankruptcy or insolvency proceedings were initiated by or against an Issuer or any Guarantor within 90 days after any payment by such Issuer or such Guarantor with respect to the Notes or a Subsidiary Guarantee, respectively, or after the issuance of any Subsidiary Guarantee, or if the Partnership or such Guarantor, as applicable, anticipated becoming insolvent at the time of such payment or issuance, all or a portion of such payment, or, in the case of the issuance of a Subsidiary Guarantee, such Subsidiary Guarantee, could be voided as a preferential transfer under federal bankruptcy or applicable state insolvency law, and the recipient of such payment could be required to return such payment.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Note Holder will have the right to require the Issuers to repurchase for cash all or any part of such Holder's Notes for 101.0% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. A Change of Control is (i) any sale, lease, exchange or other transfer (collectively, a "Transfer") (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership and its Subsidiaries; (ii) the adoption of a plan relating to the liquidation or dissolution of the Partnership; (iii) RAS ceasing to be the sole General Partner of the Partnership; or (iv) the Existing Partners failing to own in the aggregate, directly or indirectly, at least 50.0% of the General Partner.

     If any amounts are owing under the Credit Facilities, at the time of a Change of Control, the Issuers will be required to (i) repay in full all obligations under the Credit Facilities, (ii) offer to repay in full the Credit Facilities and repay the Credit Facilities to each lender who has accepted such offer, or (iii) obtain the consents of the lenders under the Credit Facilities to repurchase the Notes. The Issuers will be required to comply with the provisions described in the preceding sentence prior to complying with their obligations to repurchase Notes in the event of a Change of Control. The Credit Facilities lenders are not legally or otherwise obligated to consent to a repurchase of the Notes by the Issuers following a Change of Control and may be entitled to withhold their consent to the repurchase of the Notes for any reason or for no reason. A Change of Control could occur at a time when the Issuers are financially unable to repay the Credit Facilities and/or to repurchase the Notes. The Issuers have not established, and do not intend to establish, any reserves or sinking funds for the repayment of the Credit Facilities or the repurchase of the Notes following a Change of Control or otherwise and have not received a commitment from any lender to refinance the Indebtedness under the Credit Facilities or the Notes obligations in the event of a Change of Control or otherwise. The failure or inability of the Issuers to repay the Credit Facilities and/or repurchase the Notes following a Change of Control will constitute Events of Default under both the Credit Facilities and the Indenture. See "Description of the Notes -- Change of Control"

ENVIRONMENTAL RISKS AND REGULATION

     As is the case with any owner or operator of real property, the Partnership is subject to a variety of federal, state and local governmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. Failure to comply with environmental laws could result in the imposition of severe penalties or restrictions on operations by government agencies or courts of law which could adversely affect operations. The Partnership does not have environmental liability insurance to cover most such events, and the environmental liability insurance coverage it maintains to cover certain events includes significant limitations and exclusions. In addition, if the Partnership discovers any significant environmental contamination affecting any of its properties, the Partnership could face material remediation costs or additional development costs for future expansion activities. See
"Business -- Properties."

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and remediate hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to private parties for property damage and for investigation and remediation costs incurred by such parties in connection with the contamination. Such laws typically impose remediation responsibility and liability without regard to whether the owner knew or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure properly to remediate the contamination on such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility also may be liable for the costs of removal or remediation of hazardous or toxic substances at such disposal or treatment facility, whether or not such facility is owned or operated by such person. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs incurred in connection with the contamination. Finally, the owner of a site may be subject to common law claims by third parties for damages and costs resulting from environmental contamination emanating from such site.

     Certain federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACM") when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for release of ACM and may permit third parties to seek recovery from owners or operators for personal injury resulting from ACM. In connection with its ownership and operation of the properties, the Partnership potentially may be liable for such costs.

     The Partnership is not aware of any environmental liability that the Partnership believes could have a material adverse effect on the Partnership's financial condition or the Issuers' ability to pay the Indebtedness, including the Notes. Nevertheless, it is possible that there are material environmental liabilities of which the Partnership is unaware. Moreover, there is no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Resort Casino Site or any future properties will not be affected by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks) or third parties unrelated to the Partnership.

     The Partnership has not been notified by any governmental authority, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with ownership of the Resort Casino Site.

AMERICANS WITH DISABILITIES ACT COMPLIANCE

     Under the American with Disabilities Act (the "ADA") places of public accommodation or commercial facilities are required to meet certain federal requirements for access and use by disabled persons. Although the Partnership believes the Resort Casino Site is in material compliance with the ADA, the Partnership may incur additional costs in connection with ADA compliance in the future. Also, the ADA and other federal, state and local laws and regulations concerning access by disabled persons may require modifications to the Partnership's properties. Non-compliance with the ADA could result in the imposition of fines, awards of damages to private litigants or an order to correct non-compliance.

REDEMPTION AND/OR DISPOSAL OF NOTES PURSUANT TO REGULATORY REQUIREMENTS

     If a Holder or beneficial owner of a Note is required by any Gaming Authority to be found suitable, such Holder will be required to apply for a finding of suitability within 30 days after request of the Gaming Authority or such other time prescribed by the Gaming Authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a Holder or beneficial owner is required to be found suitable and is not found suitable by the Gaming Authority, such person may be required pursuant to the terms of the Notes or law to dispose of the Notes. If a Gaming Authority determines that a person is unsuitable to own the Notes, then the Issuers may be subject to sanctions, including the loss of their regulatory approvals, if, without the prior approval of the applicable Gaming Authority, they (i) pay to the unsuitable person any dividend, interest or any distribution whatsoever, (ii) recognize any voting rights by the unsuitable person in connection with the Notes, (iii) pay the unsuitable person remuneration in any form, or (iv) make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction. Further, if the Holder or beneficial owner of the Notes is required to be found suitable and is not found suitable by a Gaming Authority, (i) such person shall, upon request of the Issuers, dispose of the person's Notes within 30 days or within the time prescribed by such Gaming Authority, whichever is earlier (and if not so disposed of, the person is deemed to agree to be bound by the restrictions described in the previous sentence), or (ii) the Issuers may, at their option, redeem the person's Notes at the lesser of (a) the principal amount thereof, (b) the fair market value of the Notes, or (c) the price at which the Notes were acquired by the person, in any case, without accrued and unpaid interest to the date of the finding of unsuitability by the Gaming Authority, unless payment of such interest is permitted by the Gaming Authority. See "Regulation and Licensing -- Nevada" and "Description of the Notes -- Optional Redemption -- Regulatory Redemption."

ORIGINAL ISSUE DISCOUNT

     The Original Notes were issued with OID (the difference between the stated redemption price at maturity of the Original Notes and the portion of the issue price of the Units allocable to the Original Notes) for U.S. federal income tax purposes. OID accrues from the Issue Date and generally will be includable as interest income in the U.S. Holder's gross income for U.S. federal income tax purposes in advance of the cash payments to which the income is attributable. If a bankruptcy case is commenced by or against the Partnership under the United States Bankruptcy Code (the "Bankruptcy Code") after the issuance of the Notes, the claim of a Note Holder with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price allocable to the Notes and (ii) the portion of OID which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any OID that was not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest." See "Certain U.S. Federal Income Tax Consequences."

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFER

     The Original Notes were issued to, and, the Company believes, are currently owned by, a relatively small number of beneficial owners. Prior to the Exchange Offer, there has not been any public market for the Original Notes. The Original Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by Holders who are entitled to participate in the Exchange Offer. The Original Note Holders (other than any Holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement for such Original Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchaser has advised the Company that it currently intends to make a market in the Exchange Notes, but it is not obligated to do so and may discontinue market making at any time. In addition, any market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of any Shelf Registration Statement. No assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or develops and is not maintained, Holders may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. Any market for the Exchange Notes which develops may be discontinued at any time.

     If a public trading market develops for the Exchange Notes, future trading prices will depend on many factors including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on these and other factors, the Exchange Notes may trade at a discount from their principal amount.

CONSEQUENCES OF FAILURE TO EXCHANGE ORIGINAL NOTES

     Original Note Holders who do not tender will remain subject to the restrictions on transfer of the Original Notes which were issued in a private transaction and were not registered under the Securities Act and applicable state securities laws. In general, the Original Notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. The Company does not intend to register the Original Notes under the Securities Act. Any Original Note Holder who tenders in the Exchange Offer for the purpose of participating in a distribution may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale. To the extent Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes not tendered could be adversely affected. See "The Exchange Offer."

                                USE OF PROCEEDS

     There will be no cash proceeds payable to the Partnership from the issuance of the Exchange Notes pursuant to the Exchange Offer. The proceeds from the 144A Offering, together with the proceeds from the Mortgage Notes and equity contributions, are being used to construct, develop and equip the Resort Casino as described below:

                          USES                             $ IN MILLIONS
                          ----                             -------------
Land(1)..................................................     $ 17.8
Construction Contract Costs(2)...........................      133.0
FF&E, Gaming Equipment and MIS(3)........................       48.5
Construction Soft Costs(4)...............................        9.8
Net Working Capital(5)...................................        5.9
Cash Interest and Fees, Net(6)...........................        0.3
Licenses, Taxes and Fees.................................        7.8
Pre-Opening Expenses.....................................       14.3
Contingency and Construction Completion Reserves(7)......        4.4
Interest in Escrow(8)....................................       12.4
Transaction Fees and Expenses............................       13.3
                                                              ------
          Total Uses.....................................     $267.5
                                                              ======

---------------

(1) Land acquisition cost paid in August 1996 was $16.6 million for the purchase of the 54.5 acre Resort Casino Site and option fees totalling $1.2 million to obtain option rights with respect to the Option Parcel, which were assigned to SCA prior to the completion of the 144A Offering. See "Certain Transactions -- Option and Right of First Offer."

(2) The Partnership has executed the $133.0 million maximum amount Construction Contract with J.A. Jones and the Construction Management Contract with Rider Hunt.

(3) The Partnership has the ability to lease up to $15.0 million of additional furniture, fixtures and equipment.

(4) Construction soft costs consist principally of architectural, engineering and sewer and water connection fees.

(5) Net working capital represents principally cash for the Resort Casino and four months prepaid gaming taxes.

(6) The Resort Casino is scheduled to open in April 1999. "Cash Interest and Fees, Net" equals the total of interest expense and commitment fees on the Mortgage Notes, net of interest income.

(7) Contingency and construction completion reserves represent principally cash available for construction cost overruns, if any, in addition to other cost overrun provisions.

(8) Interest in escrow represents principally five quarters of interest on the Mortgage Notes based on an estimated interest rate of 9.95%.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Partnership as of March 31, 1998 after the completion of the 144A Offering. This table should be read in conjunction with the financial statements and the notes thereto, "Use of Proceeds," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                       ACTUAL    AS ADJUSTED(1)
                                                       ------    --------------
                                                            (IN MILLIONS)
Long-term debt:
  Mortgage Notes.....................................  $ 60.0        $100.0
  Original Notes(2)..................................    94.2          94.2
  Warrants(2)........................................     7.6           7.6
                                                       ------        ------
     Total long-term debt............................   161.8         201.8

Partners' capital:
     Partners' contributed capital(3)................    65.8          65.8
     Deficit accumulated during development stage....    (4.3)         (4.3)
                                                       ------        ------
          Total partnership interest.................    61.5          61.5
                                                       ------        ------
          Total capitalization.......................  $223.3        $263.3
                                                       ======        ======

---------------

(1) Adjusted capitalization includes the remaining $40.0 million of Mortgage Notes commitment.

(2) Through June 15, 1999, interest is payable in arrears in either cash or by issuing additional Notes. The Issuers expect to pay interest through June 15, 1999 by issuing additional Notes, which would increase the principal amount of the Notes to $120.8 million, assuming an interest rate of 13.0%. For GAAP purposes the Partnership has allocated the $100.0 million of proceeds from the sale of the Units as follows (in millions):

Original Notes......................   $94.1
Warrants............................     5.9
                                      ------
Total...............................  $100.0
                                      ======

    The $5.9 million of OID on the issue of the Original Notes will be amortized over the term of the Original Notes using the effective interest method. The Partnership accrues additional interest in connection with the Warrants. See
    Note 2 to the Financial Statements.

(3) The components of partners' contributed capital are (i) approximately $63.0 million in cash from SCA, and (ii) approximately $4.5 million in cash from other limited partners less (iii) $500,000 of licensing costs carried on the books of SCRN and (iv) $1.2 million of option payments assigned to SCA. See "Certain Transactions -- Option and Right of First Offer."

     Contributed capital of RAS at March 31, 1998 is $682,500 (actual and as adjusted). RAS has no long-term debt.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated financial data set forth below as of December 31, 1997 and December 31, 1996, for the year ended December 31, 1997, and for the period from inception through December 31, 1996, have been derived from the financial statements of RAS and the Partnership included elsewhere herein which have been audited by Ernst & Young LLP, independent auditors, and should be read in conjunction with those financial statements (including the notes thereto) and with "Management's Discussion and Analysis of Financial Condition and Results of Operations", all appearing elsewhere in this Prospectus. The statement of operations data for the three months ended March 31, 1998 and March 31, 1997 and the selected balance sheet data as of March 31, 1998 have been derived from the unaudited financial statements of RAS and the Partnership appearing elsewhere in this Prospectus which, in the opinion of management, reflect all adjustments (consisting solely of nominal recurring adjustments) necessary for a fair presentation. Results of operations for interim periods are not necessarily indicative of future or full year results.

                                         THREE MONTHS ENDED MARCH 31,     YEAR ENDED DECEMBER 31,
                                         -----------------------------   --------------------------
           RAS CONSOLIDATED                  1998            1997            1997          1996
           ----------------              -------------   -------------   ------------   -----------
Statement of Operations Data:
  Revenues.............................  $         --    $         --    $         --   $        --
Costs and Expenses:
  General and administrative...........       153,404           2,801         498,427        84,458
  Depreciation and amortization........       519,524              --         113,312            --
Other Income (Expense):
  Interest income......................     2,571,648              --          41,255            --
  Interest expense.....................    (5,481,349)             --         (48,346)           --
                                         ------------    ------------    ------------   -----------
Loss before limited partners'
  interests............................    (3,582,629)         (2,801)       (618,830)      (84,458)
Limited partners' interests............    (3,546,803)         (2,773)       (608,145)      (83,613)
                                         ------------    ------------    ------------   -----------
Net loss...............................  $    (35,826)   $        (28)   $    (10,685)  $      (845)
                                         ============    ============    ============   ===========

                                                       MARCH 31,            DECEMBER 31,
                                                      ------------   --------------------------
                                                          1998           1997          1996
                                                      ------------   ------------   -----------
Balance Sheet Data:
  Cash and cash equivalents.........................  $ 82,862,654   $175,491,628   $        --
  Short term investments............................    86,226,508             --            --
  Property and equipment, net.......................    33,389,085     20,871,112    17,154,547
  Total assets......................................   233,903,005    226,237,440    18,646,981
  Total current liabilities.........................    10,567,924      1,127,313            --
  Long-term debt, net of discount...................   154,188,650    154,131,067            --
  Warrants redeemable for partnership interest......     7,619,565      5,869,565            --
  Total liabilities.................................   172,376,139    161,127,945    18,146,826
  Total stockholder's equity........................       635,144        670,970       500,155
  Total liabilities, limited partners' interest and
     stockholder's equity...........................   233,903,005    226,237,440    18,646,981

                                                 THREE MONTHS ENDED
                                                      MARCH 31,         YEAR ENDED DECEMBER 31,
                                                ---------------------   ------------------------
               THE PARTNERSHIP                     1998        1997         1997          1996
               ---------------                  -----------   -------   -------------   --------
Statement of Operations Data:
  Revenues....................................  $        --   $    --   $          --   $     --
Cost and Expenses:
  General and administrative..................      153,404     2,801         493,885     84,458
  Depreciation and amortization...............      519,524        --         113,312         --
Other Income (Expense):
  Interest income.............................    2,571,648        --          41,255         --
  Interest expense............................   (5,481,349)       --         (48,346)        --
                                                -----------   -------   -------------   --------
Net loss......................................  $(3,582,629)  $(2,801)  $    (614,288)  $(84,458)
                                                ===========   =======   =============   ========

                                                       MARCH 31,            DECEMBER 31,
                                                      ------------   --------------------------
                                                          1998           1997          1996
                                                      ------------   ------------   -----------
Balance Sheet Data:
  Cash and cash equivalents.........................  $ 82,858,686   $175,487,660   $        --
  Short term investments............................    86,226,508             --            --
  Property and equipment, net.......................    33,389,085     20,871,112    17,154,547
  Total assets......................................   233,899,037    226,233,472    18,645,981
  Total current liabilities.........................    10,566,914      1,126,303            --
  Long-term debt, net of discount...................   154,188,650    154,131,067            --
  Warrants redeemable for partnership interest......     7,619,565      5,869,565            --
  Total liabilities.................................   172,375,129    161,126,935            --
  Total partnership interest........................    61,523,908     65,106,537    18,645,981
  Total liabilities and partnership interest........   233,899,037    226,233,472    18,645,981

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Partnership should be read in conjunction with the information contained in the Financial Statements, including the notes thereto, and the other financial information appearing elsewhere in this Prospectus. The following discussion includes forward-looking statements that involve certain risks and uncertainties. See "Risk Factors."

DEVELOPMENT ACTIVITIES

     The Partnership is constructing, and will own and operate, the Resort Casino which is expected to include two luxury hotel facilities, a casino, a spa and fitness center, and a retail, meeting and entertainment complex in Las Vegas, Nevada. The Resort Casino is expected to commence operations in the second quarter of 1999. Construction of the Resort Casino began in January 1998.

RESULTS OF OPERATIONS

     RAS was incorporated in Nevada in June 1996, and the Partnership was formed in Nevada in August 1996. Because the Issuers are in the development stage and have had no significant operating results, the results of operations are not discussed. See the Financial Statements for the Issuers' historical results of operation.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 1998, approximately $64.2 million ($51.4 million as of December 31, 1997) of the estimated total project cost of $267.5 million had been expended or incurred to fund construction and development of the Resort Casino. Of the costs incurred, approximately $32.2 million represents land, construction in progress and furniture, fixtures and equipment, and the balance represents related development costs, financing costs and funds deposited into the Mortgage Notes interest escrow account.

     The remaining construction and development costs for the Resort Casino are expected to be funded from a combination of (i) gross proceeds from the offering of the Mortgage Notes of approximately $100.0 million, (ii) gross proceeds from the 144A Offering of approximately $100.0 million, and (iii) the Equity Contribution, which was fully funded prior to the closing date of the 144A Offering. See "Use of Proceeds" and "Description of the Notes." There were no changes in the Partnership's capital resources between December 31, 1997 and March 31, 1998.

     The Mortgage Notes consist of up to $100.0 million of loans ("Construction Loans") which may be used to finance construction of the Resort Casino, with the principal amount of Construction Loans outstanding on the Commencement Date to convert into term loans (the "Term Loans"). Construction Loans and Term Loans may not be re-borrowed once repaid. Advances on the Construction Loans may be made after the Issue Date pursuant to a maximum of four drawdowns (each a "Drawdown"), of at least $10.0 million each on a quarter end from March 31, 1998 through March 31, 1999. See "Certain Material Agreements -- Disbursement Agreement." In addition, a portion, if any, of the maximum $100.0 million not incurred as Construction Loans (but not in excess of $10.0 million) will be made available on and after the Commencement Date under the Revolving Credit Facility which will be available from the Commencement Date to March 31, 2004 (the "Maturity Date"). The Partnership may obtain additional sources of liquidity, if necessary, including (i) up to $15.0 million of lease financing for furniture, fixtures and equipment and (ii) up to $5.0 million of unsecured debt.

     The funds provided by these sources are expected to be sufficient to develop, construct and commence operations of the Resort Casino assuming there are no significant delays, material cost or construction cost overruns or that any delays, material cost and construction cost overruns are covered by (i) the Partnership's contingency and construction completion reserves of $4.4 million,
(ii) the subordination of SCA's $3.0 million development fee and (iii) various insurance policies. See "Insurance Requirements."

     Based on current cash balances and anticipated expenditures, management estimates a cash balance upon opening of the Resort Casino of $26.0 million, comprised of (i) $1.7 million for casino bankroll; (ii) $200,000 for slot machine coin inventory; (iii) $12.4 million of Mortgage Notes interest escrow;
(iv) $4.4 million of unspent project contingency and reserves; (v) a $6.7 million general contractor retention; and (vi) $600,000 of construction and preopening payables.

     Beginning with the scheduled opening of the Resort Casino in April 1999 the Issuers expect to fund their operations, capital requirements and debt service obligations from (i) operating cash flow; (ii) a forecasted cash balance upon opening of $26.0 million; (iii) additional indebtedness of up to $10.0 million under the Revolving Credit Facility; and (iv) any remaining financing permitted under the Credit Agreement and the Indenture. Such financing is subject to certain conditions, including completion of the Resort Casino. See "Risk Factors."

     Management believes that forecasted cash balances, operating cash flow and additional borrowings allowed under the Credit Agreement and the Indenture will provide the Partnership with sufficient resources to meet its existing debt obligations and foreseeable capital expenditure requirements.

     Although no additional funding for the Resort Casino is currently contemplated (other than described above), the Partnership may seek, if necessary and to the extent permitted under the Mortgage Notes and the Notes, additional financing through additional bank borrowings or debt or equity financing. There can be no assurance that additional financing, if needed, will be available to the Partnership and, if available, that the financing will be on terms favorable to the Partnership. Finally, there can be no assurance that new business developments or other unforeseen events will not occur resulting in the need to raise additional funds.

YEAR 2000 COMPLIANCE

     The Year 2000 issue is the result of computer programs being written using two digit dates rather than four to define the applicable year. As a result, those programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in similar business activities.

     Due to the Issuers' current development stage status and lack of significant operations, management believes the cost of its Year 2000 compliance program will not be material. The Issuers are currently operating computer systems purchased during the last two years and accordingly believe that these systems will not require significant modifications in order to achieve Year 2000 compliance. The Issuers are in the process of selecting computer operating systems for the Resort Casino and will obtain confirmation from the vendor that the systems are Year 2000 compliant prior to installation. Accordingly, it is not expected that the Issuers will incur significant amounts to modify the Resort Casino's systems for Year 2000 compliance. There can be no assurance that the systems of other companies on which the Issuers may rely, such as vendors, will be properly converted before year 2000 or that failure to convert by another company will not have an adverse effect on the Issuers' operations.

                                    BUSINESS
GENERAL

     The Partnership plans to construct, own and operate the Resort Casino, a Mediterranean-style luxury hotel, casino and spa complex, to be located approximately nine miles from the Strip and approximately a 20 minute drive from McCarran International Airport. The Resort Casino Site is located at the gateway to Summerlin, a 22,500-acre land development of HHP. The Resort Casino is designed to offer a complete range of amenities including two five-star hotels with a total of 476 rooms and 80 suites, a 50,000 square foot gaming facility, a 40,000 square foot state-of-the-art spa and fitness facility, up to eight restaurants of varied cuisine and an indoor/outdoor buffet, a 60,000 square foot lifestyle complex, and a 50,000 square foot conference and banquet center. The Resort Casino presently has the right to reserve up to 50.0%, and may in the future exercise its option for the right to reserve up to 75.0%, of the tee times at the adjoining TPC Canyons, home to the Senior PGA Tour's Las Vegas Senior Classic, and the Resort Casino Site is located near eight additional golf courses. Construction of the Resort Casino began in January 1998 with an opening to the general public scheduled for April 1999.

     RAS was incorporated in Nevada in June 1996, and the Partnership was formed as a limited partnership in Nevada in August 1996. SCA is the owner of 91.26% of the issued and outstanding Partnership interests and the sole owner of RAS. SCA is 99.0% owned in the aggregate by certain of its officers and directors. See "Management" and "Ownership of Interests." The executive offices of the Issuers are located at 1160 Town Center Drive, Suite 200, Las Vegas, Nevada 89134 and the telephone number is (702) 869-7000.

BUSINESS AND MARKETING STRATEGY

     The Partnership's business and the goal of its marketing strategy is to (i) create the Resort Casino as a premier off-Strip location with geographic exclusivity, (ii) deliver superior and market-unique resort amenities within the local off-Strip market, (iii) target middle- to upper-income customers, (iv) capitalize on its marquee hotel flag and extensive travel network relationship,
(v) carefully manage construction costs and risks with a proven design and build team, and (vi) leverage management's track record and continuity.

     - CREATE A PREMIER OFF-STRIP LOCATION WITH GEOGRAPHIC EXCLUSIVITY. The Issuers believe that, at the time of its completion, the Resort Casino will to be the only luxury destination of its kind in the United States with gaming and nine golf courses within a five minute drive. The Resort Casino will be situated at the gateway to Summerlin which is projected by BBER to have a 1999 population base of 235,000 residents. Located at the intersection of Rampart Boulevard and Summerlin Parkway, two principal traffic arteries in northwest Las Vegas, the area is readily accessible from most major points in the city including downtown Las Vegas (approximately eight miles), the Strip (approximately nine miles) and McCarran International Airport (approximately 15 miles). Accessibility will be further enhanced by the planned connection of the Las Vegas beltway to Summerlin Parkway by 2000.

      TPC Canyons is adjacent to the Resort Casino Site. Immediately to the south and east of the Resort Casino Site is the Angel Park Golf Club which includes two regulation 18-hole courses and an executive, 12-hole par three course. An additional five 18-hole public and private golf courses and one 27-hole public golf course are within a five minute drive of the Resort Casino Site. The Resort Casino will offer panoramic views of the adjoining golf courses as well as of Las Vegas and the Strip to the east and the Red Rock Canyon National Park to the west.

      The Partnership has obtained the Right of First Offer from HHP to develop an additional four designated gaming sites in Summerlin which rights may be assigned to certain Unrestricted Subsidiaries in certain circumstances. See "Risk Factors -- Competition." Additionally, Nevada Senate Bill #208, enacted in July 1997, from which the Resort Casino and the additional four gaming sites subject to the Right of First Offer are exempt, limits the development of casinos near residential neighborhoods, churches and schools, restricting entry by competitors into the market.

     - DELIVER SUPERIOR RESORT AMENITIES. The Resort Casino is designed along the lines of a Scottsdale- or Palm Springs-type facility with Mediterranean-style architecture, intimate ambiance and strong focus on service intended to create a lifestyle experience for its guests and offer visitors a haven from the pressures of daily life. The Issuers believe that this atmosphere generally is unavailable in Las Vegas or other gaming locales in the United States. The Resort Casino's two Hotels will feature 476 standard rooms and 80 suites. The Issuers believe that, at approximately 564 square feet, the Resort Casino's standard guest room will be among the most spacious in Las Vegas. The circular design casino will be situated at the hub of the Resort Casino and will feature 50,000 square feet of gaming space, including 1,200 slot machines, 40 table games, a sports and race betting club and two salons prives for higher stake slots and table games. For golfers, the Resort Casino will be able to reserve up to 50.0%, and may in the future contract for the right to reserve up to 75.0%, of the tee times at TPC Canyons and will benefit from an additional 165 holes of golf within a five minute drive of the Resort Casino Site. The Resort Casino also will include a 40,000 square foot upscale spa and fitness facility with state-of-the-art equipment designed to the same standards as the award-winning Grand Wailea, Hawaii and Golden Door, California spa resorts. Guests will have various indoor and outdoor dining options including up to eight restaurants of varied cuisine and a large, roof-deck buffet. The Resort Casino also will include a technologically advanced, flexible design business meeting center to cater to executive retreats and conferences. The Lifestyle Complex, which is designed to facilitate indoor and outdoor activity and highlighted by terraces, fountains and pools, will link all the components in the Resort Casino. The Lifestyle Complex will include gourmet food and wine shops, a cigar shop, a beauty salon and other boutique outlets selected to encourage frequent visits by local residents.

     - TARGET MIDDLE- TO UPPER-INCOME CUSTOMER SEGMENTS. The Resort Casino will be specifically tailored to cater to the affluent, higher-end customer. The Issuers believe that the Resort Casino's Hotels and recreational amenities will appeal to customers from the following principal long-term markets:

      The Captive Summerlin Market. The population within a five-mile radius of the Resort Casino Site, which encompasses Summerlin and other residential neighborhoods in metropolitan Las Vegas, is estimated by BBER to be approximately 223,000 and projected by BBER to grow to 235,000 by 1999. According to NSDO, the population of Clark County has grown approximately 48.8% since 1990, and the population within a five-mile radius of the Resort Casino Site is projected by BBER to continue growing at approximately 5.0% per year. The median household income of approximately $47,500 for residents in this target market is approximately 21.8% above the Las Vegas median annual household income of approximately $39,000 and approximately 30.3% above the United States national average according to BBER. The Partnership's goal is to position the Resort Casino as the Summerlin residents' "country club."

      Middle- to Upper-Income Local Market. The Issuers believe this segment is characterized by a highly profitable, repeat clientele that has long been under-served by "local" casinos, and expect the Resort Casino will appeal strongly to the affluent local population, including the estimated 72.0% of adult Las Vegas residents who game an average of 51.31 times a year and spend an average of $51.44 (in 1995 dollars) per each visit according to the LVCVA.

      Golfer/Gamer and Resort Vacationer. According to Simmons Market Research Bureau, approximately 1.9 million golfer/gamers visit Las Vegas at least once annually and 43.2% of golfer/gamers spend over $1,500 per trip. The Issuers believe the Resort Casino will represent the only gaming resort in the United States in close proximity to two TPC and seven other golf courses. Additionally, the high levels of service and amenities expected to be provided by the Resort Casino will cater to resort table players with gaming budgets from $5,000 to $250,000 per visit.

      Local and Out-of-State Conferences and Banquets. The Resort Casino is expected to have one of the few high-tech business meeting facilities in Las Vegas catering to small- and mid-size conferences. Designed with the necessary services and amenities to cater to executive retreats, including ample parking, the Issuers believe that the Resort Casino will provide an ideal setting for small- to mid-sized conferences and will have the capacity to host charity and social events for up to 1,100 people in dinner seating.

     - CAPITALIZE ON MARQUEE HOTEL FLAG AND TRAVEL NETWORK RELATIONSHIP. The Partnership has entered into an agreement with Regent International, an affiliate of the Carlson Hospitality group. The Regent International hotels are a group of luxury hotels concentrated around the Pacific Rim, with the Resort Casino representing its only property in Las Vegas. As of the date of this Prospectus, Regent International's only flagged property in the U.S. is the Regent Beverly Wilshire-Los Angeles. The Resort Casino will benefit from Regent's reservation network and Carlson Wagonlit Travel, a national travel agency with no existing Las Vegas hotel affiliate.

     - CAREFULLY MANAGE CONSTRUCTION COSTS AND RISKS WITH PROVEN DESIGN AND BUILD TEAM. RAS's management has a proven track record of resort and casino design, construction, development and operation including Sun International's Carousel in South Africa, and the Prairie Knights and Speaking Rock casinos in the United States. The Issuers have assembled an experienced project team. The Partnership has signed the $133.0 million guaranteed maximum price Construction Contract with J.A. Jones, a subsidiary of J.A. Jones, Inc., a national general contractor. J.A. Jones, Inc. is a subsidiary of Philipp Holzmann AG, a German contracting company, which is an affiliate of Deutsche Bank AG with several major projects to its credit, including the renovation of the West and East wings of the White House, the world's tallest buildings -- the Twin Towers of Kuala Lumpur -- and Sun International's Paradise Island Bahamas Phase II. A completion guaranty covering certain cost overruns has been provided by J.A. Jones, Inc. The Resort Casino was designed by the Architect, a national casino design firm whose principal, Mr. Steelman, is the beneficial owner of a 5.0% limited partnership interest in the Partnership. The Architect's projects include work for, among others, Mirage Resorts, Caesars, Harrah's and Sun International. For the Resort Casino grounds, the Partnership has contracted with Lifescapes whose projects include The Mirage, Bellagio, Treasure Island and Jurassic Park at Universal Studios. The Partnership has provided contingency and completion reserve funds of approximately $4.4 million (approximately 3.3% of the Construction Contract maximum amount) and has subordinated the $3.0 million development fee of SCA, the 91.26% limited partner of the Partnership and the parent of RAS, to the successful on-budget completion of the Resort Casino.

     - LEVERAGE MANAGEMENT TEAM TRACK RECORD AND CONTINUITY. The Partnership expects to leverage the gaming experience and track record of RAS's senior and middle management. RAS's senior management has a cumulative 75 years of experience in the gaming and resort industry. Messrs. McMullan and Fonseca, the President and Chief Executive Officer and Senior Vice President Gaming Operations of RAS, respectively, have worked together for over 20 years. Mr. Boshoff, the Senior Vice President Slot Operations of RAS, has worked with Mr. McMullan and Mr. Fonesca for over 11 years. Messrs. McMullan, Fonseca and Boshoff each were previously employed by Sun International, an international casino group, and participated in designing, building and operating six casinos in South Africa including Sun International's Carousel. Mr. Tipton, the Senior Vice President, Chief Financial Officer and General Counsel of RAS, served in Colorado Governor Roy Romer's cabinet as Executive Director of the Colorado Department of Revenue, during which time he successfully drafted and implemented casino gaming legislation. The Partnership's middle management includes nine gaming and non-gaming professionals with experience principally in the United States, the United Kingdom and southern Africa. See "Management."

SWISS CASINOS OF AMERICA, INC.

     Based in Las Vegas, Nevada, SCA was formed in 1989 and is a majority-owned (83.0%) subsidiary of the Swiss Parent which is owned by Mr. Jecklin, the Chairman of the Board of Directors of RAS, and his family. SCA was formed for the primary purpose of acquiring, developing and managing casino and resort properties in the United States. The Swiss Parent currently owns or operates 23 gaming establishments, hotels, restaurants and other businesses throughout Europe, and leases and/or operates additional gaming establishments in the United States. The Swiss Parent is a leading gaming operator in Switzerland and also has gaming facilities in the Netherlands and Great Britain. As with the Swiss Parent, SCA's activities extend beyond the casino operations and include the management of hotels, restaurants, retail outlets, bars and live entertainment.

THE RESORT CASINO

  Hotels

     The Resort Casino is designed with two six-story hotels with a combined 556 guest rooms and suites (the "Hotels"). The Issuers believe it is critical to keep each Hotel small enough to retain the ambiance and service expected of a five-star operation. A full range of hotel services are anticipated, including business services, concierge and transportation services, 24-hour room service, spa and fitness facilities, dining and lounge offerings, laundry and valet services, state-of-the-art telecommunications systems, and luxury guest and bath amenities. Examples of the Hotels' anticipated level of service include: (i) early morning coffee service in the lobby, available from room service and from an in-room coffee machine; (ii) bottled mineral water and towels available to joggers; (iii) pre-registration for VIP and all returning guests; (iv) 24-hour bellman, valet and reception coverage; (v) a currency exchange board; (vi) multi-lingual concierge; (vii) bonded, professional babysitting services; (viii) messages delivered to room and printed on good stock in an envelope; (ix) voice mail; and (x) one-hour or overnight shoeshine, pressing and laundry.

     The Issuers believe that the quality and size of the Hotel rooms will be one of the most attractive features to its guests. The Hotel's standard guest room will be approximately 564 square feet, which the Issuers believe will make it among the most spacious in Las Vegas. The rooms are designed to offer resort guests the sense of comfort expected at a five-star resort and will be furnished with quality bedding, king-size feather pillows, mini-bars, in-room safes, appropriate night stands and lighting, AM/FM clock radios, three two-line telephones, remote control cable television in an enclosed, built-in armoire, dressers, desk, chair and ottoman, a full-length mirror and artwork. Jogging maps and high quality publications will be provided. The guest rooms are expected to have marble and carpet floor coverings and will have synthetic plaster walls and wood wainscoting. The bathrooms will have a combination of ceramic tile and marble floors and synthetic plaster walls, with marble and ceramic tile walls in the separate whirlpool bath and shower stalls. The vanity will be marble and offer two sinks and a make-up area.

  Gaming Operations

     Situated at the hub of the Resort Casino, the casino (the "Casino") will emphasize comfort, space and informality, and consist of approximately 50,000 square feet of gaming space, with 1,200 slot machines, 40 table games and a sports and race betting club. Two salons prives will offer higher stakes slots and table games in a more intimate setting. The Issuers believe that with one of the lowest ratios of gaming positions per square foot in Las Vegas, the Casino will provide a gaming experience generally not available in the local market.

     The Issuers believe that few casinos in the Las Vegas market that cater to Las Vegas residents place a significant emphasis on table games. The Resort Casino's marketing efforts will emphasize its table game limits and credit facilities. Maximum bet limits will accommodate many of the local players who currently patronize the Strip due to the prevailing low maximum bet limits imposed by the other local casinos. The table operation will be marketed directly to local players and visitors with table gaming budgets from $5,000 to $250,000. The Issuers anticipate that the Resort Casino will extend credit to any customers who can establish creditworthiness, irrespective of whether they are residents or visitors.

  Food and Beverage

     Few restaurants are currently available within Summerlin and the neighboring communities. The Resort Casino will seek to target this market need by offering nine separate dining facilities and nine bars and lounges, including several in the Lifestyle Complex. The largest dining facility is expected to be a 532-seat indoor/ outdoor buffet serving two meals daily on the second floor of the Casino with panoramic views of the mountains, golf courses and city lights. The Resort Casino also will have eight other restaurants offering a variety of menus at many price points. Currently the Partnership has executed one lease for a steak and seafood restaurant and plans to enter into at least four additional leases with different restaurant operators to operate restaurants at the Resort Casino serving Asian, French and Italian cuisines. See "Additional Material Agreements -- Restaurant Lease Agreements."

  Lifestyle Complex

     The 60,000 square foot Lifestyle Complex, which will tie together the Resort Casino's restaurants, shops and other entertainment areas, is designed to facilitate indoor and outdoor activities with Mediterranean-themed terraces, fountains and pools. The Lifestyle Complex will target middle- to upper-income residents and is expected to include:

- Gift Shop                         - Cigar Shop
- Florist                           - Gourmet Delicatessen
- Golf Pro Shop                     - Patisserie
- Chocolatier                       - Ice Cream Parlor
- Authentic Irish Pub               - Travel Agency
- Wine Shop                         - Beauty Salon

     The Issuers expect the Resort Casino will provide live blues and jazz performances as well as other entertainment in the Lifestyle Complex.

  Executive Office, Conference and Banquet Complex

     For meetings and conferences, the Resort Casino will have 50,000 square feet of dedicated conference room and meeting space available, outfitted with audio and visual support equipment. An on-site business center with a mix of small and large rooms will provide corporate travelers with access to the latest technology including full service audio-visual equipment, computer terminals, laser printers, telephones, fax machines, online market updates and other business services. The office and conference complex is designed to support the Resort Casino's strategy of attracting out-of-state group business (such as corporate retreats and small conventions) as well as meetings of local residents. The Resort Casino will provide state-of-the-art audiovisual equipment and a technician who will help executive conferees produce computer animated audio-visual presentations. The Issuers' goal is for the conference center to become the local venue of choice for charity events, company functions and weddings. The proximity to 183 holes of golf is expected to be a key additional element in the Resort Casino's attractiveness as a center for small meetings.

  Recreational Amenities

     The Resort Casino's recreational facilities will include access to the 18-hole TPC Canyons golf course, a high-end spa facility, a fully equipped fitness center, walking trails and outdoor pools with lush landscaping. The Resort Casino anticipates offering local residents fee-paying memberships to the spa, health club and pools.

       Golf. The Resort Casino will be associated with the highly rated, 18-hole TPC Canyons golf course which currently hosts the Senior PGA Tour's Las Vegas Senior Classic. As part of a contractual agreement with the TPC Canyons, the Resort Casino will have the ability to control 50.0% of the available tee times for the next 99 years. At the Resort Casino's option, this percentage may be increased to 75.0%.

     TPC Canyons is one of 17 TPC clubs and courses nationwide. Home to numerous PGA Tour and Senior PGA Tour events, the TPC network has a reputation for providing some of the finest golf facilities in the world. TPC Canyons was designed by and for PGA professionals in consultation with Raymond Floyd, one of the world's top professional golfers. TPC Canyons is a stadium course, naturally incorporated into the desert terrain with a variety of trees, elevation changes, steep ravines and a canyon lake. With more than 60 tees, wide fairway landing areas and soft, rolling greens, the course appeals to players of all abilities. TPC Canyons also has a practice facility, realistic target greens and a complete short game area with practice bunkers. In addition to the course and practice facility, TPC Canyons features a large clubhouse with a full-service grille offering breakfast, lunch and dinner, a full-service golf shop offering a complete line of apparel, equipment and TPC specialty items and fully equipped locker facilities.

     To the north of the Resort Casino is the TPC Summerlin championship course, home to the PGA Tour's annual Las Vegas Invitational and the site of Tiger Woods' first PGA tour victory. TPC Summerlin is a private club that will be accessible to the Resort Casino's best customers as guests of the Partnership. Moreover, for those golfers desiring a variety of course offerings during their stay in Las Vegas, an additional 48 holes of golf are available at Angel Park including a lighted 12-hole par three course. Five other public and private 18-hole courses and one 27-hole public course are located within a five minute drive of the Resort Casino Site.

     In total, guests of the Resort Casino will be in close proximity to the following courses:

                             LAS VEGAS GOLF COURSES
                     (IMMEDIATE AREAS OF THE RESORT CASINO)

                    COURSE NAME                               LOCATION            HOLES
                    -----------                               --------            -----
TPC Canyons........................................  Adjoining                      18
TPC Summerlin......................................  Immediately North              18
Angel Park.........................................  Immediately South and East     36
Angel Park (Executive).............................  Immediately South and East     12
Badlands...........................................   1/2 Mile South                27
Palm Valley........................................  Sun City                       18
Highland Falls.....................................  Sun City                       18
Eagle Crest........................................  Sun City                       18
Canyon Gate Country Club...........................  2 Miles South                  18
                                                                                   ---
          TOTAL HOLES..............................                                183

     Superior Spa and Fitness Center. The Resort Casino will contain a 40,000 square foot superior spa, salon and fitness center, which the Issuers believe will be one of the largest and best equipped in Las Vegas. Resort Casino guests and members will have access to facilities including locker rooms, showers, steam room, sauna, whirlpool and specialty baths, and a cascading waterfall shower. The spa is expected to offer a variety of treatments, including facials (European, Glycolic, Moor Mud, Fango, Teen, Back, and Summerlin Spa Deluxe, among others), massages from around the world (Swedish, Shiatsu, Sports, Reiki, etc.), body treatments including mud wraps, seaweed wraps, aromatherapy oil wraps, body scrubs and polishes, and honey steam wraps, watsu pool, and traditional Indian Ayurvedic treatments.

     The salon will provide hair care services including cuts, conditioning, coloring, weaves, braids, and bridal services. The salon also will offer manicures, pedicures, make-up and waxing. The spa's boutique will sell fitness attire, Resort Casino logo wear, hydrotherapy bath products, massage and aromatherapy oils, and skin care products.

     The fitness center will contain state-of-the-art workout equipment including Gravitrons, Stairmasters, treadmills, rowing machines and Lifecycles; an aerobics studio; and a full range of weight training equipment. The fitness center will be staffed with certified personal fitness trainers, aerobics, step, toning, stretch and yoga instructors.

     Gardens and Swimming Pool. The Resort Casino is expected to have an 11,000 square foot outdoor pool and a children's pool. The pool area will offer Resort Casino guests and members lush landscaping in a tropical setting. Food and drinks as well as towels and other services will be available poolside. Thirteen pool cabanas will be available on a fee basis for added privacy and a putting green and lounge will be adjacent to the pool area. Several acres of elaborate landscaping, water features and walking paths will be incorporated throughout the Resort Casino Site.

PARKING AND TRANSPORTATION

     The Resort Casino will have parking sufficient to accommodate both out-of-town and local guests. A four-level covered parking structure will provide parking for approximately 1,000 vehicles with surface parking provided for an additional 1,550 vehicles. Resort Casino guests and visitors will have the option of either self-parking or using a complimentary valet service. The Resort Casino will provide transportation for VIP guests to and from the airport and shuttles and limousines to the Strip and popular shows.

FUTURE SITES AND DEVELOPMENT

     The Resort at Summerlin is located at the only approved gaming site in the portion of Summerlin known as Summerlin North. The Partnership has obtained the Right of First Offer from HHP for future development on the four approved gaming sites in Summerlin South and West which rights, in certain circumstances, may be assigned to an affiliate of SCA in exchange for an equity interest in such affiliate. Development of Summerlin South began in 1997, and Summerlin West is anticipated to be developed over the next five to 10 years. The Issuers believe this geographic exclusivity enhances the Partnership's future prospects in the Las Vegas market that will give the Resort Casino a sustainable competitive advantage. See "Risk Factors -- Competition." Moreover, recently enacted Nevada legislation, from which the Resort Casino and the additional four Summerlin gaming sites subject to the Right of First Offer are exempt, limits the development of casinos near residential neighborhoods, churches and schools and will restrict further the ability of new casinos to enter the Partnership's targeted market. This legislation prohibits new casino development within 500 feet of a residential area or within 1,500 feet of a church or school. This legislation also requires clear and convincing evidence that a proposed casino will not adversely affect residential areas, schools or churches located within 2,500 feet. Casino sites in master-planned communities that had been previously zoned and approved for casino development at the time the legislation became law are exempted from these requirements under Nevada Senate Bill #208. Examples of such sites are the four additional sites subject to the Right of First Offer in Summerlin West and Summerlin South as well as Coast Resorts' Sundance casino site in close proximity to the Resort Casino Site. In addition, Nevada Senate Bill #208 imposed a time certain deadline for receipt of governmental approvals for certain other proposed casino development in neighborhood areas not otherwise exempted by terms of the legislation.

CONSTRUCTION SCHEDULE AND BUDGET

     Construction of the Resort Casino began in January 1998 with a scheduled completion in April 1999.

DESIGN AND CONSTRUCTION TEAM

     The Issuers have assembled what they believe to be a highly qualified team of specialists to design and construct the Resort Casino.

  General Contractor

     J.A. Jones, the construction manager for the Resort Casino, is a wholly-owned subsidiary of J.A. Jones, Inc., one of the nation's leading general contractors. Founded in 1890, J.A. Jones, Inc. is a wholly-owned subsidiary of Philipp Holzmann AG, a European contractor. J.A. Jones, Inc.'s portfolio of completed projects include: (i) the renovation of the East Wing and West Wing of The White House; (ii) the world's tallest buildings, the "Twin Towers" of Kuala Lumpur; (iii) the Ritz Carlton in Naples, Florida; (iv) the Four Seasons Hotel in Chicago, Illinois; (v) the Galleria Shopping Mall in Dallas, Texas; (vi) the Federal Triangle Building in Washington, DC; and (vii) the AT&T Building in New York, New York. Current projects include (a) the U.S. Federal Courthouse in Las Vegas, Nevada, and (b) Sun International's Atlantis Casino Resort Phase II in Paradise Island, Bahamas. The Partnership has contracted with Rider Hunt to provide certain administrative services related to the Construction Contract, including development of cash flow reports and forecasts; advising of variations between actual and budgeted costs; in consultation with the Partnership and the Architect, rejecting work not in conformity with the Construction Contract; preparing valuations of amounts due the respective contractors; and recording the progress of construction of the Resort Casino. Rider Hunt is not authorized to approve significant change orders under the Construction Contract.

  Architect

     Paul Steelman, Ltd., an architectural firm specializing in casino entertainment design, is the Architect for the Resort Casino. Mr. Steelman, who founded the firm in 1987 after having worked with Mirage Resorts for nine years, is the beneficial owner of a 5.0% limited partnership interest in the Partnership. In the last 30 months, the Architect has overseen the design of over 20 gaming entertainment resorts that include, among others: The Mirage, Caesars Palace (renovation), The MGM Theme Park, Harrah's (renovations) and Caesars Magical Empire, Las Vegas, Nevada; Sun City, Bophuthatswana; Harrah's Tunica, Sheraton Tunica, Lady Luck Coahoma and Harrah's Vicksburg's, Mississippi; Harrah's Ak-Chin, Arizona; Treasure Chest and Harrah's Shreve Star, Louisiana; Lady Luck Bettendorf, Iowa; Sheraton, Lima, Peru; Jackpot Casino, Casino Thun and Casino, Locarno, Switzerland; Sheraton Halifax and Sheraton Sydney, Canada; Casino Riviera, Cannes, France; Speaking Rock, Texas; Dover Downs Video Lottery, Delaware; Harrah's Skagit Valley, Washington; and Prairie Knights, North Dakota.

  Landscape Architect

     The Architect has retained Lifescapes, a national gaming and entertainment landscape architectural firm. Lifescapes focuses on quality in landscape design while taking into account environmental and conservation concerns. The following representative projects have either been completed or are in process by
Lifescapes: The Mirage, Bellagio, Treasure Island, South Coast Village, Shadow Creek Golf Course, Luxor Hotel, Las Vegas Strip Landscape Beautification Project, Canyon Gate, Showcase Entertainment Complex, and Peccole Ranch, Queensridge, Las Vegas, Nevada; Beau Rivage Biloxi, Mississippi; South Coast Plaza Renovation Work, Newport Beach, Jurassic Park-The Ride, Hollywood, Sea World, San Diego, Shamu Stadium, San Diego, and Knott's Berry Farm, Buena Park, California; Players Island, Lake Charles, Louisiana; Entertainment Mall 7 & 8, Bangkok, Thailand; Players Island, Maryland Heights, Missouri; and the Rain Forest Cafe, Woodfield Mall, Chicago, Illinois.

PROPERTIES

     The Partnership acquired the Resort Casino Site at the intersection of Summerlin Parkway and Rampart Boulevard in Las Vegas, Nevada in August 1996 for approximately $16.6 million. The Partnership maintains two offices: (i) Corporate Office at 1160 Town Center Drive, Suite 200 Las Vegas, Nevada 89134 and (ii) Development Office at 3330 West Desert Inn Road, Unit 5, Las Vegas, Nevada 89102. The respective telephone numbers are (702) 869-7000 and (702) 869-7500.

EMPLOYEES

     The Partnership anticipates that it will directly employ approximately 1,600 employees in connection with the Resort Casino. The Partnership will be required to undertake a major recruiting and training program prior to the opening of the Resort Casino at a time when other major new facilities may be approaching completion and also recruiting employees. The Partnership believes that it will be able to attract and retain a sufficient number of qualified individuals to operate the Resort Casino.

LITIGATION

     The Issuers are not currently parties to any claims or legal actions.

ENVIRONMENTAL MATTERS

     The Partnership's operations and properties are subject to a wide variety of increasingly complex and stringent environmental laws. The Issuers believe their operations and properties are in compliance in all material respects with environmental laws. Based upon its experience to date, the Issuers believe that the future cost of compliance with and liability under existing environmental laws will not have a material adverse effect on the financial condition of the Partnership and the Issuers' ability to service the Indebtedness, including the Notes. There can be no assurance, however, that this will be the case. See "Risk Factors -- Environmental Risks and Regulation."

                         LAS VEGAS MARKET AND INDUSTRY
BACKGROUND INFORMATION

     Las Vegas is the oldest and largest gaming market in the United States. The Las Vegas metro area gaming market is divided into four geographic sectors: the Downtown, Strip, North Las Vegas and Boulder Strip areas. The Strip is the location of approximately 40 casinos, including Las Vegas' largest and newest mega-casinos. The Downtown area includes 18 casinos on and near Fremont Street in old Las Vegas. The oldest of these include Binion's Horseshoe, Sam Boyd's Fremont, the Four Queens, Fitzgeralds and the Golden Nugget. The Boulder Strip features suburban casinos, which are primarily low- and middle-market facilities. The largest properties include Boulder Station, Sam's Town and the Showboat, with Sunset Station further south near the residential areas of Henderson and Green Valley. This market is comprised largely of local residents and their guests. North Las Vegas similarly caters to middle-market locals with some planned upscale local and tourist venues. The largest properties currently operating in this area are the Fiesta, Santa Fe, Arizona Charlie's and Texas Station.

     New development in Las Vegas is occurring primarily on the Strip. The last three major casinos to open in the Strip area were the Monte Carlo, Stratosphere and New York-New York. Bellagio is expected to open in late 1998 and will be followed in 1999 by Mandalay Bay, Paris, the new Aladdin, the Venetian and Planet Hollywood. In addition to this development, existing properties on the Strip are undergoing substantial renovation and improvement to upgrade facilities and increase hotel and gaming capacity. Apart from expansion of existing properties, the only new developments announced in the vicinity of the Resort Casino Site are Cactus Kate's (one block northwest of the Fiesta) and The Sundance Casino (at the intersection of Rampart and Alta), both of which are expected to open after 1999.

LAS VEGAS OCCUPANCY AND VISITATION STATISTICS

     According to the LVCVA, in 1996 there were a total of 29,636,361 visitors to Las Vegas, a 2.2% increase over 1995, when Las Vegas welcomed 29,002,122 visitors and the greatest yearly increase experienced in the last five years occurred between 1993 and 1994, when visitation grew by approximately 19.9%. According to the LVCVA, approximately 44.0% of visitors to Las Vegas currently arrive by air, up from 30.1% in 1970. The city is served by McCarran International Airport, which has grown substantially over the last several decades to keep pace with visitor demand generated by the gaming and lodging market. The airport serves more than 20 scheduled air carriers and 19 charter service airlines.

     According to the LVCVA, in 1996, McCarran International Airport hosted an average of 84,000 passengers daily. In addition, Federal Aviation Authority and county officials projected that the annual number of passengers could increase from approximately 30.3 million in 1996 to approximately 38.7 million in 2000. A $500.0 million expansion project is under way at McCarran International Airport to handle the increasing volume of air passengers. The project includes capacity for up to 60 new gates, installation of an automatic transit system (people mover) and expansion of the baggage claim area, runways and the north ticketing lobby. When the project is completed, it will increase parking by 87.0%, gates by 53.0%, baggage claim areas by 25.0%, ticket counters by 25.0% and main carrier runways by 15.0%.

                                                                                            TOTAL
                     TOTAL               NUMBER OF             OCCUPANCY %     AVERAGE    NUMBER OF
                    NUMBER       %     HOTEL & MOTEL    %     -------------    NUMBER      AIRLINE      %
     YEAR         OF VISITORS   CHG.       ROOMS       CHG.   HOTEL   MOTEL   OF NIGHTS   PASSENGERS   CHG.
---------------   -----------   ----   -------------   ----   -----   -----   ---------   ----------   ----
     1985         14,194,189    N/A       53,067       N/A    N/A     N/A      N/A        10,924,047   N/A
     1986         15,196,284    7.1%      56,494       6.5%   86.3%   70.9%    3.9        12,428,748   13.8%
     1987         16,216,102    6.7       58,474       3.5    87.0    74.0     4.0        15,582,302   25.4
     1988         17,199,808    6.1       61,394       5.0    89.3    73.7     3.6        16,231,199   4.2
     1989         18,129,684    5.4       67,391       9.8    89.8    72.5     3.3        17,106,948   5.4
     1990         20,954,420    15.6      73,730       9.4    89.1    69.8     3.0        19,089,684   11.6
     1991         21,315,116    1.7       76,879       4.3    85.2    62.6     3.1        20,171,969   5.7

                                                                                            TOTAL
                     TOTAL               NUMBER OF             OCCUPANCY %     AVERAGE    NUMBER OF
                    NUMBER       %     HOTEL & MOTEL    %     -------------    NUMBER      AIRLINE      %
     YEAR         OF VISITORS   CHG.       ROOMS       CHG.   HOTEL   MOTEL   OF NIGHTS   PASSENGERS   CHG.
---------------   -----------   ----   -------------   ----   -----   -----   ---------   ----------   ----
     1992         21,886,865    2.7       76,523       (0.5)  88.8    66.1     3.3        20,912,585   3.7
     1993         23,522,593    7.5       86,053       12.5   92.6    69.7     3.1        22,492,156   7.6
     1994         28,214,362    19.9      88,560       2.9    92.6    73.2     3.1        26,850,486   19.4
     1995         29,002,122    2.8       90,046       1.7    91.4    72.4     3.5        28,027,239   4.4
     1996         29,636,361    2.2       99,072       10.0   93.4    75.7     3.7        30,459,965   8.7
   % Change           108.8%               86.7%                                              178.8%
Compound Annual
  Growth Rate           6.9%                5.8%                                                9.8%

---------------

Data Source: LVCVA.

LAS VEGAS GAMING SUMMARY

     According to the 1995-96 Visitor Profile Study by the LVCVA, the typical Las Vegas visitor is married, employed, college educated, from the West, 40 years or older, and with a household income of $40,000 or more. According to the LVCVA the percentage of tourists who game decreased from 92.0% to 87.0% between 1994 and 1996, and gaming tourists are spending somewhat less on gaming as a percentage of total spending, and more on non-gaming entertainment and lodging, but total revenues continue to grow. According to the LVCVA the average gaming budget per visitor per trip has increased from approximately $431 in 1991 to more than $580 in 1996, the average gaming duration has gone from almost five hours in 1990 to just over four hours in 1996, and 72.0% of adult Clark County residents game at least occasionally. According to BBER in 1996 the Las Vegas metro area had a total population of 998,758, of whom 70.8% (707,548) were adults and 505,897 were casino gamers. According to the LVCVA Las Vegas residents who game do so, on average, just over once per week and 54.0% game at least once a week. The 1995-1996 LVCVA study indicates an average of 51.31 visits per year among locals, up from 48.58 in the 1993-94 study.

     According to the 1995-96 LVCVA study, approximately 44.0% of local residents game at off-Strip casinos.

     In terms of gaming spend, the LVCVA arrived at a mean spend per visit of $51.44 (in 1995 dollars). This estimate is lower than the LVCVA's 1993-94 estimate of $58.23 as residents appear to be visiting casinos more often but spending less per visit. The increased emphasis on non-gaming amenities also may have contributed to this trend.

THE LAS VEGAS "LOCALS" MARKET AND LOCAL COMPETITION

     Las Vegas is one of the fastest growing cities in the United States. The current rate of immigration is approximately 4,000 people per month. Clark County's population has grown from 463,087 in 1980 to approximately 1.1 million in 1996 and is projected to exceed 2.0 million in 2010, according to the NSDO. The Issuers believe that as major new Strip properties are built and opened over the next several years, the resulting employment is likely to fuel further population growth in suburban Las Vegas.

     In the past eight years, a number of new residential developments aimed at the local market have appeared. Much of this growth is situated on the Boulder Highway (Sam's Town, Boulder Station), Rancho Drive (Texas Station, Fiesta) and immediately west of I-15 and the Strip (Rio, Palace Station, The Orleans and Gold Coast).

     Of the casinos in the local market that opened prior to December 1996, the Issuers believe that none, with the exception of the Rio, has followed the lead of the Mirage and attempted to position itself at the quality end of the market. Essentially all of these new properties have repeated the same formula: standard rooms with economy class furnishings, dark interiors in the casino, low limits, predominantly video poker and discounted food. In addition, amenities are targeted toward lower- to middle-income clientele.

THE GOLFER/GAMER MARKET

     In 1995, the total United States market for golfer/gamers was estimated to be approximately 5.9 million and, of the destinations visited, six states accounted for more than half of the visits, according to Simmons Market Research Bureau. Nevada had the largest share with approximately 16.8% of total golfer/gamer visits. Approximately 90.0% of golfer/gamers travel in a party of two or more, and 32.5% have visited Las Vegas during the last twelve months.

     The Issuers believe very few of the existing Las Vegas properties have a competitive product in this segment of the market. Only the Desert Inn and the Las Vegas Hilton have a golf course adjacent to their properties. In the future, the proposed development of the Lake Las Vegas complex could create a significant competitor in the market. However, the Issuers believe that the Resort Casino will have the advantage of being first to the market with its product, it will be associated directly with a TPC course which is host to a nationally televised tournament, and 183 holes of golf are within a five minute drive of the Resort Casino Site. The Resort Casino Site also is only about 20 minutes from McCarran International Airport and 15 minutes from the Strip. From the PGA Tour and Senior PGA Tour events, the Summerlin name enjoys a degree of recognition in the United States among the golfing community which, the Issuers believe, will benefit the Resort Casino.

     At present, those resorts in the southwestern United States which offer a competitive product for the golfer, but are situated outside Nevada, are unable to offer the gaming attractions which will be available at the Resort Casino. Arizona and California have a limited number of casinos on Indian reservations, but the Issuers believe that there are problems with the location of these casinos and in neither state is it possible to offer the full service gaming product which is available in Nevada. The Issuers believe that the Resort Casino is in a good position with regard to its market, a position that Issuers believe will enable it to charge premium rates and attract more affluent customers.

                            REGULATION AND LICENSING

NEVADA

     The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Act, various local regulations and the licensing and regulatory control of the Nevada Gaming Authorities.

     The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of Licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues though taxation and licensing fees. Change in such laws, regulations and procedures could have a material adverse effect on the financial condition of the Partnership and the Issuers' ability to service the Indebtedness, including the Notes.

     The Partnership will be required to be licensed by the Nevada Gaming Authorities. Gaming Licenses require the periodic payment of fees and taxes and are not transferable. Once registered by the Nevada Commission as Registered Companies, the Issuers will be required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. No person may be a partner of, or receive any percentage of profits from, the Partnership without first obtaining licenses and approvals from the Nevada Gaming Authorities ("Gaming Approvals").

     In connection with the licensing and registration of the Partnership, RAS will be required to be registered and found suitable as an intermediary company of the Partnership and as a Registered Company and/or licensed as the general partner. In connection with the registration of RAS as an intermediary company and/or licensure as the general partner, each direct and indirect owner of RAS, including without limitation, SCA, the Swiss Parent and their respective owners (collectively, the "RAS Owners") will be required to obtain from the Nevada Gaming Authorities the applicable Gaming Approvals.


     Upon the effectiveness of the Exchange Offer, the Partnership and RAS each will be a "publicly traded corporation" as defined in the Nevada Act. In order to receive a Gaming License as a publicly traded corporation, the Partnership must be exempted by the Nevada Commission from a prohibition in the Nevada Act which makes Registered Companies ineligible to apply for or hold a Gaming License. The Nevada Commission has exempted Registered Companies from this provision in the past and has granted gaming licenses to publicly traded corporations. The Partnership intends to apply for the Exemption in connection with its application for a Gaming License. In connection with licensing and receipt of the Exemption, RAS and the Partnership each also will be required to be registered by the Nevada Commission as a Registered Company. The following regulatory requirements will be applicable to the Partnership and RAS upon their receipt of all necessary Gaming Approvals from the Nevada Gaming Authorities. If Warrant Co. also becomes registered by the Nevada Commission as a Registered Company, the regulatory requirements will become applicable to Warrant Co. The Partnership, RAS and the RAS Owners have not yet obtained from the Nevada Gaming Authorities the Gaming Approvals required in order for the Partnership to conduct gaming operations at the Resort Casino, and there can be no assurance that such Gaming Approvals will be obtained, or that they will be obtained on a timely basis. There can also be no assurance that the Partnership's officers, partners and key employees will obtain Gaming Approvals from the Nevada Gaming Authorities. The failure of either of the Issuers and their officers, partners, directors, stockholders and key employees to obtain Gaming Approval would have a material adverse effect on the Partnership's financial condition and the Issuers' ability to service the Indebtedness, including the Notes.

     As a Registered Company, the Partnership will be required periodically to submit detailed financial information and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may require. No person may become a partner of, or receive any percentage of profits from, a Licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities.

     The Nevada Gaming Authorities may investigate any individual who has a material relationship or involvement with the Partnership, RAS, Warrant Co. and the RAS Owners to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, managers and certain key employees of the Partnership, RAS, Warrant Co., SCA and the Swiss Parent must file applications with the Nevada Gaming Authorities and will be required to be licensed, or found suitable, by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing or a finding of suitability for any cause they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability, or the gaming licensee by whom the applicant is employed or for whom the applicant serves, must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities, and the Nevada Gaming Authorities have jurisdiction to disapprove a change in a position.

     If the Gaming Authorities were to find an officer, director, partner, stockholder or key employee unsuitable for licensing or to continue having a relationship with the Partnership, RAS, Warrant Co., SCA or the Swiss Parent, the entities involved would have to sever all relationships with such person. In addition, the Nevada Commission may require the Partnership, RAS, Warrant Co., SCA or the Swiss Parent to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

     If the Partnership, RAS, Warrant Co., SCA or the Swiss Parent violated the Nevada Act, the Gaming Licenses the Partnership would hold could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Swiss Parent, SCA, RAS,

Warrant Co., the Partnership, and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate the Resort Casino and, under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value thereof) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any Gaming License or the appointment of a supervisor could (and revocation of any Gaming License would) materially adversely affect the financial condition of the Partnership and the Issuers' ability to service the Indebtedness, including the Notes.

     Even if a Registered Company is granted certain exemptions by the Nevada Commission, any beneficial holder of the Registered Company's voting securities, regardless of the number of securities owned, may be required to file an application, be investigated, and have his suitability as a beneficial holder of the Registered Company's voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. Each beneficial owner of an interest in the Partnership may be required to be licensed or found suitable. The applicant must pay all costs of investigation incurred by the Gaming Authorities in conducting any such investigation.

     The Nevada Act requires any person who acquires more than 5.0% of a Registered Company's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10.0% of a Registered Company's voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires beneficial ownership of more than 10.0%, but not more than 15.0%, of a Registered Company's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability requirements if the institutional investor holds the voting securities for investment purposes only. An institutional investor is not deemed to hold voting securities for investment purposes unless the voting securities are acquired and held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of a Registered Company, any change in a Registered Company's corporate charter, bylaws, management, policies or operations, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding a Registered Company's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) other activities as the Nevada Commission may determine to be consistent with investment intent. A corporation, partnership or trust which is a beneficial owner that must be found suitable, must submit detailed business and financial information including a list of beneficial owners and must pay all costs of investigation.

     Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board may be found unsuitable, including any record owner who, upon request, fails to identify a beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the voting securities of a Registered Company beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. A Registered Company is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or limited partner or to have any other relationship with the Resort Casino or an affiliate, it (i) pays that person any dividend or interest upon voting securities of the Registered Company, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require the unsuitable person to relinquish his voting securities for cash at fair market value.

     The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Company (such as the Notes) to file applications, be investigated and be found suitable to own the debt security of a Registered Company. If the Nevada Commission determines that a person is unsuitable to own a debt security, then pursuant to the Nevada Act, the Registered Company can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

     All Registered Companies are required to maintain a current ledger in Nevada reflecting all ownership interests, which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. All Registered Companies also are required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require that certificates representing ownership interest in a Registered Company bear a legend indicating that such securities are subject to the Nevada Act. It is unknown at this time whether the Nevada Commission will impose this requirement on the Partnership, RAS or Warrant Co.

     None of the Swiss Parent, SCA, RAS, Warrant Co. or the Partnership may make a public offering of its securities (including the Exchange Offer) without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities, and any representation to the contrary is unlawful.

     The regulations of the Nevada Board and the Nevada Commission also provide that any entity which is not an "affiliated company," as defined in the Nevada Act, or which is not otherwise subject to the provisions of the Nevada Act, such as the Partnership and RAS, which plans to make a public offering of securities intending to use such securities, or the proceeds from the sale thereof, for the construction or operation of gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes, may apply to the Nevada Commission for prior approval of the offering. The Nevada Commission may find an applicant unsuitable based solely on the fact that it did not submit such an application, unless upon a written request for a ruling, the Nevada Board Chairman has ruled that it is not necessary to submit an application. The Exchange Offer will qualify as a public offering. The Issuers filed a Ruling Request with the Nevada Board Chairman for a ruling that it is not necessary to submit the Exchange Offer for prior approval. On March 27, 1998, the Nevada Board Chairman granted the Issuers' Ruling Request, ruling that the Exchange Offer need not be submitted to the Nevada Board or the Nevada Commission for prior approval.

     Changes in control of a Registered Company through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Company must satisfy the Nevada Board and the Nevada Commission in a variety of stringent standards prior to assuming control of the Registered Company. The Nevada Commission also may require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

     The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees, and Registered Companies that are affiliated with those operations may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming operators and their Affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environmental for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commis-sion before a Registered Company can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by a Registered Company's Board of Directors in response to a tender offer made directly to a Registered Company's stockholders or partners for the purposes of acquiring control of a Registered Company.

     License fees and taxes vary depending on the type of gaming or activity involved and are payable to the State of Nevada and to the counties and cities in which the Licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A casino entertainment tax also will be paid by the Partnership where certain entertainment is provided in a cabaret, nightclub, cocktail lounge or casino showroom in connection with the serving or selling of food, refreshments or merchandise. Licensees such as SCRN that hold a distributor's license also pay certain fees and taxes to the State of Nevada.

     Any Licensee who proposes to become involved in a gaming venture outside of Nevada is required to deposit and maintain with the Nevada Board a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Board of its participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees also are subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in a foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

     The sale of alcoholic beverages by the Partnership on the premises of the Resort Casino also will be subject to licensing, control and regulation by the City of Las Vegas. All licenses are revocable and are not transferable. The City of Las Vegas has full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could or suspension or revocation would have a material adverse effect on the financial condition of the Partnership and the Issuers' ability to service the Indebtedness, including the Notes.

  Gaming Taxes

     With the exception of lotteries, nearly all types of gaming are legal in Nevada. Taxes on nonrestricted gaming locations (more than 15 slot machines) are paid monthly on a sliding scale: 3.0% on the first $50,000 of gross gaming revenues, 5.0% on the next $90,000 and 6.25% on revenues exceeding $140,000. There is a 10.0% tax on all admissions, concessions, merchandise and services for certain events and other forms of entertainment offered by the gaming establishment. Quarterly and annual fees are assessed by the state, county and local governments based on the number of table games and slot machines.

OTHER GAMING JURISDICTIONS

     The Swiss Parent and SCA are subject to the jurisdiction of other gaming authorities in the United States, including the Colorado Limited Gaming Control Commission, the State of North Dakota Attorney General's Office, the Standing Rock Tribal Gaming Commission and the National Indian Gaming Commission as well as European gaming authorities. Should any of these other gaming authorities take certain actions against the Swiss Parent, SCA or a corporate affiliate of the Issuers, such action could have a material adverse effect on the Partnership's ability to obtain or maintain a Nevada gaming license and additional sanctions could be imposed by Nevada gaming authorities for regulatory violations outside the State of Nevada. Any action by any Gaming Authority may adversely affect the Issuers' Gaming Licenses, which would have a material adverse effect on the financial condition of the Partnership and the Issuers' ability to service the Indebtedness, including the Notes.

                                   MANAGEMENT

DIRECTORS, OFFICERS AND SENIOR MANAGEMENT

     The directors and executive officers of RAS, the general partner of the Partnership, are:

         NAME                     TITLE              AGE    COUNTRY OF CITIZENSHIP    DIRECTOR/OFFICER SINCE
         ----                     -----              ---    ----------------------    ----------------------
Hans Jecklin..........  Chairman of the Board        52        Switzerland                     1996
Christiane Jecklin....  Director                     52        Switzerland                     1996
Brian McMullan........  Director, President and      51       United Kingdom                   1996
                        Chief Executive Officer
John Tipton...........  Director, Senior Vice        51       United States                    1996
                        President, Chief
                        Financial Officer and
                        General Counsel
Jim Fonseca...........  Director, Senior Vice        48       United Kingdom                   1996
                        President Gaming
                        Operations
Quinton Boshoff.......  Director, Senior Vice        44        South Africa                    1996
                        President Slot Operations
Jeff Smith............  Treasurer, Secretary and     32       United States                    1996
                        Financial Controller

     Hans Jecklin, the Chairman of the Board of RAS since June 1996, and husband of Christiane Jecklin, first became involved in the gaming industry in Zurich, Switzerland in 1968. In 1975, he founded the predecessor to Tivolino Holding AG in Zurich, whose core business was gaming. Today, the Swiss Parent's operations include gaming, hotels, restaurants and real estate investment.

     Christiane Jecklin, a director of RAS since June 1996, and the wife of Hans Jecklin, has been involved in the gaming industry and the management of SCA since its formation in 1989.

     Brian McMullan, the President and Chief Executive Officer of RAS and a director since June 1996, has nearly 30 years of gaming experience, much of that time in senior management positions for gaming companies in Great Britain and South Africa. Mr. McMullan entered the gaming industry in Britain in 1968. From 1986 to 1992, Mr. McMullan served as Sun International's Director of Gaming Operations, where he was responsible for the gaming operations.

     John Tipton, Senior Vice President, Chief Financial Officer and General Counsel of RAS and a director since June 1996, has over 25 years experience in the private and public sector, including a number of years in private legal practice during which time he was managing partner of Calkins, Kramer, Grimshaw & Harring, a Denver law firm. From 1988 to 1992, Mr. Tipton served as Executive Director of the Colorado Department of Revenue, where he was charged with drafting and implementing the casino gaming legislation in Colorado. He also was responsible for managing the Colorado Lottery, the Colorado Division of Gaming and pari-mutuel racing in Colorado. Mr. Tipton joined SCA in 1993 and is responsible for regulatory, development and legal matters.

     Jim Fonseca, Senior Vice President Gaming Operations of RAS and a director since June 1996, has over 25 years of gaming experience. Starting in 1972, he worked for a number of London casinos and has experience in the primary casino table games. From 1987 to 1992, Mr. Fonseca was Regional Gaming Manager of Sun International (Bophuthatswana) Ltd.

     Quinton Boshoff, the Senior Vice President Slot Operations of RAS and a director since June 1996, entered the gaming business in southern Africa in 1979. As Regional Slots Manager of Sun International (Bophuthatswana) Ltd., Mr. Boshoff led a team in marketing, security and operating procedures with respect to slot development. In 1992 Mr. Boshoff came to the U.S. as a founder of SCR.

     Jeff Smith, the Treasurer, Secretary and Financial Controller of RAS since June 1996, has been involved in the casino and resort industry for over ten years. From 1986 to 1991, Mr. Smith was an accountant at Ernst

& Young LLP. Mr. Smith joined SCA in 1991 and has been involved in the openings of all three U.S. properties.

ADDITIONAL SENIOR MANAGEMENT

     Additional senior management of the Partnership includes:

                                                                               COUNTRY OF
             NAME                             TITLE                  AGE      CITIZENSHIP
             ----                             -----                  ---      -----------
David Atkins...................  Vice President -- Table Games       37      United Kingdom
Richard Coleman................  Group Internal Audit Manager        57      United Kingdom
David Colling..................  Construction Manager                51      United States
Jim Currie.....................  Slots Technical Manager             38      United Kingdom
Daniel de Waal.................  Management Information Systems      33      South Africa
                                   Director
Delores Edwards................  Recruitment Director                49      United States
Campbell Jamieson..............  Vice President -- Slot              38      Zimbabwe
                                   Operations
Tristan Kaatze.................  Vice President and Chief            36      United Kingdom
                                   Financial Officer
Sean McGuinness................  Assistant General Counsel           34      United States

     In addition to the officers and directors of RAS, the Partnership has a management team with substantial experience in the various aspects of its business operations. All of these members of senior management are employed on an "at will" basis. As a part of the strategy for the successful operation of the Resort Casino, the Partnership intends to hire a number of management personnel from the Nevada market with experience specifically in the operation of gaming, hotel and resort facilities in Nevada. See "Risk Factors -- New Project; Lack of Operating History" and "-- Availability and Retention of Key Management and Other Employees."

     David Atkins (Vice President -- Table Games) has more than 15 years gaming operational experience in London, southern Africa and the United States. At Sun International he was Casino Manager or Deputy Casino Manager at three resorts:
Wild Coast Sun, Morula Sun and The Carousel.

     Richard Coleman (Group Internal Audit Manager) has worked as a dealer and in middle management in the London gaming industry throughout the 1960s and 1970s prior to joining Playboy in Atlantic City in 1979 as training manager. Since 1982, Mr. Coleman has worked predominantly in internal audit in London, South Africa and the U.S. In this capacity, he has worked with Price Waterhouse in South Africa, Ernst & Young, LLP in the U.S. and with the Las Vegas office of Arthur Andersen, LLP in the preparation of the Internal Control System.

     David Colling (Construction Manager) has more than 20 years experience in the construction industry, holding the positions of Owner's
Representative/Project Manager, Project Estimator and Project Superintendent.

     Jim Currie (Slots Technical Manager) joined Sun International in 1985. During his career he has held the positions of Slots Technical Manager at Sun City, The Carousel and Morula Sun.

     Daniel de Waal (Management Information Systems Director) has experience in the field of information systems and worked for several computer and office equipment concerns in South Africa. Mr. de Waal was a member of the development and installation team at The Carousel, after which he served for six years as its MIS director. Mr. de Waal is an Enterprise Certified Novell Engineer, and is a Certified Computer Professional in the U.S.

     Delores Edwards (Recruitment Director) has 25 years experience in recruiting, including 10 years running her own executive search firm. Ms. Edwards has been involved in most recruiting for SCA properties, including the openings of The Teller House, Prairie Knights Casino and Speaking Rock Casino &

Entertainment Centre. Ms. Edwards worked with Watson Wyatt International in the development of the skill-based compensation plan that is in place at all SCA operations.

     Campbell Jamieson (Vice President -- Slot Operations) has over 16 years experience in the gaming industry. Mr. Jamieson has held many positions in slots operations, both technical and floor. During his twelve years with Sun International, Mr. Jamieson was Complex Slots Manager at Sun City and The Carousel.

     Tristan Kaatze (Vice President and Chief Financial Officer) is a chartered accountant in South Africa who spent nine years at Sun International and held positions both in the corporate office and operating units. Most recently, Mr. Kaatze served as Chief Financial Officer of Sun City.

     Sean McGuinness (Assistant General Counsel) first became involved in the gaming industry in 1989. Mr. McGuinness served with the Iowa Racing and Gaming Commission and the Mississippi Gaming Commission before representing several gaming companies in private law practice in Mississippi. Mr. McGuinness' clients have included Bally Entertainment Corporation and Trump Hotels and Casino Resorts. Mr. McGuinness became Assistant General Counsel of the Partnership in March 1997.


     The Swiss Parent's reputation is as the pioneer of casino games in Switzerland. Since 1993, the Swiss Parent has established strategic alliances with "Kursaals" (gaming and entertainment facilities under municipal control) and, in conjunction with these entities, operates gaming facilities in Locarno, Bern, Geneva, Thun, Schaffhausen, Rheinfelden, and, in a joint venture with Casinos Austria, Lugano, Luzern and St. Moritz. In addition to gaming, all of these operations offer restaurants, bars and entertainment facilities. The Swiss Parent operates a casino in The Hague, Netherlands as well as 13 "arcades" in Great Britain.


EXECUTIVE COMPENSATION


     Summary Compensation Table. The following sets forth the annual compensation for services in all capacities to the Issuers for the fiscal year ended December 31, 1997 of Mr. McMullan, the President and Chief Executive Officer of RAS, and Messrs. Tipton, Fonseca, Boshoff and Smith, the remaining executive officers of RAS.



                                                      ANNUAL COMPENSATION
                                              ------------------------------------
                                                                    OTHER ANNUAL        ALL OTHER
   NAME AND PRINCIPAL POSITION(1)      YEAR    SALARY     BONUS    COMPENSATION(2)   COMPENSATION(3)
   ------------------------------      ----   --------   -------   ---------------   ---------------
Brian McMullan.......................  1997   $275,000   $10,781       $71,151          $107,167
  President and Chief Executive
  Officer
John Tipton..........................  1997   $225,000   $ 5,391       $62,718          $ 97,761
  Senior Vice President, Chief
  Financial Officer and General
  Counsel
Jim Fonseca..........................  1997   $225,000   $ 5,391       $59,347          $ 93,757
  Senior Vice President Gaming
  Operations
Quinton Boshoff......................  1997   $150,000   $ 5,391       $54,715          $ 82,024
  Senior Vice President Slot
  Operations
Jeff Smith...........................  1997   $125,000        --       $ 5,932          $ 65,936
  Treasurer, Secretary and Financial
  Controller


---------------

(1) Executive officers of RAS are compensated by SCA either directly or through SCR, its wholly owned subsidiary, and neither the Partnership nor RAS pays any compensation to any of the executive officers. See "Certain Transactions."

(2) Each perquisite or other personal benefit exceeding 25.0% of the total perquisites and other personal benefits for each named executive officer is:



                                                             TAXES FOR LIFE
                                                               INSURANCE
                           NAME                                 PREMIUMS      CAR ALLOWANCE
                           ----                              --------------   -------------
Brian McMullan.............................................     $38,164          $29,030
John Tipton................................................     $30,499          $29,030
Jim Fonseca................................................     $27,244          $29,030
Quinton Boshoff............................................     $19,243          $29,030
Jeff Smith.................................................     $ 5,157           --



(3) Items included in "All Other Compensation" are:



                                                                  EXECUTIVE LIFE
                                                   ONE-TIME         INSURANCE         401(K)
                    NAME                       MOVING ALLOWANCE      PREMIUMS      CONTRIBUTIONS
                    ----                       ----------------   --------------   -------------
Brian McMullan...............................      $50,000           $46,867          $10,300
John Tipton..................................      $50,000           $37,461          $10,300
Jim Fonseca..................................      $50,000           $33,457          $10,300
Quinton Boshoff..............................      $50,000           $23,631          $ 8,393
Jeff Smith...................................      $50,000           $ 9,061          $ 6,875



     Compensation of Directors. RAS does not pay any fees or other compensation (other than reimbursement of expenses incurred to attend meetings) to directors for their services in that capacity.



     Compensation Committee Interlocks and Insider Participation. Neither the Issuers, SCA or SCR has a compensation committee or other committee of the board of directors which performs a similar function. Each of the executive officers' compensation, which is paid by SCR, a wholly owned subsidiary of SCA, was determined by Messrs. Jecklin, McMullan and Tipton. Each of the directors of RAS is a director of SCR. See "Risk Factors -- Availability and Retention of Key Management and Other Employees" and "Certain Transactions -- Certain Business Relationships."


EMPLOYMENT AGREEMENTS AND EQUITY ARRANGEMENTS

     There are no employment agreements between either of the Issuers and any of the directors or executive officers of RAS or senior operating management of the Partnership or RAS. Messrs. McMullan, Tipton, Fonseca and Boshoff (the "Executives") are employees of SCR, a wholly-owned subsidiary of SCA, and each has an employment agreement which may be terminated by any of the Executives or SCR with 90 days prior written notice. As employees of SCR, each of the Executives currently are engaged, and in the future will engage, in the development and management of SCR's other businesses and properties. They will devote only as much of their time to the business of the Partnership as they, in their judgment, deem to be reasonably required, which will be less than their full time. These officers and directors may experience conflicts of interest in allocating management time, services and functions among the Partnership and the various other business activities of SCR.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     As permitted under the Nevada General Corporation Law, the Partnership's Partnership Agreement and the Bylaws of RAS eliminate the personal liability and provide for the indemnification of the partners, officers, directors, employees, agents or Affiliates of the Partnership or RAS for any damages, action, suit or proceeding provided that such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Partnership or RAS, as applicable, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

     The Bylaws of RAS also provide for indemnification of officers and directors of RAS and persons who serve at the request of RAS as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, to the full extent allowed by Nevada law. The Nevada General Corporation Law authorizes indemnification of officers, directors and persons serving other entities in certain capacities at the request of the corporation, subject to certain conditions and limitations set forth therein, against all expenses and liabilities incurred by or imposed upon them as a result of actions, suits and proceedings brought against them in such capacity if they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action, they had reasonable cause to believe the conduct was lawful.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Issuers pursuant to the foregoing provisions, the Issuers have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

                              CERTAIN TRANSACTIONS

MANAGEMENT FEES

     Pursuant to the terms of the Partnership Agreement, RAS is entitled to 3.0% of the monthly net revenues of the Partnership, and 6.0% of the monthly EBITDA with the net revenue fee deducted each calendar month, as compensation for management of the Partnership. The maximum amount of compensation payable to RAS, however, shall not exceed 10.0% of the Partnership's total net revenue. Distribution of these fees shall be made on a quarterly basis, subject to the terms of the Indenture and the Credit Agreement. Such compensation shall be subordinated to the Notes and the Mortgage Notes.

     Substantially all management and general and administrative services, including the services of Messrs. McMullan, Tipton, Fonseca, Boshoff and Smith, certain members of additional senior management, certain clerical and administrative employees, and certain other general and administrative support including office space, will be provided to the Partnership by SCA either directly or through SCR, its wholly-owned subsidiary. All executive officers of the Partnership will be compensated by SCR and neither the Partnership nor RAS will pay any compensation to any of the Partnership's executive officers. In consideration of the foregoing, in 1998 the Partnership will pay to SCR a fee of approximately $2.0 million plus 65.0% (estimated to be approximately $100,000) of SCR's overhead. The fee paid by the Partnership to SCR was $356,103 for 1996 and approximately $2.3 million for 1997. The fee is subject to renegotiation annually between the Partnership and SCR. The current fee was not, and any future fee will not be, the result of arms-length negotiation between the Partnership and SCR.

DEVELOPMENT FEE

     The Partnership will pay to SCA a development fee equal to $3.0 million, which will be subordinated to the Notes and the Mortgage Notes, for services it has rendered, and will render, in connection with the development of the Resort Casino.

OPTION AND RIGHT OF FIRST OFFER

     Prior to completion of the 144A Offering, the Partnership assigned its option rights on a 22.5-acre parcel (the "Option Parcel") adjacent to the Resort Casino to SCA subject to the approval of HHP. The right to purchase the Option Parcel was originally purchased by the Partnership for $1.2 million. It is anticipated that a new entity will be established for any development of the Option Parcel. Any interest retained by SCA in the Option Parcel development and any other economic benefit from the Option Parcel will be shared by the partners based upon their Partnership interests.

     The Partnership currently holds the Right of First Offer with respect to four other potential gaming sites in Summerlin. If the Partnership is given a notice to exercise its Right of First Offer, and it elects to exercise such right, it must first attempt to develop and finance such site under the terms of the Indenture and Credit Agreement. If, however, the financing of such site is restricted under the Indenture and Credit Agreement, the Partnership will then be permitted to assign such rights to an affiliate of SCA in exchange for an equity interest in such affiliate provided, however, that SCA owns at least 85.0% of such affiliate. The determination of the value of the Right of First Offer that may be assigned to the affiliate of SCA will be determined by the general partner of the Partnership, currently RAS, a wholly-owned subsidiary of SCA. RAS currently holds a 1.0% interest in the Partnership as the general partner. SCA also owns a limited partnership interest that represents 91.26% of the Partnership's total interests, excluding the Warrants.

ARCHITECT'S LIMITED PARTNERSHIP INTEREST

     Christiana L. P., an entity controlled by Mr. Steelman, the principal of the Architect, owns a 5.0% limited partnership interest in the Partnership. The Partnership entered into the Architect Agreement with the Architect prior to the consummation of the 144A Offering pursuant to which the Architect shall be paid compensation of approximately $2.4 million and any reimbursable expenses. The Architect Agreement also provides for additional expenditures of up to approximately $2.3 million primarily for third party engineering, landscaping and other consulting fees.

CERTAIN BUSINESS RELATIONSHIPS

     Mr. Jecklin, the Chairman of the Board of RAS, is the Chairman of the Board of SCA and the Swiss Parent. Additionally, Messrs. McMullan, Tipton, Fonseca, Boshoff and Smith, the executive officers of RAS, also serve as executive officers of SCA.

                             OWNERSHIP OF INTERESTS

     The following table sets forth certain information with respect to the beneficial ownership of the common stock of RAS and the partnership interests in the Partnership by (i) each person who, to the knowledge of RAS and the Partnership, beneficially owns more than 5.0% of the outstanding common stock of RAS, and owns any partnership interest in the Partnership and (ii) all executive officers and directors of RAS as a group that is expected upon the completion of the Exchange Offer. As of March 31, 1998, RAS had 1,000 shares of outstanding common stock, all of which has voting rights.

RAS

                                                                   AMOUNT AND
                                                                   NATURE OF
                    BENEFICIAL OWNER(1)                       BENEFICIAL OWNERSHIP    PERCENTAGE
                    -------------------                       --------------------    ----------
Hans Jecklin(2).............................................           623               62.30%
Christiane Jecklin(3).......................................           207               20.70
Brian McMullan(4)...........................................            60                6.00
John Tipton(5)..............................................            30                3.00
Jim Fonseca(6)..............................................            40                4.00
Quinton Boshoff(7)..........................................            30                3.00
Jeff Smith..................................................            --                  --
All executive officers and directors of RAS as a group......           990               99.00%

---------------
(1) The address of each person named herein is c/o The Resort at Summerlin, Inc., 1160 Town Center Drive, Suite 200, Las Vegas, Nevada 89134.

(2) Mr. Jecklin is the beneficial owner of 6,230 shares of SCA. Excludes 2,070 shares of SCA owned by Christiane Jecklin, his wife, in which he disclaims beneficial interest.

(3) Ms. Jecklin is the beneficial owner of 2,070 shares of SCA. Excludes 6,230 shares of SCA owned by Hans Jecklin, her husband, in which she disclaims beneficial interest.

(4) Mr. McMullan owns 600 shares of SCA.

(5) Mr. Tipton owns 300 shares of SCA.

(6) Mr. Fonseca owns 400 shares of SCA.

(7) Mr. Boshoff owns 300 shares of SCA.

THE PARTNERSHIP

                                                                BENEFICIAL
                                                                OWNERSHIP
                   BENEFICIAL OWNER(1)(2)                       PERCENTAGE
                   ----------------------                       ----------
RAS(3)......................................................       1.00%
SCA(4)......................................................      92.26
Christiana L.P.(5)..........................................       5.00
Hans Jecklin(6).............................................      57.50
Christiane Jecklin(7).......................................      19.10
Brian McMullan(8)...........................................       5.50
John Tipton(9)..............................................       2.80
Jim Fonseca(10).............................................       3.70
Quinton Boshoff(11).........................................       2.80
Jeff Smith..................................................         --
All executive officers and directors of RAS as a
  group(12).................................................      92.26%

---------------
 (1) The address of each person named herein is c/o The Resort at Summerlin, Limited Partnership, 1160 Town Center Drive, Suite 200, Las Vegas, Nevada 89134.

 (2) Percentages exclude percentage ownership attributable to the Warrants.

 (3) RAS is a wholly-owned subsidiary of SCA and owns a 1.0% general partnership interest in the Partnership.

 (4) SCA holds a 91.26% limited partnership interest and a beneficial 1.0% general partnership interest in the Partnership through the ownership of RAS.

 (5) Controlled by Mr. Steelman, the principal of the Architect. See "Certain Transactions."

 (6) Mr. Jecklin is the beneficial owner of 6,230 shares of SCA, which owns a 91.26% limited partnership interest and a beneficial 1.0% general partnership interest in the Partnership. Excludes 2,070 shares of SCA owned by Christiane Jecklin, his wife, in which he disclaims beneficial interest.

 (7) Ms. Jecklin is the beneficial owner of 2,070 shares of SCA, which owns a 91.26% limited partnership interest and a beneficial 1.0% general partnership interest in the Partnership. Excludes 6,230 shares of SCA owned by Hans Jecklin, her husband, in which she disclaims beneficial interest.

 (8) Mr. McMullan owns 600 shares of SCA, which owns a 91.26% limited partnership interest and a beneficial 1.0% general partnership interest in the Partnership.

 (9) Mr. Tipton owns 300 shares of SCA, which owns a 91.26% limited partnership interest and a beneficial 1.0% general partnership interest in the Partnership.

(10) Mr. Fonseca owns 400 shares of SCA, which owns a 91.26% limited partnership interest and a beneficial 1.0% general partnership interest in the Partnership.

(11) Mr. Boshoff owns 300 shares of SCA, which owns a 91.26% limited partnership interest and a beneficial 1.0% general partnership interest in the Partnership.

(12) Messrs. Jecklin, McMullan, Tipton, Fonseca and Boshoff and Smith are directors and executive officers, of SCA, which owns all the outstanding shares of common stock of RAS, and such persons, as a group, beneficially own 100.0% of SCA's common stock and, therefore, may be deemed to beneficially own all the Partnership interests held by RAS and SCA. In addition, through certain voting arrangements that expire in 2004, Mr. Jecklin has the power to vote all the shares of common stock of SCA owned by the Executives, which totals 16.0% of the outstanding stock of SCA. Mr. Jecklin, through his ownership and control of the Swiss Parent, also has voting and dispositive power with respect to 83.0% of the outstanding stock of SCA, all of which is owned by the Swiss Parent. The remaining 1.0% is held by a director of the Swiss Parent.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Original Notes were originally sold by the Issuers on December 31, 1997, to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently resold the Original Notes to Qualified Institutional Buyers pursuant to Rule 144A, or institutional "accredited investors" as defined in Rule 501(a) (1), (2), (3) or (7) of Regulation D under the Securities Act. As provided in the Purchase Agreement, the Issuers entered into the Registration Rights Agreement, pursuant to which the Issuers have agreed, for the benefit of the Holders of the Original Notes, at the Issuers' cost, to (i) file the Registration Statement of which this Prospectus is a part with the Commission or before April 30, 1998 (the "Filing Date") with respect to the Exchange Offer for the Exchange Notes (and which was filed with the Commission on April 8, 1998),
(ii) use their best efforts to cause the Registration Statement to be declared effective under the Securities Act on or before June 29, 1998, and (iii) use their best efforts to consummate the Exchange Offer on or before July 29, 1998. Upon the Registration Statement being declared effective, the Issuers will offer the Exchange Notes in exchange for the Original Notes. The Issuers will keep the Exchange Offer open for no less than 30 business days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the Holders.

     For each Original Note properly tendered and accepted pursuant to the Exchange Offer, the Holder will receive an Exchange Note having a principal amount equal to that of the Original Note tendered. Interest on each Exchange Note will accrue or accumulate from the last interest payment date on which interest was paid on the Original Note tendered in exchange therefor or, if no interest has been paid on such Original Note, from December 31, 1997.

     Each Original Note Holder who wishes to exchange the Original Notes for Exchange Notes in the Exchange Offer will be required to represent in the Letter of Transmittal that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes, and (iii) it is not an Affiliate of the Issuers.

     If (i) the Issuers are not required to file the Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law, including all applicable Gaming Laws or Commission policy, or (ii) any holder of Transfer Restricted Securities notifies the Issuers prior to the 20th day following consummation of the Exchange Offer that
(A) it is prohibited by law or Commission policy from participating in the Exchange Offer, or (B) it may not resell the Exchange Notes, acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Registration Statement is not appropriate or available for such resales, or (C) that it is a broker-dealer and owns Original Notes acquired directly from the Issuers, or if for any other reason the Exchange Offer is not consummated on or before July 29, 1998, or, under certain other circumstances, if the Initial Purchaser or any Original Note Holder (other than the Initial Purchaser) who is not eligible to participate in the Exchange Offer shall so request (a "Shelf Request"), the Issuers, will at their cost (a) within 120 days of such Shelf Request, file a shelf registration statement relating to the offer and sale of the then outstanding Original Notes (a "Shelf Registration Statement"); (b) use their best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act no later than 180 days following a Shelf Request; and (c) use their best efforts to keep effective the Shelf Registration Statement until the earlier of December 31, 1999 or such shorter period terminating when all of the Original Notes covered by the Shelf Registration Statement or all of the Original Notes become eligible for resale pursuant to Rule 144 without volume restrictions. The Issuers will, in the event of the filing of a Shelf Registration Statement, provide to each Original Note Holder copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when such Shelf Registration Statement has become effective and take certain other actions required to permit unrestricted resales of the Original Notes. A Holder that sells its Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such Holder (including indemnification obligations). If the Issuers fail to comply with the above provisions or if such registration statements fail to become effective, then, as liquidated damages, additional interest (the "Additional Interest") shall become payable with respect to the Original Notes as follows:

          (i) if a Shelf Registration Statement is required and not filed, within 120 days following a Shelf Request, Additional Interest of 0.25% per annum shall accrue on the Original Notes over and above the stated rate for the first 90 days commencing on the Shelf Request, such Additional Interest increasing by an additional 0.25% per annum at the beginning of each subsequent 30-day period;

          (ii) if the Registration Statement or Shelf Registration Statement is not declared effective, in the case of the Registration Statement, on or before June 29, 1998 or, in the case of the Shelf Registration Statement, within 180 days following a Shelf Request, Additional Interest of 0.25% per annum shall accrue on the Original Notes over and above the stated rate for the first 90 days commencing on June 29, 1998 or such Shelf Request, respectively, such Additional Interest increasing by an additional 0.25% per annum at the beginning of each subsequent 30-day period; or

          (iii) if (A) the Issuers have not exchanged all Original Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to July 29, 1998, or (B) the Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated, or (C) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to December 31, 1999 (unless all the Original Notes have been sold thereunder), then Additional Interest of 0.25% per annum shall accrue on the Original Notes over and above the stated rate for the first 30 days commencing on (x) July 29, 1998 with respect to the Original Notes validly tendered and not exchanged by the Issuers in the case of (A) above, or (y) the date the Registration Statement ceases to be effective or usable for its intended purpose in the case of (B) above, or (z) the day such Shelf Registration Statement ceases to be effective in the case of (C) above, such Additional Interest increasing by an additional 0.25% per annum at the beginning of each subsequent 30-day period; provided that all Additional Interest on the Original Notes may not exceed in the aggregate 2.0% per annum; and that (1) upon the filing of the Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement (in the case of (ii) above), or (3) upon the exchange of Exchange Notes for all Original Notes tendered (in the case of clause (iii)(A) above), or upon the effectiveness of the Registration Statement which had ceased to remain effective (in the case of clause (iii)(B) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)(C) above), Additional Interest on the Original Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

     Any Additional Interest due will be payable on the same original interest payment dates as the Original Notes.

     The regulations of the Nevada Board and the Nevada Commission also provide that any entity which is not an "affiliated company," as defined in the Nevada Act, or which is not otherwise subject to the provisions of the Nevada Act or regulations, such as each of the Issuers, which plans to make a public offering of securities or the proceeds from the sale of which are intended for the construction or operation of gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes, may apply to the Nevada Commission for prior approval of such offering. The Nevada Commission may find an applicant unsuitable based solely on the fact that it did not submit such an application, unless upon a written Ruling Request, the Nevada Board Chairman has ruled that it is not necessary to submit an application. The Exchange Offer will qualify as a public offering. The Issuers filed a Ruling Request with the Nevada Board Chairman. On March 27, 1998, the Nevada Board Chairman granted the Issuers' Ruling Request, ruling that the Exchange Offer need not be submitted to the Nevada Board or the Nevada Commission for prior approval. See "Regulation and Licensing -- Nevada" and "Description of the Notes -- Optional
Redemption -- Regulatory Redemption."

     Following the consummation of the Exchange Offer, the Holders eligible to participate in the Exchange Offer but who did not tender their Original Notes will not have any further exchange or registration rights and the Original Notes will continue to be subject to certain restrictions on transfer adversely affecting the liquidity of the Original Notes. See "Risk Factors -- Consequences of Failure to Exchange Original Notes."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Issuers will accept Original Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Issuers will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Original Notes tendered and identical to those accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer. However, Original Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are identical to the Original Notes in all material respects except (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof, and (iii) the Exchange Notes will not contain certain provisions relating to an increase in the interest rate relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $100.0 million aggregate principal amount of Original Notes are outstanding. The Issuers have fixed 5:00 p.m., New
York City time, on             , 1998, as the record date for the Exchange Offer
for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Original Note Holders do not have any appraisal or dissenters' rights under the General Corporation Law of Nevada or the Indenture in connection with the Exchange Offer. The Issuers intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder. The Issuers shall be deemed to have accepted validly tendered Original Notes when, as and if the Issuers have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the Tendering Holders for the purpose of receiving the Exchange Notes from the Issuers. If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any unaccepted Original Notes will be returned, without expense, to the Tendering Holder thereof as promptly as practicable after the Expiration Date. Tendering Holders will not be required to pay brokerage commissions or fees or, subject to the instructions of the Letter of Transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the Exchange Offer. The Issuers will pay all charges and expenses, other than the transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The "Expiration Date" is 5:00 p.m., New York City time, on             ,
1998, unless the Issuers, in their sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Issuers will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered Holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Issuers reserve the right (i) to delay acceptance of any Original Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or any amendment will be followed as promptly as practicable by oral or written notice thereof to the registered Holders.

PROCEDURES FOR TENDERING

     The tender of Original Notes pursuant to any of the procedures set forth in this Prospectus and in the Letter of Transmittal will constitute a binding agreement between the Tendering Holder and the Issuers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. The tender of Original Notes will constitute an agreement to deliver good and marketable title to all tendered Original Notes prior to the Expiration Date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

     EXCEPT AS PROVIDED IN "-- GUARANTEED DELIVERY PROCEDURES," UNLESS THE ORIGINAL NOTES BEING TENDERED ARE DEPOSITED BY THE TENDERING HOLDER WITH THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE (ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL), THE ISSUERS MAY, AT THEIR OPTION, REJECT SUCH TENDER. ISSUANCE OF EXCHANGE NOTES WILL BE MADE ONLY AGAINST DEPOSIT OF TENDERED ORIGINAL NOTES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS. NOTWITHSTANDING THE FOREGOING, DTC PARTICIPANTS TENDERING THROUGH ATOP WILL BE DEEMED TO HAVE MADE VALID DELIVERY WHERE THE EXCHANGE AGENT RECEIVES AN AGENT'S MESSAGE PRIOR TO THE EXPIRATION DATE.

     To tender Original Notes, the following procedures must be followed:

     Original Notes held through DTC. Each beneficial owner owning interests in Original Notes holding Original Notes through a DTC Participant must instruct such DTC Participant to cause its Original Notes to be tendered in accordance with the procedures set forth in this Prospectus.

     Pursuant to an authorization given by DTC to the DTC Participants, each DTC Participant holding Original Notes through DTC must (i) electronically transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Exchange Agent's account at DTC and send an Agent's Message to the Exchange Agent for its acceptance, or (ii) comply with the guaranteed delivery procedures set forth below and in the Notice of Guaranteed Delivery. See "-- Guaranteed Delivery Procedures."

     The Exchange Agent will (promptly after the date of this Prospectus) establish accounts at DTC for purposes of the Exchange Offer with respect to Original Notes held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of interests in Original Notes into the Exchange Agent's account through ATOP. However, although delivery of interests in the Original Notes may be effected through book-entry transfer into the Exchange Agent's account through ATOP, an Agent's Message in connection with such book-entry transfer, and any other required documents, must be, in any case, transmitted to and received by the Exchange Agent at its address set forth under "-- Exchange Agent," or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Exchange Agent. The confirmation of a book-entry transfer into the Exchange Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC Participants have received a Letter of Transmittal and agree to be bound by the terms of such Letter of Transmittal and that the Issuers may enforce such agreement against such DTC Participants.

     Cede & Co., as the Holder of the global certificates representing the Original Notes (the "Global Notes"), will tender a portion of each of the Global Notes equal to the aggregate principal amount due at the stated maturity for which instructions to tender are given by DTC Participants.

     Original Notes held by Holders. Each Holder must (i) complete and sign and mail or deliver the accompanying Letter of Transmittal, and any other documents required by such Letter of Transmittal, together with certificates representing all tendered Original Notes, to the Exchange Agent at its address set forth under "-- Exchange Agent," or (ii) comply with the guaranteed delivery procedures set forth below and in the Notice of Guaranteed Delivery. See "-- Guaranteed Delivery Procedures."

     All signatures on a Letter of Transmittal must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution"); provided, however, that signatures on a Letter of Transmittal need not be guaranteed if such Original Notes are tendered for the account of an Eligible Institution including (as such terms are defined in Rule 17Ad-15): (i) a bank; (ii) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings institution that is a participant in a Securities Transfer Association recognized program.

     If a Letter of Transmittal or any Original Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Issuers of the authority of such person so to act must be submitted.

     Holders should indicate in the applicable box in the Letter of Transmittal the name and address to which substitute certificates evidencing Original Notes for amounts not tendered are to be issued or sent, if different from the name and address of the person signing such Letter of Transmittal. In the case of issuance in a different name, the employer identification or social security number of the person named must also be indicated. If no instructions are given, such Original Notes not tendered, as the case may be, will be returned to the person signing such Letter of Transmittal.

     By tendering, each Holder and each DTC Participant will make to the Issuers the representations set forth in the third paragraph under the heading
"-- Purpose and Effect of the Exchange Offer."

     No alternative, conditional, irregular or contingent tenders will be accepted (unless waived). By executing a Letter of Transmittal or transmitting an acceptance through ATOP, as the case may be, each Tendering Holder waives any right to receive any notice of the acceptance for purchase of its Original Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Original Notes will be resolved by the Issuers, whose determination will be final and binding. The Issuers reserve the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the absolute right to waive any condition to the Exchange Offer and any irregularities or conditions of tender as to particular Original Notes. The Issuers' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as the Issuers shall determine. The Issuers and the Exchange Agent shall not be under any duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the Tendering Holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     LETTERS OF TRANSMITTAL AND ORIGINAL NOTES MUST BE SENT ONLY TO THE EXCHANGE AGENT. DO NOT SEND LETTERS OF TRANSMITTAL OR ORIGINAL NOTES TO THE ISSUERS OR DTC.

     The method of delivery of Original Notes and Letters of Transmittal, any required signature guaranties and all other required documents, including delivery through DTC and any acceptance through ATOP, is at the election and risk of the persons tendering and delivering acceptances or Letters of Transmittal and, except as otherwise provided in the applicable Letter of Transmittal, delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Original Notes held through DTC. DTC Participants holding Original Notes through DTC who wish to cause their Original Notes to be tendered, but who cannot transmit their acceptances through ATOP prior to the Expiration Date, may cause a tender to be effected if:

          (a) guaranteed delivery is made by or through an Eligible Institution;

          (b) prior to 5:00 p.m., New York City time on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided by the Issuers herewith; and

          (c) Book-Entry Confirmation and an Agent's Message in connection therewith (as described above) are received by the Exchange Agent within three NYSE trading days after the date of the execution of the Notice of Guaranteed Delivery.

     Original Notes Held by Holders. Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available, (ii) who cannot deliver their Original Notes, the Letter of Transmittal or any other required documents to the Exchange Agent, or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to 5:00 p.m., New York City time on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Original Notes and the principal amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three NYSE trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificates representing the Original Notes (or a confirmation of book-entry transfer of such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by such Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Original Notes in proper form for transfer (or a confirmation or book-entry transfer of such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by such Letter of Transmittal are received by the Exchange Agent upon three NYSE trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Original Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     Original Notes held through DTC. DTC Participants holding Original Notes who have transmitted their acceptances through ATOP may, prior to 5:00 p.m., New York City time, on the Expiration Date, withdraw the instruction given thereby by delivering to the Exchange Agent, at its address set forth under "-- Exchange Agent," a written, telegraphic or facsimile notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC Participant, the principal amount due at the stated maturity or number of shares of the Original Notes to which such withdrawal related and the signature of the DTC

Participant. Withdrawal of such an instruction will be effective upon receipt of such written notice of withdrawal by the Exchange Agent.

     Original Notes held by Holders. Holders may withdraw a tender of Original Notes in the Exchange Offer, by a telegram, telex, letter or facsimile transmission notice of withdrawal received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (ii) identify the Original Notes to be withdrawn (including the certificate number(s) and principal amount due at the stated maturity of such Original Notes, or, in the case of Original Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Original Notes register the transfer of such Original Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Original Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuers, whose determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

     All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Original Notes being withdrawn are held for the account of an Eligible Institution.

     A withdrawal of an instruction or a withdrawal of a tender must be executed by a DTC Participant or a Holder, as the case may be, in the same manner as the person's name appears on its transmission through ATOP or Letter of Transmittal, as the case may be, to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A DTC Participant or a Holder may withdraw an instruction or a tender, as the case may be, only if such withdrawal complies with the provisions of this Prospectus.

     A withdrawal of a tender of Original Notes by a DTC Participant or a Holder, as the case may be, may be rescinded only by a new transmission of an acceptance through ATOP or execution and delivery of a new Letter of Transmittal, as the case may be, in accordance with the procedures described herein.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Issuers shall not be required to accept for exchange or exchange any Original Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Original Notes, if:

        (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the judgment of the Issuers upon written advice of counsel, could reasonably be expected to impair materially the ability of the Issuers to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Issuers or any Subsidiaries; or

        (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the judgment of the Issuers and based on written advice of counsel, could reasonably be expected to impair materially the ability of the Issuers to proceed with the Exchange Offer or impair materially the contemplated benefits of the Exchange Offer to the Issuers; or

        (c) any governmental approval has not been obtained, which approval the Issuers shall, in their discretion and based on written advice of counsel, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If any of the conditions are not satisfied, the Issuers may (i) refuse to accept any Original Notes and return all tendered Original Notes to the Tendering Holders, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Original Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Original Notes which have not been withdrawn.

EXCHANGE AGENT


     United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:






         By Mail:                 By Overnight Courier:                   By Hand:
United States Trust Company    United States Trust Company      United States Trust Company
        of New York                    of New York                      of New York
       P. O. Box 844             770 Broadway-13th Floor                111 Broadway
      Cooper Station            Corporate Trust Operations              Lower Level
  New York, NY 10276-0844               Department                   New York, NY 10006
 (registered or certified           New York, NY 10003         Attn: Corporate Trust Services
           mail
       recommended)

                                      By Facsimile:
                                      (212) 780-0592
                             (For Eligible Institutions Only)

                                  Confirm by telephone:
                                      (800) 548-6565


     Delivery to an address other than as set forth above, or transmission of instructions via a facsimile number other than the one set forth above, will not constitute a valid delivery.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Issuers. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Issuers and their Affiliates.

     The Issuers have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Issuers, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Issuers. Such expenses include fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Original Notes, which is face value less the OID attributed to the Warrants as reflected in the Issuers' accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Issuers. The expenses of the Exchange Offer will be capitalized and amortized over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Original Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Original Notes may be resold only (i) to the Issuers (upon redemption thereof or otherwise), (ii) so long as the Original Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a Qualified Institutional Buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Issuers), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or
(iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

     With respect to resales of the Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Issuers believe that a Holder or other person who receives Exchange Notes in the ordinary course of business, whether or not such person is the Holder (other than (i) a broker-dealer who purchases such Exchange Notes from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Issuers (within the meaning of Rule 405 under the Securities Act) who receives Exchange Notes in exchange for Original Notes, and who is not participating, does not intend to participate, and has no arrangement or understanding with such person to participate in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any Holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such Holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such securities were acquired by such Participating Broker-Dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     As contemplated by these no-action letters and the Registration Rights Agreement, each Holder accepting the Exchange Offer is required to represent to the Issuers in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the Holder or the person receiving such Exchange Notes, whether or not such person is the Holder, in the ordinary course of business, (ii) the Holder or any such other person (other than a Participating Broker-Dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Notes, (iii) the Holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the Holder nor any such other person is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, and (v) the Holder or any such other person acknowledges that if such Holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters. As indicated above, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Original Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                            DESCRIPTION OF THE NOTES

     The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act")) and the Notes. See "Glossary" beginning on page 96 for definitions of certain capitalized terms. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture and such definitions are incorporated herein by reference.

     The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof, and (iii) the Exchange Note Holders will not be entitled to certain rights under the Registration Rights Agreement relating to an increase in the interest rate relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on December 31, 1997 for a statement of them. A copy of the form of Indenture may be obtained from the Issuers or the Commission by any Holder or prospective investor upon request. See "Additional Information."

     The Original Notes were, and the Exchange Notes will be, issued pursuant to the Indenture. Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuers in the Borough of Manhattan, the City of New York (which initially shall be the corporate trust office of the Trustee in New York, New
York), except that, at the option of the Issuers, cash payments of interest may be made by check mailed to the Note Holders. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer, and the Original Notes may be presented for exchange, at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Issuers may change any Paying Agent and Registrar without notice to Note Holders.

     The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Exchange Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

PRINCIPAL AMOUNT, MATURITY AND INTEREST PAYMENTS

     In December 1997, the Issuers jointly and severally sold $100.0 million aggregate principal amount of Original Notes to the Initial Purchaser in the 144A Offering. The Notes will mature on December 15, 2007 and bear interest at the rate of 13.0% per annum from December 31, 1997 or from the most recent date to which interest has been paid or provided for, which will be payable in arrears semiannually on each Interest Payment Date, commencing on June 15, 1998, to Holders of record at the close of business on June 1 or December 1 immediately preceding the Interest Payment Date. The interest rate on the Notes is subject to increase under certain circumstances. See "The Exchange Offer." Interest will be payable only in cash or in additional Notes on each Interest Payment Date, at the option of the Issuers, until June 15, 1999, and thereafter will be payable in cash. To the extent any cash interest is not paid after June 15, 1999, the amount not paid will bear interest at the interest rate then applicable to the Notes plus 2.0%. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will not be entitled to the benefit of any mandatory sinking fund.

OPTIONAL REDEMPTION

     Except as described under "-- Regulatory Redemption" or under "-- Optional Redemption Upon Public Equity Offering," the Notes will not be redeemable at the option of the Issuers until December 15, 2002, at which time the Notes will be redeemable, in whole or in part, at the Issuers' option at any time upon not less than 30 nor more than 60 days notice by first-class mail at the following redemption prices, if redeemed during the 12-month period commencing on December 15 of the years set forth below, plus accrued and unpaid interest to the redemption date:

                                                              REDEMPTION
              12 MONTHS COMMENCING DECEMBER 15                  PRICE
              --------------------------------                ----------
2002........................................................    106.50%
2003........................................................    104.33
2004........................................................    102.17
2005 and thereafter.........................................    100.00%

     Optional Redemption Upon Public Equity Offering. At any time prior to December 15, 2000, and not more than 90 days after the consummation of any Public Equity Offering, each of the Issuers at its option may redeem up to 35.0% of the aggregate principal amount of the Notes with the Net Cash Proceeds of one or more Public Equity Offerings by the Partnership at a redemption price equal to 113.0% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that there is a Public Market at the time of such redemption and that after any such redemption at least $65.0 million of the original principal amount of the Notes remains outstanding.

     Selection. The Notes will be selected for any redemption by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion deems to be fair and appropriate, provided that for a partial redemption with the Net Cash Proceeds of a Public Equity Offering, selection of the Notes for redemption shall be made by the Trustee only on a pro rata basis unless such method is otherwise prohibited. The Notes may be redeemed in multiples of $1,000 principal amount only. Notice of redemption will be sent by first class mail, postage prepaid, at least 30 days (unless a shorter period is acceptable to the Trustee) but not more than 60 days prior to the date fixed for redemption to each Holder whose Notes are to be redeemed. If any Note is to be redeemed partially, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder upon cancellation of the original Note. On and after any redemption date, interest will cease to accrue on the Notes (or part thereof) called for redemption as long as either of the Issuers has deposited with the Paying Agent funds in satisfaction of the redemption price pursuant to the Indenture.

     Regulatory Redemption. If any Gaming Authority requires that a Holder or beneficial owner of the Notes be licensed, qualified or found suitable under any applicable Gaming Laws in order to maintain any gaming license or franchise of the Partnership under any applicable Gaming Laws, and the Holder or beneficial owner fails to apply (at its sole cost and expense) for a license, qualification or finding of suitability within 30 days after being requested to do so by the Gaming Authority (or such other period that may be required by such Gaming Authority), or if such Holder or beneficial owner is not so licensed, qualified or found suitable, the Issuers shall have the right, at their option, (i) to require such Holder or beneficial owner to dispose of the Notes within 30 days of receipt of such finding by the Gaming Authority (or such other date as may be required by the applicable Gaming Authority), or (ii) to call for redemption (pursuant to the procedures of the Indenture unless otherwise required by a Gaming Authority) of the Notes of such Holder or beneficial owner at a redemption price equal to the lesser of the principal amount, the fair market value thereof or the price at which such Holder or beneficial owner acquired the Notes, together with, in either case, accrued and unpaid interest. See "Risk Factors -- Gaming Regulation" and "Regulation and Licensing -- Nevada."

RANKING AND SUBORDINATION

     The Original Notes are, and the Exchange Notes will be, general unsecured obligations of the Issuers subordinated in right of payment to payment in full of all existing and future Senior Indebtedness, and will be senior or pari passu in right of payment to all existing and future subordinated Indebtedness. Payment from the proceeds of U.S. Government Obligations held in any defeasance trust is not subordinate to any Senior Indebtedness or subject to the restrictions described herein. See "-- Defeasance." As of December 31, 1997, on a pro forma basis after giving effect to the completion of the Resort Casino, the aggregate principal amount of the Issuers' outstanding Senior Indebtedness was $100.0 million (assuming issuance of all $100.0 million of the Mortgage Notes) and the Issuers had no outstanding Subordinated Obligations. As of March 31, 1998, the total outstanding Indebtedness of the Issuers ranking senior or pari passu with the Exchange Notes, and including $60.0 million of the Mortgage Notes, trade and other operating debt, is $60.0 million. As of the date of this Prospectus, the Issuers neither have any Restricted Subsidiary debt or anticipate incurring any such debt in the future.

     Although the Indenture limits the additional Indebtedness that the Issuers may incur, the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Certain
Covenants -- Limitation on Indebtedness."

     Upon any distribution to creditors of an Issuer in a liquidation or dissolution of such Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Issuer or its property, an assignment for the benefit of creditors or any marshaling of an Issuer's assets and liabilities, the Holders will be entitled to receive payment in full of all obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding, whether or not an allowable claim, at the rate specified in the applicable Senior Indebtedness) before the Holders will be entitled to receive any payment with respect to the Notes. Until all obligations with respect to Senior Indebtedness are paid in full, any distribution to which the Holders would be entitled will be made to the holders of Senior Indebtedness (except that the Holders may receive and retain permitted Subordinated Obligations and payments made from the defeasance trust). See
"-- Defeasance."

     The Issuers may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "-- Defeasance" below and may not otherwise purchase, redeem or otherwise retire any Notes if (i) any Designated Senior Indebtedness is not paid when due, or
(ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, the Issuers may pay the Notes without regard to the foregoing if the Issuers and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause
(i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuers may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Issuers) of written notice (a "Blockage Notice") of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Issuers from the Person or Persons who gave such Blockage Notice, (ii) by repayment in full in cash or Cash Equivalents of such Designated Senior Indebtedness, or (iii) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph), unless the Holders of such Designated Senior Indebtedness or the Representative of such Holders have accelerated the maturity of such Designated Senior Indebtedness, the Issuers may resume payments on the Notes after the end of the Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of the Designated Senior

Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors who are holders of Designated Senior Indebtedness (including holders of the Mortgage Notes) may recover more, ratably, than the Holders of Notes, and creditors who are not holders of Senior Indebtedness (including Holders of the Notes) may recover less, ratably, than holders of Senior Indebtedness. There can be no assurance that, in the event of insolvency, creditors will recover any portion of amounts owed by the Issuers.

ACCOUNTS

     On the Issue Date the Issuers deposited in an account (the "Notes Proceeds Account") maintained with First Security Trust Company of Nevada as the Account Agent the net proceeds of the Original Notes. The amounts in the Notes Proceeds Account (which were comprised solely of cash and Cash Equivalents) will be used only to satisfy construction and development costs and will be disbursed pursuant to the Disbursement Agreement. See "Description of Disbursement Agreement."

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Note Holder will have the right to require the Issuers to repurchase for cash all or any part of such Holder's Notes for 101.0% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. A Change of Control is (i) any sale, lease, exchange or other transfer (collectively, a "Transfer") (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership and its Subsidiaries; (ii) the adoption of a plan relating to the liquidation or dissolution of the Partnership; (iii) RAS ceasing to be the sole General Partner of the Partnership; or (iv) the Existing Partners failing to own in the aggregate, directly or indirectly, at least 50.0% of the General Partner.

     No earlier than 30 days and no later than 60 days following a Change of Control (or if the Notes have been repaid in full at such time), the Issuers shall notify each holder of the Change of Control and the Holder's right to require the Issuers to repurchase (within 70 to 90 days of the notice) such Holder's Notes for 101.0% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase and any applicable procedures not inconsistent with the Indenture.

     If any amounts are owing under the Credit Facilities, at the time of a Change of Control, prior to the mailing of the notice to the Holders but in any event within 30 days following the Change of Control, the Issuers will be required to (i) repay in full all obligations under the Credit Facilities, (ii) offer to repay in full the Credit Facilities and repay the Credit Facilities to each lender who has accepted such offer, or (iii) obtain the consents of the lenders under the Credit Facilities to repurchase the Notes. The Issuers will be required to comply with the provisions described in the preceding sentence prior to complying with their obligations to repurchase Notes in the event of a Change of Control. The Credit Facilities lenders are not legally or otherwise obligated to consent to a repurchase of the Notes by the Issuers following a Change of Control and may be entitled to withhold their consent to the repurchase of the Notes for any reason or for no reason. A Change of Control could occur at a time when the Issuers are financially unable to repay the Credit Facilities and/or to repurchase the Notes. The Issuers have not established, and do not intend to establish, any reserves or sinking funds for the repayment of the Credit Facilities or the repurchase of the Notes following a Change of Control or otherwise and have not received a commitment from any lender to refinance the Indebtedness under the Credit Facilities or the Notes obligations in the event of a Change of Control or otherwise. The failure or inability of the Issuers to repay the Credit Facilities and/or repurchase the Notes following a Change of Control will constitute Events of Default under both the Credit Facilities and the Indenture. See "Risk Factors -- Change of Control."

     The Issuers will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the

Issuers will comply with the applicable securities laws and regulations and shall not, as a result of such compliance, be deemed to have breached their obligations described in the Indenture.

     The Issuers will not make any required repurchase of Subordinated Obligations until at least 30 days after the Issuers are required to make purchases of the Notes following a Change of Control.

     The definition of "Change of Control" includes, among other transactions, a disposition of all or substantially all of the property and assets of the Partnership and its Subsidiaries. The phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the law which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may exist uncertainty as to whether a transaction is a disposition of "all or substantially all" of the property or assets and whether a Change of Control has occurred.

CERTAIN COVENANTS

     The Indenture contains certain covenants including, among others, the following:

  Limitation on Indebtedness

     The Partnership shall not, and shall not permit any of its Restricted Subsidiaries to, incur any Indebtedness other than:

     (a)(i) ranking pari passu with or which is expressly subordinate and junior in right of payment to, the Notes, if no Default or Event of Default shall have occurred and be continuing at the time of such incurrence or would occur as a consequence of such incurrence and the Consolidated Coverage Ratio would be equal to at least 2.00 to 1.00 and (ii) Senior Indebtedness if no Default or Event of Default shall have occurred and be continuing at the time of such incurrence or would occur as a consequence of such incurrence and the Consolidated Coverage Ratio would be at least equal to 2.50 to 1.00 (collectively, the "Coverage Ratio Indebtedness"); and

     (b) The following Indebtedness (collectively, the "Additional Permitted Indebtedness"):

          (i) Indebtedness under the Credit Agreement, in an aggregate principal amount outstanding at any time not to exceed $100.0 million (less the amount of any repayments of principal of the Mortgage Notes and any permanent reductions in the amount of available borrowings under the Revolving Credit Facility as a result of repayments made thereunder);

          (ii) the incurrence by the Partnership or any of its Restricted Subsidiaries of Indebtedness (including Capitalized Lease Obligations, Attributable Indebtedness incurred in connection with a Sale/ Leaseback Transaction or purchase money obligations), incurred for the purpose of financing all or any part of the purchase or lease of personal property or equipment or financing existing casino equipment used in the business of the Partnership or a Restricted Subsidiary, in an aggregate principal amount (including any permitted refinancing thereof) not to exceed $15.0 million (plus accrued interest thereon and the amount of reasonable expenses incurred and premium paid in connection with any permitted refinancing) outstanding at any time;

          (iii) Indebtedness of the Partnership owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Partnership or any Wholly-Owned Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Partnership or any Wholly-Owned Subsidiary) shall be deemed to constitute the incurrence of such Indebtedness by the issuer thereof;

          (iv) Indebtedness represented by, or Refinancing Indebtedness of, (a) the Notes, (b) the Subsidiary Guarantee, and (c) any Coverage Ratio Indebtedness;

          (v) Indebtedness, or Refinancing Indebtedness, of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary was acquired by the Partnership (other than Indebtedness incurred in anticipation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was otherwise acquired by the Partnership); provided that at the time such Restricted Subsidiary is acquired by the Partnership, the Partnership would have been able to incur an additional $1.00 of Coverage Ratio Indebtedness;

          (vi) Indebtedness (A) in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by the Partnership or any of its Restricted Subsidiaries to their suppliers, lessors, licensees, contractors, franchises or customers in the ordinary course of their business, (B) in respect of performance bonds or similar obligations of the Partnership or any of its Restricted Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, and (C) arising from Guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations (other than Indebtedness) incurred in the ordinary course of business;

          (vii) Indebtedness under certain Currency Agreements entered into for bona fide hedging purposes of the Partnership or its Restricted Subsidiaries (as determined in good faith by the General Partner of the Partnership) and which correspond in terms of notional amount, duration, currencies and interest rates as applicable, to Indebtedness of the Partnership or its Restricted Subsidiaries incurred without violation of the Indenture or to business transactions of the Partnership or its Restricted Subsidiaries on customary terms entered into in the ordinary course of business;

          (viii) Indebtedness from indemnification agreements, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Partnership or any of its Restricted Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business assets or Restricted Subsidiary of the Partnership (other than Guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Restricted Subsidiary of the Partnership for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Partnership or any of its Restricted Subsidiaries in connection with such disposition and which, together with all other such Indebtedness, does not exceed $2.0 million;

          (ix) Indebtedness consisting of (A) Guarantees by the Partnership of Indebtedness which would qualify as Coverage Ratio Indebtedness or otherwise as Additional Permitted Indebtedness if incurred directly by the Partnership and (B) Guarantees by a Restricted Subsidiary of Indebtedness incurred by the Partnership which would qualify as Coverage Ratio Indebtedness or otherwise as Additional Permitted Indebtedness if incurred directly by the Restricted Subsidiary;

          (x) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument issued by the Partnership or its Subsidiaries drawn against insufficient funds in the ordinary course of business in an amount not to exceed $250,000 at any time, provided that such Indebtedness is extinguished within two business days of its incurrence; and

          (xi) any other Indebtedness in an aggregate principal amount not to exceed $5.0 million.

     Neither the Partnership nor any Restricted Subsidiary shall incur any Indebtedness under paragraph (b) above if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Partnership unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Restricted Subsidiary shall incur any Indebtedness under paragraph (b) above if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligation of such Subsidiary Guarantor unless such Indebtedness shall be subordinated to the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee to at least the same extent as such Guarantor

Subordinated Obligation. The Issuers anticipate that any Guarantees by the Partnership or any Subsidiary Guaranty will be full and unconditional.

     The Partnership will not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt (as such term is defined in the Indenture).

  Limitation on Restricted Payments

     The Partnership shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock except (A) dividends or distributions payable in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock and (B) dividends or distributions payable to the Partnership or a Restricted Subsidiary which holds any equity interest in the paying Restricted Subsidiary (and if the Restricted Subsidiary paying the dividend or making the distribution is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Partnership held by Persons other than a Wholly-Owned Subsidiary of the Partnership or any Capital Stock of a Restricted Subsidiary of the Partnership held by any Affiliate of the Partnership, other than a Wholly-Owned Subsidiary (in either case, other than in exchange for its Capital Stock (other than Disqualified Stock)), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations, or
(iv) make any Investment (other than a Permitted Investment) in any Person (each of the foregoing being referred to as a "Restricted Payment"); if at the time the Partnership or such Restricted Subsidiary makes such Restricted Payment: (A) a Default shall have occurred and be continuing (or would result therefrom); or
(B) the Partnership is not able to incur an additional $1.00 of Coverage Ratio Indebtedness; or (C) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of (1) 50.0% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the fiscal quarter beginning on or after the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (but in no event ending more than 135 days prior to the date of such Restricted Payment) (or, in case such Consolidated Net Income shall be a deficit, minus 100.0% of such deficit); (2) the aggregate net proceeds received by the Partnership from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than net proceeds received from an issuance or sale of such Capital Stock to (x) a Subsidiary of the Partnership, (y) an employee stock ownership plan or similar trust or (z) management employees of the Partnership or any Subsidiary of the Partnership (other than sales of Capital Stock (other than Disqualified Stock) to management employees of the Partnership pursuant to bona fide employee stock option plans of the Partnership); provided that the value of any non-cash net proceeds shall be as determined by the General Partner in good faith where non-cash net proceeds are $2.0 million or more, by a nationally-recognized independent investment banking firm); (3) the amount by which Indebtedness of the Partnership is reduced on the Partnership's balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of the Partnership) subsequent to the Issue Date of any Indebtedness of the Partnership convertible or exchangeable for Capital Stock of the Partnership (less the amount of any cash, or other property, distributed by the Partnership upon such conversion or exchange); and (4) the amount equal to the net reduction in Investments (other than Permitted Investments) made after the Issue Date by the Partnership or any of its Restricted Subsidiaries in any Person resulting from (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets by such Person to the Partnership or any Restricted Subsidiary of the Partnership or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously included in the calculation of the amount of Restricted Payments; provided that no amount shall be included under this clause (4) to the extent included in Consolidated Net Income.

     Restricted Payments do not include (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Partnership made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Partnership (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary, an employee stock ownership plan or similar trust, or management employees of the Partnership or any Subsidiary of the Partnership); provided that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of aggregate net proceeds to the Partnership from the sale or issuance of Capital Stock for purposes of determining Restricted Payments; (ii) any permitted purchase or redemption of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations; provided that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iii) any permitted purchase or redemption of Subordinated Obligations from Net Available Cash (such purchase or redemption to be excluded in the calculation of Restricted Payments); (iv) distributions paid within 60 days after the date of declaration if such distributions would have been permitted on the date of declaration (such distributions to be included in the calculation of the amount of Restricted Payments); (v) permitted transfer of the Right of First Offer to an Affiliate of SCA; (vi) distributions to the General Partner or limited partners of the Partnership as Tax Allowance Amounts payable in cash and made as distributions to all partners; (vii) any redemption or purchase by the Issuers or any Restricted Subsidiary of Capital Stock or Subordinated Obligations of either of the Issuers required by a Gaming Authority in order to preserve a material Gaming License; provided, that such efforts do not jeopardize any material Gaming License, the Issuers or such Restricted Subsidiary shall have diligently tried to find a third-party purchaser for such Capital Stock or Subordinated Obligations and no third-party purchaser acceptable to the applicable Gaming Authority was willing to purchase such Capital Stock or Subordinated Obligations within a time period acceptable to such Gaming Authority and (viii) the payment of the subordinated development fee due to SCA in an amount not to exceed $3.0 million; provided, that in the case of clauses (i), (ii), (iii), (v) and (viii), no Default or Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof.

     For purposes of determining compliance with the foregoing covenant, Restricted Payments may be made with cash or non-cash assets, provided that any Restricted Payment made other than in cash shall be valued at the fair market value (determined in good faith by the General Partner) of the assets so utilized in making such Restricted Payment, provided, that (i) in the case of any Restricted Payment made with capital stock or indebtedness, such Restricted Payment shall be deemed to be made in an amount equal to the greater of the fair market value thereof and the liquidation preference (if any) or principal amount of the Capital Stock or Indebtedness, as the case may be, so utilized, and (ii) in the case of any Restricted Payment in an aggregate amount in excess of $2.0 million, a written fairness opinion of the valuation thereof shall be issued by a nationally-recognized independent investment banking firm.

  Limitation on Liens

     The Indenture provides that the Partnership shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Liens except for Permitted Liens.

  Limitation on Layered Indebtedness

     The Partnership shall not, directly or indirectly, incur any Indebtedness, and shall not permit any Subsidiary Guarantor to incur any Indebtedness that is expressly subordinate in right of payment to any other Indebtedness of the Partnership or such Subsidiary Guarantor unless such Indebtedness is expressly subordinate in right of payment to, or ranks pari passu in all respects with, the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor.

  Limitation on Business Activities of the Partnership

     The Partnership shall not, and shall not permit any Restricted Subsidiary to, engage, directly or indirectly, in any business other than a Permitted Business.

  Limitation on Business Activities of RAS

     RAS shall not engage in or conduct any trade or business other than the incurrence as a joint and several obligor of permitted Indebtedness of the Partnership and the holding of the Capital Stock of the Partnership issued to RAS and activities incidental thereto. RAS shall not create, capitalize or otherwise own or acquire any Subsidiary. See "-- Limitation on Indebtedness."

  Limitation on Restrictions on Distributions from Restricted Subsidiaries

     The Partnership shall not, and shall not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to
(i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Partnership, (ii) make any loans or advances to the Partnership, or (iii) transfer any of its property or assets to the Partnership, except: (a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including the Credit Agreement); (b) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Partnership and outstanding on such date (other than Indebtedness incurred in anticipation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Partnership or was acquired by the Partnership); (c) any encumbrance or restriction with respect to such a Restricted Subsidiary pursuant to an agreement evidencing Indebtedness incurred without violation of the Indenture or effecting certain permitted refinancing of Indebtedness provided that the encumbrances and restrictions with respect to Restricted Subsidiaries contained in any of such agreement, refinancing agreement or amendment, taken as a whole, are no less favorable to the holders of the Notes in any material respect, as determined in good faith by the General Partner, than encumbrances and restrictions with respect to Restricted Subsidiaries contained in agreements in effect at, or entered into on, the Issue Date; (d) any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Partnership or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) that is included in a licensing agreement to the extent such restrictions limit the transfer of the property subject to such licensing agreement, or (D) arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of the Partnership or any of its Subsidiaries in any manner material to the Partnership or any such Restricted Subsidiary; (e) restrictions contained in security agreements, mortgages or similar documents securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; (f) any instrument governing or evidencing Indebtedness of a Person acquired by the Partnership or any Restricted Subsidiary of the Partnership at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired; provided that such Indebtedness is not incurred in connection with or in contemplation of such acquisition; (g) any restriction with respect to such a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;
(h) encumbrances or restrictions imposed by any Gaming Authority; and (i) encumbrances or restrictions arising or existing by reason of applicable law.

  Limitation on Sales of Assets and Subsidiary Stock

     (a) The Partnership shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless (i) the Partnership or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the General Partner (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition, (ii) at least 80.0% of the consideration is either cash or Cash Equivalents, and
(iii) an amount equal to 100.0% of the Net Available Cash from such Asset Disposition is applied by the Partnership (or such

Restricted Subsidiary, as the case may be) within the time required by the Indenture and subject to the Partnership receiving certain minimum amounts of Net Available Cash (A) first, to the extent the Partnership or any Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness), (x) to prepay, repay or purchase Senior Indebtedness or (y) to the investment in or acquisition of Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, within 365 days from the receipt of such Net Available Cash to make an offer to purchase Notes at 101.0% of their principal amount plus accrued and unpaid interest, if any, thereon; (C) third, to prepay, repay or repurchase Indebtedness (other than Preferred Stock) of a Wholly-Owned Subsidiary (in each case other than Indebtedness owed to the Partnership); and (D) fourth, (w) to invest in or acquire of Additional Assets, (x) to make Temporary Cash Investments, (y) to prepay, repay or purchase Indebtedness of the Partnership (other than Indebtedness owing to any Subsidiary of the Partnership) or Indebtedness of any Subsidiary (other than Indebtedness owed to the Partnership or any of its Subsidiaries) or (z) for any other purpose otherwise permitted under the Indenture. Notwithstanding the foregoing provisions, the Partnership and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with the foregoing restrictions except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant at any time exceed $5.0 million. The Partnership shall not be required to make an offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (A)) is less than $5.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     For the purposes of this covenant, the following will be deemed to be cash:
(x) the assumption by the transferee of Senior Indebtedness of the Partnership or any Restricted Subsidiary of the Partnership and the release of the Partnership or such Restricted Subsidiary from all liability on such Senior Indebtedness in connection with such Asset Disposition (in which case the Partnership shall, without further action, be deemed to have applied such assumed Indebtedness in accordance with clause (A) of the preceding paragraph) and (y) securities received by the Partnership or any Restricted Subsidiary of the Partnership from the transferee that are promptly (and in any event within 60 days) converted by the Partnership or such Restricted Subsidiary into cash.

     (b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a) (iii) (B), the Issuers will be required to purchase Notes tendered pursuant to an offer by the Issuers for the Notes at a purchase price of 101.0% of their principal amount plus accrued and unpaid interest, if any, to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered pursuant to the offer is less than the Net Available Cash allotted to the purchase of the Notes, the Issuers will apply the remaining Net Available Cash in accordance with clauses (a) (iii) (C) or (D) above.

  Limitation on Affiliate Transactions

     The Partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any Affiliate of the Partnership, other than a Wholly-Owned Subsidiary or RAS (an "Affiliate Transaction"), unless: (i) the terms of such Affiliate Transaction are no less favorable to the Partnership or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a non-Affiliate; (ii) Affiliate Transactions involving an aggregate amount in excess of $1.0 million have been approved by of the Board of Directors of the General Partner including a majority of the disinterested Directors, if any; and (iii) for Affiliate Transactions in excess of $2.0 million, the Partnership has received a written fairness opinion from a nationally-recognized independent investment banking firm.

     The foregoing shall not apply to (i) any permitted Restricted Payment, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, or any stock options and stock ownership plans for the benefit of employees, officers and
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

directors, consultants and advisors approved by the General Partner, (iii) loans or advances to employees in the ordinary course of business of the Partnership or any of its Restricted Subsidiaries in an aggregate amount outstanding not to exceed $250,000 to any employee or $1.0 million in the aggregate at any time,
(iv) any transaction between Wholly-Owned Subsidiaries, (v) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of the Partnership and its Restricted Subsidiaries, in each case in the ordinary course of business, (vi) transactions pursuant to agreements in existence on the Issue Date which are (x) described in the Prospectus or (y) otherwise, in the aggregate, immaterial to the Partnership and its Restricted Subsidiaries taken as a whole, (vii) any employment, noncompetition or confidentiality agreements entered into by the Partnership or any of its Restricted Subsidiaries with its employees in the ordinary course of business,
(viii) provided that no Default or Event of Default exists or would occur as a consequence of such payment, payment of the management fee to the General Partner in an amount not to exceed 3.0% of net revenues ("Net Revenue Fee") plus 6.0% of EBITDAM (net of the Net Revenue Fee), (ix) the issuance of Capital Stock of the Partnership (other than Disqualified Stock), and (x) payments to SCR for amounts allocated by SCR to the Partnership for compensation (whether deferred or current) of SCR employees providing services to the Partnership and related expenses. In addition, if an opportunity arises to develop further sites in the Summerlin master planned community as a result of a Right of First Offer, and the Partnership elects to pursue such opportunity, the Partnership shall use its reasonable efforts to pursue such opportunity to develop and finance such site under the existing terms of the Indenture or Credit Agreement. If the Indenture or the Credit Agreement, however, restrict the Partnership's ability to pursue such opportunity, the foregoing paragraph (a) shall not prohibit the Partnership from transferring the Right of First Offer to an Affiliate of SCA established by SCA to pursue such opportunity; provided, that, such Affiliate is at least 85.0% owned by SCA (directly or indirectly) and the Partnership receives an interest in such Affiliate equal to the value of the Right of First Offer as determined in good faith by the Board of Directors of the General Partner.

  Limitation on Issuances of Capital Stock of Restricted Subsidiaries

     The Partnership will not permit any of its Restricted Subsidiaries to issue any Capital Stock to any Person (other than to the Partnership or a Wholly-Owned Subsidiary) or permit any other Person to own any Capital Stock of a Restricted Subsidiary of the Partnership, if as a result thereof such Restricted Subsidiary would no longer be a Restricted Subsidiary, provided that neither the Partnership nor any of its Restricted Subsidiaries is prohibited from selling, leasing or otherwise disposing of all of the Capital Stock of any Restricted Subsidiary or designating a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with the Indenture.

  Limitation on Sale/Leaseback Transactions

     The Partnership will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, a Guarantee or otherwise become liable with respect to any Sale/Leaseback Transaction with respect to any property or assets unless (i) the Partnership or such Restricted Subsidiary would be entitled to pursuant to the Indenture to incur Indebtedness secured by a Permitted Lien on such property or assets in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, (ii) the Net Cash Proceeds from such Sale/Leaseback Transaction are at least equal to the fair market value of the property or assets subject to such Sale/Leaseback Transaction (such fair market value determined, in the event such property or assets have a fair market value in excess of $1.0 million, no more than 30 days prior to the effective date of such Sale/Leaseback Transaction, by the General Partner as evidenced by a resolution of the Board of Directors of the General Partner), and (iii) the Net Cash Proceeds of such Sale/Leaseback Transaction are applied in accordance with the provisions described under "-- Limitation on Sales of Assets and Subsidiary Stock."

  SEC Reports

     The Issuers shall file with the Trustee and provide to the Note Holders, within 15 days after filing with the Commission, copies of the annual reports and of the information, documents and other reports (or copies

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

of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Issuers file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act or similar information if the Issuers are not required to file such reports within 15 days after it would have been required to file it with the Commission.

  Limitation on Designations of Unrestricted Subsidiaries

     The Partnership may designate any Subsidiary of the Partnership (other than a Subsidiary of the Partnership which owns Capital Stock of a Restricted Subsidiary) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if at the time of Designation:

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

          (b) the Partnership would be permitted under the Indenture to make an Investment (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the sum of (i) fair market value of the Capital Stock of such Subsidiary owned by the Partnership and the Restricted Subsidiaries, and (ii) the aggregate amount of other Investments of the Partnership and the Restricted Subsidiaries in such Subsidiary; and

          (c) the Partnership would be permitted to incur an additional $1.00 of Coverage Ratio Indebtedness (other than Permitted Indebtedness) described under "-- Limitation on Indebtedness."

     In the event of a Designation, the Partnership shall be deemed to have made an Investment constituting a Restricted Payment. See "-- Limitation on Restricted Payments." Neither the Partnership or any Restricted Subsidiary may at any time (x) provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary, (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary, or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except to the extent permitted under the Indenture. See "-- Limitation on Restricted Payments."

     The Partnership may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"), whereupon such Subsidiary shall then become a Restricted Subsidiary, if:

          (a) no Default has occurred and is continuing at the time of, and after giving effect to, such Revocation; and

          (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

  Limitation on Status as Investment Company

     The Indenture prohibits the Issuers and the Restricted Subsidiaries of the Partnership from being required to register as an "investment company" (as defined in the Investment Company Act of 1940, as amended).

  Future Subsidiary Guarantors

     All present and future Restricted Subsidiaries will, jointly and severally, guarantee, irrevocably and unconditionally, all principal, premium, if any, and interest on the Notes on a senior subordinated basis. If the Partnership or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary after the Issue Date, the Restricted Subsidiary shall execute a Subsidiary Guarantee and deliver to the Trustee an Opinion of Counsel relating to the enforceability and authorization of the Subsidiary Guarantee.

     The Indebtedness evidenced by each Subsidiary Guarantee (including any required payment of principal of, premium, if any, and interest) will be subordinated to Guarantor Senior Indebtedness on substantially the same basis as the Notes are subordinated to Senior Indebtedness. Although the Indenture contains limitations on the amount of additional Indebtedness that the Partnership's Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Guarantor Senior Indebtedness. See "Certain
Covenants -- Limitation on Indebtedness" and "-- Ranking and Subordination."

     The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, Guarantees of the Mortgage Notes and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture), will result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to contribution from each other Subsidiary Guarantor of a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

     Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Partnership or another Subsidiary Guarantor without limitation. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all its assets to a corporation, partnership or trust other than the Partnership or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor). Upon the sale or disposition of a Subsidiary Guarantor (or all or substantially all of its assets) to a Person (whether or not an Affiliate of the Subsidiary Guarantor) which is not a Subsidiary of the Partnership, which sale or disposition is otherwise in compliance with the Indenture such Subsidiary Guarantor shall be deemed released from all its obligations under the Indenture and its Subsidiary Guarantee and such Subsidiary Guarantee shall terminate; provided that any such termination occurs only to the extent that all obligations of such Subsidiary Guarantor under all of its pledges of assets or other security interests which secure any other Indebtedness of the Partnership shall also terminate upon such release, sale or transfer. See "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

  Taxes

     The Issuers will, and the Partnership will cause the Restricted Subsidiaries to, pay and discharge when due and payable all taxes, levies, imposts, duties or other governmental charges ("Taxes") imposed on it or on its income or profits or on any of its properties except such Taxes which are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

  Merger and Consolidation

     Neither the Partnership nor Warrant Co. shall consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Entity") is a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any state or the District of Columbia and the Successor Entity (if not the Partnership) expressly assumes, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all obligations of the Partnership under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Entity or any Subsidiary of the Successor Entity as a result of such transaction as having been incurred by the Successor Entity or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default exists; (iii) immediately after giving effect to such transaction, the Successor Entity (A) shall have a Consolidated Net Worth equal or greater than the Consolidated Net Worth of the Partnership immediately prior to such transaction and (B) shall be able to incur at least an additional $1.00 of Coverage Ratio Indebtedness; (iv) the Partnership shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and such supplemental indenture (if any) complies with the Indenture; and (v) there has been delivered to the
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

Trustee an Opinion of Counsel to the effect that Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such consolidation, merger, conveyance, transfer or lease and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such consolidation, merger, conveyance, transfer or lease had not occurred.

     The Successor Entity will succeed to, and be substituted for, and may exercise every right and power of, the Partnership under the Indenture, but, in the case of a lease of all or substantially all its assets, the Partnership will not be released from the obligation to pay the principal of and interest on the Notes.

     Notwithstanding the foregoing, any Restricted Subsidiary of the Partnership may consolidate with, merge into or transfer all or part of its properties and assets to the Partnership.

EVENTS OF DEFAULT

     Each of the following constitutes an Event of Default under the Indenture:
(i) a default in any payment of interest on any Note when due which continues for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Partnership to comply with its obligations under the "Merger and Consolidation" covenant described under "Certain Covenants" above, (iv) the failure by the Issuers to comply for 30 days after notice with any of its obligations under the covenants described under "Change of Control" above or under covenants described under "Certain Covenants" above (in each case, other than a failure to purchase Notes when required which shall constitute an Event of Default under clause (ii) above), other than "Merger and Consolidation," (v) the failure by the Issuers or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Partnership or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million and such default shall not have been cured or such acceleration rescinded after a 10-day period, (vii) certain events of bankruptcy, insolvency or reorganization of the Issuers or a Significant Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $2.0 million (to the extent not covered by insurance) is rendered against the Issuers or a Significant Subsidiary and such judgment or decree shall remain undischarged or unstayed for a period of 60 days after such judgment becomes final and nonappealable (the "judgment default provision"), (ix) any Subsidiary Guarantee by a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee and such Default continues for 10 days,
(x) after the Resort Casino is completed, revocation, termination, suspension or other cessation of effectiveness of any Gaming License, which results in the total cessation or total suspension of gaming operations for a period of more than 90 consecutive days at the Resort Casino, or (xi) the Resort Casino has not commenced hotel and gaming operations by October 2, 1999.

     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25.0% in principal amount of the outstanding Notes by notice to the Issuers may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be immediately due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers occurs, the principal of and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration.

     If an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25.0% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt, and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would subject the Trustee to liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice, provided it determines in good faith that withholding notice is in the interests of the Holders. In addition, the Partnership is required to deliver to the Trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Partnership also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of certain Defaults.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the stated rate of, or extend the stated time for payment of, interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed as described under "Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note,
(vi) impair the right of any holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, or (vii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

     Without the consent of any Holder, the Issuers and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Issuers under the Indenture (provided that there has been delivered to the Trustee an Opinion of Counsel to the effect that Holders of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such assumption and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such assumption had not occurred), to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the
Code), to add further Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Issuers for the benefit of the Holders or to surrender any right or power conferred upon the Issuers, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

     After an amendment under the Indenture becomes effective, the Issuers are required to mail to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all the Holders or any defect therein will not impair or affect the validity of the amendment.

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

DEFEASANCE

     The Issuers at any time may terminate all their obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a Registrar and Paying Agent in respect of the Notes. The Issuers at any time may terminate their obligations under most of the covenants and certain other provisions of the Indenture ("covenant defeasance").

     The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of its covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because certain specified Events of Default or because of the failure of the Issuers to comply with certain restrictions concerning merger and consolidation.

     In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. federal income tax law).

SATISFACTION AND DISCHARGE OF THE INDENTURE

     The Indenture will cease to be of further effect (except as otherwise expressly provided for in the Indenture) when either (i) all outstanding Notes have been delivered (other than lost, stolen or destroyed Notes which have been replaced) to the Trustee for cancellation or (ii) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption pursuant to the terms of the Indenture and the Issuers have irrevocably deposited with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon, and, in either case, the Issuers have paid all other sums payable under the Indenture. The Trustee is required to acknowledge satisfaction and discharge of the Indenture on demand of the Issuers accompanied by an Officer's Certificate and an Opinion of Counsel at the cost and expense of the Issuers.

TRANSFER AND EXCHANGE

     Upon any transfer of a Note, the Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Notes selected for redemption nor is the Registrar required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note may be treated as the owner of it for all purposes.

THE TRUSTEE

     United States Trust Company of New York is to be the Trustee under the Indenture and has been appointed by the Issuers as Registrar and Paying Agent with regard to the Notes.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim a security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

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

     The Holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that in case an Event of Default shall occur (which shall not be cured) the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of the Notes issued thereunder unless they shall have offered to the Trustee security and indemnity satisfactory to it.

                     DESCRIPTION OF DISBURSEMENT AGREEMENT

     On December 31, 1997, the Issuers, National Westminster Bank PLC, as the administrative agent for the Mortgage Notes (the "Administrative Agent"), the Trustee, the Account Agents (the "Account Agents"), in respect of the Accounts described below, and First Security Trust Company of Nevada, as the Disbursement Agent entered into a Disbursement Agreement (the "Disbursement Agreement"). The following summary of the material provisions of the Disbursement Agreement does not purport to be complete and is qualified in its entirety by reference to the Disbursement Agreement, including the definitions therein of certain terms used below. Capitalized terms that are used but not otherwise defined in this Prospectus have the meanings assigned to them in the Disbursement Agreement.

GENERAL

     The Disbursement Agreement establishes the conditions to, and the relative sequencing of, the making of disbursements from the Equity Contribution, the proceeds from the Original Notes and the Mortgage Notes and establishes the obligations of the Administrative Agent and the Trustee to make disbursements under their respective funding commitments upon satisfaction of such conditions.

FUNDING ORDER

     The Disbursement Agreement sets forth the sequencing order in which funds from the various sources will be made available to the Partnership.

     All disbursement requests permitted to be made from the proceeds of the Original Notes, the Mortgage Notes and Equity Contributions shall be funded in the following sequence: (i) from the Equity Contributions and certain other cash amounts received by the Issuers and on deposit from time to time in the Partnership's funds account (the "Partnership Funds Account"), until exhausted,
(ii) from the net proceeds of the Original Notes deposited in the Notes Proceeds Account, and (iii) from the net proceeds of the Mortgage Notes deposited in the Mortgage Notes Proceeds Account.

     Construction of the Resort Casino commenced in January 1998, and the Issuers have incurred significant costs in connection with the Resort Casino. Pursuant to the Disbursement Agreement, the Construction Consultant will confirm that such costs were incurred within the parameters set forth in the approved budget for the Resort Casino (the "Project Budget") as in effect at the time of such confirmation.

ACCOUNTS

     In order to implement the funding of disbursements, there have been established certain accounts, each of which is subject to a security interest in favor of the lenders under the Credit Facilities (provided that the net proceeds of the Original Notes are subject to a security interest in favor of the holders of the Mortgage Notes only). Such accounts include, among other things, the following:

  Partnership Funds Account

     The net proceeds of the Equity Contribution and all other contributions required to be made by or on behalf of the Partnership (except to the extent used to pay costs of the Resort Casino incurred prior to the Issue Date) shall be deposited into the Partnership Funds Account. Subject to certain exceptions, there shall also be deposited into the Partnership Funds Account (i) all amounts received by the Partnership in respect of liquidated or other damages under the Construction Contract and certain other contracts and (ii) all advanced deposits and revenues from operation of the Resort Casino, in each case, prior to the Commencement Date. Amounts in the Partnership Funds Account shall be held in escrow and invested in cash or Cash Equivalents by the Account Agent until transferred from time to time, on each disbursement date, to the Disbursement Account for the payment of costs of the Resort Casino. Investment income from amounts on deposit in the Partnership Funds Account shall be retained and reinvested.

  Notes Proceeds Account

     The net proceeds of the Original Notes were deposited in the Notes proceeds account (the "Notes Proceeds Account"). Amounts on deposit in the Notes Proceeds Account are held in escrow and invested in cash or Cash Equivalents by the Account Agent with respect thereto until (i) transferred from time to time on each disbursement date to the Disbursement Account for the payment of costs of the Resort Casino and (ii) upon the occurrence of certain events, to repurchase a portion of the Subordinated Notes. Investment income from amounts on deposit in the Notes Proceeds Account shall be retained and reinvested.

  Mortgage Notes Proceeds Account

     The net proceeds of the Mortgage Notes will be deposited into the Mortgage Notes Proceeds Account. Amounts on deposit in the Mortgage Notes Proceeds Account will be held in escrow and invested in cash or Cash Equivalents by the Account Agent with respect thereto until (i) transferred from time to time on each disbursement date, to the Disbursement Account for the payment of costs of the Resort Casino and (ii) upon the occurrence of certain events, to repurchase a portion of the Mortgage Notes. Investment income from the Mortgage Notes Proceeds Account shall be retained and reinvested.

  Disbursement Account

     It is anticipated that all disbursements for major costs of the Resort Casino will be made from the Disbursement Account. The Disbursement Agent will transfer from the Partnership Funds Account, the Notes Proceeds Account and the Mortgage Notes Proceeds Account, in that order and to the extent necessary, the disbursement to be funded therefrom. Amounts in the Disbursement Account will be applied to pay costs of the Resort Casino by disbursement to the Construction Manager and others providing goods or services to the Resort Casino.

FUNDING CONDITIONS

     The Disbursement Agreement will permit the Partnership to submit disbursement requests once a month. The Disbursement Agreement will authorize disbursement requests only upon the satisfaction of various conditions precedent. These conditions include, among others: (i) delivery by the Issuers of a disbursement request and certificate certifying, among other things, (a) the application of funds to be disbursed, (b) the substantial conformity of construction undertaken to date with the plans and specifications, in accordance with the Construction Contract, (c) the expectation that the Resort Casino will achieve the July 2, 1999 Commencement Date, (d) the accuracy of the Project Budget, in accordance with the Construction Contract, (e) the sufficiency of remaining funds to complete the Resort Casino and (f) compliance with line item budget allocations in accordance with the Construction Contract, taking into account allocations for contingencies; (ii) delivery by the Construction Manager, the Construction Consultant and the Architect of certificates corroborating various matters set forth in the Issuers' disbursement request and certificate; (iii) the representations and warranties of the Issuers in the Credit Agreement being true and correct in all material respects as if made on such date; and (iv) that no Default or Event of Default exists under the Credit Agreement.

                                   INSURANCE

     Marsh & McLennan, an international insurance brokerage/consulting firm, has been engaged as the Resort Casino's insurance broker to assist in purchasing the insurance coverage for the Resort Casino. The
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

insurance requirements are set forth in the Construction Contract with J.A. Jones. See "Additional Material Agreements -- Construction Contract and Completion Guaranty." The following summary of the material provisions of the insurance requirements does not purport to be complete and is qualified in its entirety by reference to the Construction Contract.

     The Partnership is the primary insured for all insurance coverages and determines which contractors and suppliers are included under the coverages. Any contractor or supplier not included under the coverages is required to provide indemnification to the owners of the Resort Casino and to provide reasonable limits of insurance. Such contractors or suppliers also will be required to provide property insurance to the extent that they maintain an insurable interest in property located at the Resort Casino.

     The Issuers believe that the insurance requirements of the Construction Contract provide commercially appropriate protections against insurable risks that could arise in connection with the construction and operation of the Resort Casino.

BUILDER'S RISK AND OTHER PROPERTY INSURANCE

     The coverages include: (i) builder's risk insurance to cover the physical risk of loss to the Resort Casino during the course of construction and the insurable interests of the contractors and suppliers, and (ii) delay and loss of profits insurance for losses arising out of physical losses occurring either at the Resort Casino site or at selected off-site facilities that are providing equipment or materials for the Resort Casino.

PROJECT LIABILITY

     General liability insurance coverage includes: (i) bodily injury and property damage insurance (for the Resort Casino and, in the Partnership's discretion, all or some of the contractors and suppliers) during the construction period and an additional period thereafter, and (ii) workers' compensation and employer's liability insurance for the contractors and suppliers. General liability insurance coverage may also include pollution liability insurance.

FORCE MAJEURE

     The coverage includes: (i) insurance to cover the economic losses arising from additional interest payments resulting from the failure of the construction project to be completed in a timely manner, and (ii) insurance for cost overruns and/or otherwise uninsured delays.

LIMITS AND DEDUCTIBLES

     Limits and deductibles are set in what the Issuers believe are commercially appropriate amounts.

                         ADDITIONAL MATERIAL AGREEMENTS

     The following summarizes the material terms of certain material agreements to which the Partnership is a party, but does not purport to be complete and is qualified in its entirety by reference to the agreements describe herein. Copies of such agreements are available upon request to the Partnership. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the agreement being described (unless otherwise indicated).

HOTEL LICENSE AGREEMENT

     The Partnership has entered into a December 16, 1997 License Agreement (the "License Agreement") with Regent International (a subsidiary of Carlson Companies, Inc.), pursuant to which Regent International agreed to license to the Partnership the right to flag the Hotels located at the Resort Casino and to use Regent International's trade name, trademarks and systems in connection with the operations of the Hotels. The License Agreement relates to non-gaming operations only and provides for the Partnership or its affiliates to be the sole Regent International licensee(s) in Clark County, Nevada.

     The term of the License Agreement is 15 years. The Partnership has the right to terminate the License Agreement on December 31, 2005 or December 31, 2010 if: (i) on December 31, 2004, Regent International does not have at least 20 hotels or 6,000 guest rooms in or under contract to become part of the Regent International system, at least one-half of which must be located in the United States, Canada, Mexico and the Caribbean, or (ii) prior to December 31, 2009, Regent International does not have at least 40 hotels or 12,000 guest rooms in or under contract to become part of the Regent International system. The Partnership also has the right to terminate the License Agreement upon payment of a $2.0 million termination fee if (i) the Partnership abandons development of the Hotels on the Resort Casino Site, or (ii) the opening date of the Resort Casino does not occur by June 15, 2000. The License Agreement requires the Partnership to commence construction of the Hotels on or before March 1, 1998. Pursuant to the License Agreement, the Hotels are to be constructed in accordance with Regent International's standard requirements and image generally consistent with those required of other Regent International hotels.

     The Partnership has paid to Regent International a nonrefundable initial fee of $50,000 and is required to pay to Regent International a continuing fee (the "Continuing Fee") equal to 1.75% of the Hotels' gross revenues per month. In addition, the Partnership is expected to pay to Regent International a reservation fee equal to (i) a fixed fee which is currently $200 per guest room per year but which may be increased by not more than 5.0% for any calendar year after January 1, 2001 at Regent's discretion, and (ii) a variable fee of 3.0% of the gross room revenue derived from all reservations made through the Regent International central reservation system. A marketing fee of 1.5% of the Hotels' gross revenue per month is also expected to be payable by the Partnership to Regent International under the License Agreement. The License Agreement also is expected to provide for certain program fees, for participation in Regent International's system programs and services imposed on all Regent International hotels.

     Pursuant to the License Agreement, Regent International will provide access to its central reservation system on a basis generally comparable with all other Regent International hotels in order to facilitate worldwide reservations at the Hotels. In addition, Regent International will provide training to the Partnership's employees with respect to the reservation system and the Hotels' property management system software.

     The marketing fees, reservation fees and certain other fees designated by Regent International and paid by the Partnership will constitute part of a fund (the "RSM Fund") established by Regent International and consisting of similar fees paid by other Regent International hotels. The RSM Fund is to be used for promotion and marketing of Regent International hotels, generating business for the hotels, developing and conducting training programs, providing reservation services and paying certain administrative and other expenses of the RSM Fund.

     Prior to the opening date of the Hotels, the Hotels' general manager and other members of the Hotels' staff primarily responsible for sales, front office, accounting, reservations, human resources, training, rooms and food and beverage must satisfy certain Regent International specific orientation and training programs. Regent International will assist the Partnership, at no additional cost to the Partnership, with the initial announcements and events with respect to the grand opening of the Hotels and related public relations and publicity for pre-opening and opening of the Hotels. Regent International will also provide general consulting services and will include the Hotels in all local, regional and worldwide tactical promotional and advertising programs directed at the business, leisure and conference market. The License Agreement places certain limitations on the rights of the Partnership to assign the License Agreement or to transfer the Hotels without Regent International's prior approval. Certain transfers of equity interests in the Partnership are permitted without Regent International's consent, provided that effective control of the Partnership has not changed. Pursuant to the License Agreement, the Partnership is obligated to indemnify Regent International from and against all claims, lawsuits, damages, obligations, liabilities and actions and judgments alleged by any person or entity against Regent International arising out of or as a result of or in connection with the Partnership's operation of the Hotels or the Partnership's negligence.

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

SUBORDINATION, STABILIZATION AND ASSUMPTION AGREEMENT

     In conjunction with the License Agreement, the Partnership and Regent International entered into the December 16, 1997 Subordination, Stabilization and Assumption Agreement pursuant to which Regent International has agreed to subordinate the Continuing Fee to the Credit Facilities for the 15-month period commencing on the date the Partnership opens the Hotels for business. Pursuant to the Subordination Agreement, during the first 15 months following the opening of the Hotels, in the event the actual revenues of the Hotels fall below approximately $2.6 million (during the first 12 months) or approximately $2.9 million (during the 13th, 14th and 15th months) in any month, then the Continuing Fee for that month will be accrued but not paid. At any time during the first 15-month period, in the event the cumulative actual revenues for the Hotels are equal to or greater than 80.0% of the projected cumulative revenue, then the accrued Continuing Fee shall be paid. At the end of the first 15-month period, any accrued Continuing Fee shall be paid in full to Regent International within 20 days following the end of the 16th full month of operation.

CONSTRUCTION CONTRACT AND COMPLETION GUARANTY

     The Partnership has entered into the Construction Contract for the Resort Casino with J.A. Jones which provides for payment based on the cost of the work plus a fee payable to J.A. Jones including a guaranteed maximum price of $133.0 million (exclusive of any change orders which must be authorized by the Partnership).

     Based upon the Construction Contract, the Partnership anticipates that the Resort Casino will be substantially completed on or before February 5, 1999. The Construction Contract provides for liquidated damages of up to $4.0 million assessable against J.A. Jones for its failure to satisfy certain timing requirements, and contains a provision which provides that J.A. Jones is acting agent for the Partnership and authorized to enter into all subcontracts as agent for the Partnership.

     It is currently contemplated by management that insurance for the Resort Casino will be provided through an owner-controlled insurance program or "wrap-up" with required limits of insurance as set forth in the Construction Contract.

CONSTRUCTION MANAGEMENT CONTRACT

     The Partnership has entered into a "Standard Form of Agreement Between Owner and Project Construction Management Consultant Where the Project Construction Management Consultant is NOT a Constructor, (AIA Document B801/Cma)" with certain modifications, with Rider Hunt, which will provide certain services as project construction management consultant in connection with the construction of the Resort Casino. The fees to be paid to Rider Hunt include $20,000 per month plus reimbursement of certain expenses. Such compensation may be subject to further adjustment based upon the modifications, if any, to the second Hotel.

     Under the Construction Management Contract, it is expected that Rider Hunt will provide administrative services related to the Construction Contract, including development of cash flow reports and forecasts; advising of variances between actual and budgeted costs; in consultation with the Partnership and the Architect, rejecting work not in conformity with the Construction Contract; preparing valuations of amounts due the respective contractors; and recording the progress of construction of the Resort Casino. Rider Hunt is not authorized to approve significant change orders under the Construction Contract.

ARCHITECT AGREEMENT

     The Partnership has selected Paul Steelman, Ltd. as the Architect for the Resort Casino. Management has entered into an agreement with the Architect based upon, with some modifications, the American Institute of Architects "Standard Form of Agreement Between Owner and Architect Where the Construction Manager is NOT a Constructor -- Construction Manager -- Adviser Edition" (the "Architect Agreement"). Pursuant to the Architect Agreement, the Partnership will pay the Architect base compensation of

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

approximately $2.4 million, any reimbursable expenses of the Architect and approximately $2.3 million to various consultants providing services related to the construction and design of the Resort Casino. The Architect Agreement requires the Architect to provide certain services including the preparation of final construction drawings and specifications for construction of the Resort Casino that comply with all applicable laws, statutes, ordinances, codes, rules and regulations, assisting the Partnership in negotiating the final Construction Contract with J.A. Jones, inspecting the work as the work progresses and certifying the requests for payment received from J.A. Jones, and providing contract administration in accordance with the general conditions to the Construction Contract. The Issuers did not provide the Architect with authority to approve significant change orders under the Construction Contract.

AGREEMENTS WITH HHP

  Development Agreement

     In connection with the acquisition of the Resort Casino Site and option to purchase the Option Parcel, the Partnership entered into a development agreement (the "Declaration") with HHP pursuant to which the Partnership (i) agreed to develop the Resort Casino Site subject to the restrictions, covenants, conditions, reservations and limitations contained in the Declaration, and (ii) granted to HHP the right to repurchase the Resort Casino Site in the event the Partnership failed to commence construction of its improvements on the Resort Casino Site within the time frame described in the Declaration.

     The construction of any improvements on the Resort Casino Site is subject to the prior written approval of HHP. The Partnership has agreed, prior to the commencement of the construction of any improvements upon the Resort Casino Site, to submit to HHP for its review and approval final drawings and specifications for the improvements to be constructed upon the Resort Casino Site. Approval of the plans and specifications for construction of improvements shall be based, among other things, upon conformity with the Conceptual Development Plan and upon compliance with certain design guidelines.

     Plans and specifications for any improvements subsequent to the completion of the Resort Casino by the Partnership must also be in compliance with the design guidelines and be submitted to, and approved in writing by, HHP. Landscaping, irrigation and maintenance of the Resort Casino Site are also governed by the Declaration. Failure by the Partnership properly to landscape, irrigate and maintain the Resort Casino Site affords HHP, among other remedies, the right to place a lien upon the Resort Casino Site in an amount expended by HHP for curing such failure plus interest from the date of the expenditure. Generally, any alteration, improvement, screening, fencing, antenna, utility line, sign, exterior lighting or other item that may be viewed from a neighboring property is subject to the prior written approval of HHP. The Resort Casino Site is to be used, developed, maintained and operated only as a resort style hotel and/or casino, with such ancillary commercial, entertainment and recreational amenities as are approved by HHP in writing.

     The Partnership also has agreed not to sell, lease, transfer, exchange or otherwise convey or dispose of its interest in the Resort Casino Site to another investor, builder or developer other than a permitted assignee for a period of one year following substantial completion of the Resort Casino.

     The Resort Casino Site is subject to assessment by the Master Association in connection with certain portions of Summerlin owned, controlled and maintained by the Master Association. The Resort Casino Site is also subject to special assessments pursuant to the terms and provisions of the Master Declaration. A failure by the Partnership to pay any assessments due the Master Association shall subject the Resort Casino Site to a continuing lien in the amount of such assessment(s) together with interest thereon, late charges, costs and reasonable attorneys' fees.

     No breach or violation of the Declaration shall defeat or render invalid the lien of any mortgage, deed of trust or similar instrument securing a loan made in good faith and for value with respect to the development or permanent financing of the Resort Casino Site or any portion thereof, and to the extent that the combined principal amount of such loan and any superior loans encumbering the Resort Casino Site does not exceed 70.0% of the improved fair market value of the Resort Casino Site. The Declaration and all provisions thereof are binding upon and effective against any subsequent owner of the Resort Casino Site and their successors and assigns or other occupants of the Resort Casino Site or portion thereof whose title is acquired by foreclosure, trustee sale, deed in lieu of foreclosure or otherwise, but such subsequent owner shall have a reasonable period of time after taking title to cure any violation thereunder that is reasonably capable of being cured, provided that such subsequent owner diligently acts to effect such cure.

     The term of the Declaration is through August 15, 2056. The Option Parcel is also subject to the Declaration.

  Royalty Agreement and Golf Agreement

     The Partnership entered into an August 15, 1996 Royalty Agreement with HHP, pursuant to which, in consideration of a royalty fee, HHP agreed to provide the Partnership, among other things: (i) the Right of First Offer; (ii) a priority for the reservation of a minimum of 50.0%, which may be increased to 75.0% at the Partnership's option, of the starting times at the TPC Canyons golf course, subject to certain restrictions contained in a separate agreement; (iii) a membership in the TPC network of golf courses operated by PGA Tour, Inc. or its affiliates; (iv) the exclusive right to operate a casino in Summerlin North; and
(v) a license to use the "Summerlin" name.

     As consideration the Partnership agreed to pay HHP a royalty fee beginning on the earlier of the day the Resort Casino is open to the public, or 18 months following the first day of construction of the Resort Casino (the "Royalty Commencement Date"), negotiated to be initially $1.0 million per year, increasing on the fifth anniversary of the Royalty Commencement Date, and on each succeeding fifth anniversary by an amount equal to 15.0% of the amount paid at the end of the preceding five-year period. The royalty fee is to be paid quarterly in equal installments, with the Partnership receiving a credit against the royalty fee for amounts paid pursuant to a separate Golf Course Agreement (the "Golf Reservation Fees") among HHP, Summerlin Corporation and Tournament Players Club at Summerlin, Inc. The initial amount of the Golf Reservation Fees will be $500,000. In the event the Partnership elects to increase the tee times to 75.0%, it will, under the terms of the Golf Agreement and without a credit under the Royalty Agreement, initially be required to pay an annual fee of $125,000, which will increase according to an agreed-upon schedule.

     In the event the Partnership fails to pay any installment of the royalty fee when due and such failure is not cured within 30 days notice from HHP, HHP is granted the right, among others, to terminate the Royalty Agreement and the Golf Course Agreement.

RESTAURANT LEASE AGREEMENTS

     In connection with the operation of the Resort Casino, the Partnership has executed one lease and plans to enter into at least four additional leases pursuant to which it will lease space to at least five restaurants (the "Restaurant Leases"). See "Business -- The Resort Casino -- Food and Beverage." The following is a description of the Restaurant Leases which the Partnership has executed or anticipates executing. There is no assurance that the Partnership will be successful in obtaining the anticipated Restaurant Leases described herein. Any Restaurant Leases actually executed by the Partnership for the Resort Casino may differ materially from the anticipated Restaurant Leases described herein.

     The Restaurant Leases require or will require the restaurants to operate continuously during the term of each lease and provide controls over each restaurant's use of their respective premises. Base rent is or will be payable on a monthly basis on the first day of each month. The Restaurant Leases provide or will provide for additional lease payments based on a percentage of each restaurant's gross sales in excess of certain amounts. The percentages will range from 6.5% to 7.5% and the gross sales amounts are expected to range from approximately $2.0 million to $3.2 million. Each restaurant also is or will be responsible for utilities used on the premises and other customary costs of operation including customary insurance. The Restaurant Leases grant or will grant the Partnership certain termination rights in the event the restaurant fails to meet certain sales targets. Each Restaurant Lease also provides or will provide that the restaurant may not operate another similar restaurant within a certain radius from the Resort Casino.

     The Partnership is or will be responsible for constructing the shell premises and the restaurant generally will be responsible for constructing the interior alterations for the specific restaurant. The Partnership also is or
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

will be responsible for maintaining the foundations, bearing walls and roof structure of each premises and the restaurant will provide all other repairs and maintenance. One Restaurant Lease for 10,000 square feet obligates the Partnership to provide construction allowances to such restaurant up to $1.5 million. It is anticipated that another Restaurant Lease for 5,000 square feet will obligate the Partnership to provide construction allowances to such restaurant up to $750,000. A third Restaurant Lease for 5,000 square feet may obligate the Partnership to provide a partial rent credit, in lieu of any construction allowance, to such restaurant up to $600,000.

     The Restaurant Leases also contain or will contain certain customary covenants and rights by the restaurant in favor of the Partnership, including, without limitation, the following: (i) a covenant to keep the premises and the Resort Casino free from all liens and claims of liens arising out of any action by the restaurant; (ii) a covenant not to assign its lease or sublet the premises without the Partnership's consent; (iii) a covenant to take certain customary actions to ensure each respective Restaurant Lease will become subordinate to all future leases or mortgages which may affect the Resort Casino; and (iv) the right of the Partnership to inspect the premises of each restaurant.

     In addition to the other rights and remedies of the Partnership under the Restaurant Leases, in the event of an uncured default by a restaurant, the Partnership may elect to (i) terminate the lease and sue the restaurant for damages pursuant to a formula contained in the lease or (ii) keep the lease in effect, evict the restaurant from the premises and sue the restaurant for any damages due to the breach, less any amounts obtained through mitigation.

     The following table sets forth certain information with respect to the proposed individual Restaurant Leases:

                                                           RESTAURANT
                         ------------------------------------------------------------------------------
                           STEAK AND
                            SEAFOOD          ASIAN           ASIAN           FRENCH         ITALIAN
                         --------------  --------------  --------------  --------------  --------------
Initial term...........  10 years        10 years        10 years        10 years        10 years
10 year renewal
  options..............  2               2               2               2               2
Approximate size of
  premises.............  10,000 sq. ft.  5,000 sq. ft.   2,400 sq. ft.   5,000 sq. ft.   5,000 sq. ft.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal tax consequences of the acquisition, ownership and disposition of the Notes and the Corporate Warrants by a holder thereof. This summary only applies to the Notes or the Corporate Warrants held as capital assets and does not address aspects of U.S. federal income taxation that may be applicable to holders that are subject to special tax rules, such as insurance companies, tax-exempt organizations, banks, or dealers or traders in securities or currencies, holders that will hold a Note or Corporate Warrant, as part of a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction for U.S. federal income tax purposes or that have a "functional currency" other than the U.S. dollar. Moreover, this summary does not address the U.S. federal income tax treatment of holders that did not acquire Notes or Corporate Warrants as part of the initial distribution at their initial issue price. Each prospective purchaser should consult its tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, holding and disposing of the Notes and the Corporate Warrants.

     This summary is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, each as available on the date hereof. All of the foregoing are subject to change (possibly with retroactive effect) or differing interpretations which could affect the tax consequences described herein.

     For purposes of this summary, a "U.S. Holder" is a Holder of Notes or Corporate Warrants, who for U.S. federal income tax purposes is (i) a citizen or resident of the United States; (ii) a corporation or partnership organized in or under the laws of the United States or any State thereof (including the District of Columbia); (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control; or (v) otherwise subject to U.S. federal income taxation on a net income basis with respect to the Notes. Notwithstanding the preceding sentence, to the extent provided in U.S. Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be a U.S. Holder. A "Non-U.S. Holder" is a holder of Notes or Corporate Warrants other than a U.S. Holder.

  Allocation of the Issue Price Between an Original Note and Corporate Warrant

     Based upon the election of all Unit purchasers to acquire Corporate Warrants, each Unit was comprised of an Original Note and a Corporate Warrant. The "issue price" of a Unit for U.S. federal income tax purposes was the initial offering price of a substantial amount of the Units to investors (other than persons acting in their capacity as underwriters, placement agents or wholesalers). The issue price has been allocated between the Notes and the Corporate Warrants based on their respective fair market values at the time of issuance, and a U.S. Holder's initial tax basis in each will be equal to the amount so allocated. Based upon its estimate of the fair market value of a Corporate Warrant, the Company treated $941.30 of the issue price of a Unit to the Notes (which amount the Company treated as its "issue price" for U.S. federal income tax purposes) and $58.70 was allocated to the Warrant. The Company intends to file information returns with the Internal Revenue Service (the "IRS") based on such allocation.

     The Company's allocation of the issue price is binding on a U.S. Holder for U.S. federal income tax purposes unless the Holder discloses the use of a different allocation in its U.S. federal income tax return for the year in which the Unit was acquired. However, the Company's allocation is not binding on the IRS, and there can be no assurance that the IRS will not challenge such allocation.

  The Notes

  U.S. Holders

     Original Issue Discount. In general, the excess of the "stated redemption price at maturity" of a Note over its "issue price" generally will constitute original issue discount ("OID") for U.S. federal income tax purposes. The stated redemption price at maturity of a Note is the sum of all scheduled amounts payable on the Note (including interest). U.S. Holders of the Notes will be required to include OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. Under this method, U.S. Holders generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

     The Partnership does not intend to treat the possibility of an optional or provisional redemption or repurchase of the Notes as giving rise to any additional accrual of OID or recognition of ordinary income upon redemption, sale or exchange.

     Sale, Exchange or Retirement. Subject to the discussion of the Exchange Offer below, upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized and such holder's adjusted tax basis. A U.S. Holder's adjusted tax basis generally will equal the issue price of such Note increased by the amount of any OID previously included in income by such U.S. Holder with respect to such Note and decreased by any payment previously made on such Note. Such gain or loss realized on the sale, exchange or retirement will be capital gain or loss. In the case of a noncorporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such Notes exceeds one year and will be further reduced if such Notes were held for more than 18 months.

     Exchange Offer. The exchange of an Original Note for an Exchange Note by a U.S. Holder pursuant to the Exchange Offer should not constitute a taxable exchange for U.S. federal income tax purposes. A U.S. Holder should not recognize any gain or loss upon the receipt of an Exchange Note pursuant to the Exchange Offer and should be required to continue to include interest on the Exchange Note in gross income for U.S.

federal income tax purposes in the manner and to the extent described above. A U.S. Holder's holding period for an Exchange Note should include the holding period for the Original Note exchanged pursuant to the Exchange Offer, and such holder's adjusted basis in an Exchange Note should be the same as such holder's adjusted basis in such Original Note.

     It is possible that the IRS could assert that the Additional Interest (as defined) which the Partnership would be obligated to pay if the Exchange Offer Registration Statement is not filed or declared effective within the time periods set forth herein (or certain other actions are not taken) (as described above under "Exchange Offer and Registration Rights") are "contingent payments" for U.S. federal income tax purposes. If so treated, the Notes would be treated as contingent payment debt instruments, and certain adverse U.S. federal income tax consequences could result. However, the U.S. Treasury Regulations issued by the IRS regarding debt instruments that provide for one or more contingent payments provide that, for purposes of determining whether a debt instrument is a contingent debt instrument, remote or incidental contingencies are ignored. The Partnership believes that the possibility of the payment of Additional Interest is remote and, accordingly, does not intend to treat the Notes as contingent payment debt instruments.

  Non-U.S.Holders

     Under U.S. federal income tax law, (i) payments of principal of, premium, if any, and interest on the Notes by the Partnership, General Partner or any paying agent thereof to any Non-U.S. Holder (other than, (a) a controlled foreign corporation related to the Partnership or the General Partner (b) a shareholder owning, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the General Partner entitled to vote or a partner who owns 10.0% or more of the capital or profits interests in the Partnership, or (c) a bank which acquired such Notes in consideration of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business) will not be subject to U.S. withholding tax, provided that valid certifications meeting the requirements of Section 871(h)(2)(B)(ii) or 881(c)(2)(B)(ii) of the Code (as discussed below under "Backup Withholding Tax and Information Reporting"), are received or an exemption is otherwise established and subject, however, to the discussion of backup withholding below, (ii) any gain or income realized by any Non-U.S. Holder upon the sale or redemption of the Notes will not be subject to U.S. income or withholding tax, subject to the discussion of backup withholding below, and unless (x) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States or (y) in the case of any gain realized by an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement and certain other conditions are met, and (iii) a Note that is held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of such individual's death, provided that such individual is not actually or constructively a 10.0% (or more) shareholder of the General Partner or a partner who owns 10.0% or more of the capital or profits interests in the Partnership and, at the time of such individual's death, payments of interest with respect to such Notes would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

     The gross amount of payments to a Non-U.S. Holder of interest and OID, if any, that do not qualify under (a) above and that are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States ("U.S. Trade or Business Income") will be subject to U.S. withholding tax at the rate of 30.0%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. Trade or Business Income will be taxed at regular U.S. federal income tax rates (rather than the 30.0% gross withholding tax rate) and, if such Non-U.S. Holder is a foreign corporation, may be subject to a 30.0% "branch profits tax" unless it qualifies for a lower rate under an applicable tax treaty. To claim the benefit of a tax treaty or to claim an exemption from withholding because the income is U.S. Trade or Business Income, a Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor form as the IRS designates), as applicable, prior to payment of interest.

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

  Classification as Applicable High Yield Discount Obligations

     Corporations that issue debt obligations that are classified as applicable high yield discount obligations (as defined in the Code) and holders thereof are subject to special rules (the "AHYDO Rules") regarding the deductibility of interest and reclassification of certain interest as dividends. If a debt obligation's yield to maturity exceeds the "applicable federal rate" in effect at the time of their issuance (the "AFR") plus five percentage points, such debt obligation will be classified as an applicable high yield discount obligation. In that event, no portion of the OID would be deductible by the issuer until paid. In addition, a portion of the OID thereon may not be deductible by the issuer at any time; such portion would be an amount that bears the same ratio to such OID as (i) the excess of the yield to maturity of such debt obligation over the AFR plus six percentage points bears to (ii) the yield to maturity. Since RAS is a co-issuer of the Notes and certain partners of the Partnership (a co-issuer of the Notes) are corporations, the AHYDO rules will apply to such corporate partners even though the Partnership is not taxed as a corporation for U.S. federal income tax purposes.

  Corporate Warrants

     Purchasers of Corporate Warrants should note that Warrant Co. will be subject to U.S. federal income tax (and possibly state and local income tax) on
(i) gains recognized from the sale of a Partnership Warrant by Warrant Co. and
(ii) its distributive share of Partnership income/loss. Accordingly, amounts available for distribution to holders of Warrant Co. stock may be reduced.

  U.S. Holders

     Due to the nominal exercise price of the Corporate Warrants, a holder of a Corporate Warrant will likely be treated as holding the underlying Common Stock of Warrant Co. from the date of acquisition of the Corporate Warrants for U.S. federal income tax purposes.

     Under Section 305 of the Code, a U.S. Holder of a Corporate Warrant may be deemed to have received a constructive distribution of ordinary income from Warrant Co. in the event of certain adjustments to the number of shares of Common Stock of Warrant Co. to be issued on exercise of a Corporate Warrant or the failure to make such an adjustment.

     Upon the sale or exchange of a Corporate Warrant, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the amount realized and the U.S. Holder's tax basis. Any such gain generally will be capital gain or loss. In the case of a noncorporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such Corporate Warrant exceeds one year and will be further reduced if such Corporate Warrants were held for more than 18 months.

  Non-U.S. Holders

     A holder of Corporate Warrants will likely be treated as holding the underlying Common Stock of Warrant Co. for U.S. federal income tax purposes and the Corporate Warrants should constitute a U.S. real property interest for U.S. federal income tax purposes. Accordingly, certain dispositions of Corporate Warrants by a Non-U.S. Holder should be subject to tax under the Foreign Investment in Real Property Tax Act ("FIRPTA") provisions of the Code (which is collected by withholding) unless certain certification and filing requirements are satisfied. Any such Non-U.S. Holder should consult with its own tax advisor regarding the application of the FIRPTA provisions to its particular circumstances.

     An individual holder of a Corporate Warrant who is not a United States person will be subject to U.S. federal estate tax with respect to his or her Corporate Warrants.

  Common Stock

  U.S. Holders

     Distributions of cash or property (other than Common Stock of Warrant Co., if any, distributed pro rata to all shareholders of Warrant Co., including holders of Corporate Warrants) will be includible in ordinary income by a U.S. Holder at the time of receipt, to the extent such distributions are made from the current or accumulated earnings and profits of Warrant Co. Such dividends will be earnings and profits of Warrant Co. Such dividends will be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. The dividends received deduction is subject to certain limitations, though, and the benefit of such deduction may be reduced by the corporate alternative minimum tax. Corporate U.S. Holders should consult their own tax advisors regarding the availability of, and limitations on, the dividends received deduction. To the extent, if any, that the amount of any distribution by Warrant Co. exceeds Warrants Co.'s current and accumulated earnings and profits, it will be treated first as a tax-free return of the U.S. Holder's tax basis in the Common Stock of Warrant Co. and thereafter as capital gain.

  Non-U.S. Holders

     Dividends paid to a Non-U.S. Holder of Common Stock of Warrant Co. generally will be subject to withholding of U.S. federal income tax at a 30.0% rate or such lower rate as may be specified by an applicable U.S. income tax treaty. Currently, dividends paid to an address in a foreign country generally are presumed to be paid to a resident of such country in determining the applicability of an income tax treaty for such purposes. However, recently-issued U.S. Treasury Regulations would, for dividends paid after December 31, 1999, require a Non-U.S. Holder to file certain forms to obtain the benefit of any applicable U.S. income tax treaty. Such forms would contain such Non-U.S. Holder's name and address and an official statement by the competent authority in the foreign country (as designated in the applicable U.S. income tax treaty) attesting to the holder's status as a resident thereof. Except as may be otherwise provided in an applicable U.S. income tax treaty, a Non-U.S. Holder will be taxed at ordinary U.S. federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of a trade or business of such Non-U.S. Holder within the United States and such dividends will not be subject to the withholding described above. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a withholding described above. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a 30.0% "branch profits tax" unless it qualifies for a lower rate under an applicable U.S. income tax treaty. To claim the benefit of a U.S. income tax treaty or to claim an exemption from withholding because the income is effectively connected with a United States trade or business, a Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor form as the IRS designates), as applicable, prior to payment of interest.

     As discussed above, certain dispositions of Common Stock of Warrant Co. by a Non-U.S. Holder would be subject to tax under the FIRPTA provisions of the Code (which is collected by withholding) unless certain certification and filing requirements are satisfied.

     An individual holder of a Corporate Warrant who is not a United States person will be subject to U.S. federal estate tax with respect to his or her Corporate Warrant.

  U.S. Backup Withholding Tax and Information Reporting

     A 31.0% backup withholding tax and information reporting requirements apply to certain payments of principal of, and premium, if any, and interest and dividends on, a security and to the proceeds of the sale or redemption of an obligation, to certain non-corporate U.S. Holders. The payor will be required to withhold 31.0% of any such payment on a Note, Warrant or share of Common Stock of Warrant Co. to a U.S. Holder (other than an "exempt recipient," such as a corporation) if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding requirements.

     Under current U.S. Treasury Regulations, payments of principal of, interest on and proceeds from the sale or redemption of a Note by the Issuers or any paying agent thereof to a Non-U.S. Holder will not be

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

subject to U.S. federal income tax withholding, backup withholding or information reporting if an appropriate certification is provided by the beneficial owner or by a financial institution holding the Note or Warrant on behalf of the beneficial owner in the ordinary course of its trade or business to the paying agent and the paying agent does not have actual knowledge that the certificate is false. If provided by a beneficial owner, the certification must give the name and address of such owner, state that such owner is not a United States person, or, in the case of an individual, that such person is neither a citizen or resident of the United States, and be signed by the owner under penalties of perjury. If provided by a financial institution, the certification must state that the financial institution has received from the beneficial owner the certificate set forth in the preceding sentence, set forth the information contained in such certificate (and include a copy of such certificate), and be signed by an authorized representative of the financial institution under penalties of perjury. In addition, if such principal, interest or dividends are paid to the beneficial owner of a Note, Warrant or share of Common Stock by a foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, of if a foreign office of a foreign "broker" (as defined in the applicable U.S. Treasury Regulations) pays the proceeds of the sale of a Note, Warrant or share of Common Stock to the seller thereof, backup withholding and information reporting will not apply to such payment (provided that such nominee, custodian, agent or broker derives less than 50.0% of its gross income for certain periods from the conduct of a trade or business in the United States and is not a "controlled foreign corporation" as to the United States). Principal and interest and dividends so paid by a foreign office of other custodians, nominees or agents, or the payment by a foreign office of other brokers of the proceeds of the sale of a Note, will not be subject to backup withholding, but will be subject to information reporting unless the custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person for purposes of such backup withholding and information reporting requirements and certain conditions are met, or the beneficial owner otherwise establishes an exemption. Principal and interest so paid by the United States office of a custodian, nominee or agent, or the payment of the proceeds of a sale of a Note by the United States office of a broker, is subject to both backup withholding and information reporting unless the beneficial owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

     Recently issued U.S. Treasury Regulations (the "Withholding Regulations") would modify certain of the rules discussed above generally with respect to payments on the Notes or the Warrants made after December 31, 1999 and provide alternative methods for establishing an exemption from U.S. withholding tax. In particular, under the Withholding Regulations, the furnishing of the names of the beneficial owners of Notes that are not United States persons and a copy of such beneficial owner's certificate by a financial institution will not be required where the financial institution is a qualified intermediary ("QI") that has entered into a withholding agreement with the IRS pursuant to the Withholding Regulations and that has assumed primary withholding responsibility. In the case of payments to foreign partnerships (other than payments to foreign partnerships that qualify as "withholding foreign partnerships" within the meaning of such U.S. Treasury Regulations and payments to foreign partnerships that are effectively connected with the conduct of a trade or business in the United States), the partners of such partnerships will be required to provide the certification discussed above in order to establish an exemption from withholding, backup withholding tax and information reporting requirements. Moreover, a payor may rely on a certification provided by a Non-U.S. Holder only if such payor does not have actual knowledge or a reason to know that any information or certification stated in such certificate is unreliable. Further, if any such payment of principal, premium (if any) or interest with respect to a Note or Warrant are made to the beneficial owner thereof by the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or the foreign office of a foreign "broker" (as defined in applicable Treasury Regulations) pays the proceeds of the sale of a Note to the seller thereof, backup withholding and information reporting will not apply (provided that such nominee, custodian, agent or broker (i) derives less than 50.0% of its gross income for certain periods from the conduct of a trade or business in the United States, (ii) is not a "controlled foreign corporation" within the meaning of Section 957(a) of the Code, (iii) is not a foreign partnership (x) one or more of the partners of which, at any time during its tax year, are United States persons (as defined in Treasury Regulations Section 1.1441-1(c)(2)) who, in the aggregate hold more than 50.0% of the income or capital interest in the partnership and (y) which, at any time during its tax year, is engaged in the conduct of a trade or business in the United States). Moreover, such payments of principal, premium (if any) or

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

interest with respect to a Note so made by the foreign offices of other custodians, nominees or agents, or the payment by the foreign offices of other brokers of the proceeds of the sale of a Note or a Warrant will not be subject to backup withholding (unless the payer has actual knowledge that the payee is a United States person), but will be subject to information reporting unless the custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain conditions are met, or the beneficial owner otherwise establishes an exemption.

     THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP OF EXCHANGE NOTES OR THE WARRANTS. PROSPECTIVE PURCHASERS OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATIONS.

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. The Issuers have each agreed that for a period of 180 days after the Expiration Date, each will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In
additional, until             , 1998 (90 days after the commencement of the
Exchange Offer), all dealers effecting transactions in the Exchange Notes, whether or not participating in this distribution, may be required to deliver a prospectus.

     The Issuers will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of Securities Act.

     For a period of 180 days after the Expiration Date, the Issuers will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents pursuant to a Letter of Transmittal.

                         BOOK-ENTRY, DELIVERY AND FORM

     The Exchange Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the "Global Note"). The Global Note will be deposited upon issuance with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below. Notes sold to Accredited Investors (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act) may be

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

represented by the Global Note, or if such an investor may not hold an interest in the Global Note, a certificated Note.

     Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "-- Exchange of Book-Entry Notes for Certificated Notes."

     The Notes may be presented for registration of transfer and exchange at the offices of the Registrar of the Notes.

DEPOSITORY PROCEDURES

     DTC has advised the Partnership that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

     DTC also has advised the Partnership that pursuant to procedures established by it, (i) upon deposit of the Global Note, DTC will credit the accounts of Participants designed by the Exchange Agent with portions of the principal amount of the Global Note and (ii) ownership of such interest in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Note).

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in the Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in the Global Note to pledge such interests to person or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, See "-- Exchange of Book-Entry Notes for Certificated Notes."

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTE WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, any premium and interest on the Global Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Partnership and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Partnership, the Trustee nor any agent of the Partnership or the Trustee has or will have any responsibility or liability for (i) any aspect or accuracy of DTC's records or any Participant's or Indirect Participants records relating to our payments made on account of beneficial ownership interests in the Global Note, or for maintaining supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to

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

the beneficial ownership interests in the Global Note, or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised the Partnership that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global Note as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or the Partnership. Neither the Partnership nor the Trustee will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the Notes and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

     Interest in the Global Note will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised the Partnership that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account will DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if any of the events described under "-- Exchange of Book Entry Notes for Certificated Notes" occur, DTC reserves the right to exchange the Global Note for Notes in certificated form, and to distribute such Notes to the relevant participants.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that the Partnership believes to be reliable, but the Partnership takes no responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among accountholders in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Partnership, the Trustee nor any agent of the Partnership or Trustee will have any responsibility for the performance of DTC, or its respective accountholders, indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

  Exchange of Book-Entry Notes for Certificated Notes

     The Global Note is exchangeable for definitive Notes in registered certificated form if (i) DTC (x) notifies the Partnership that it is unwilling to continue as depository for the Global Note and the Partnership thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act; (ii) the Partnership, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in certificated form or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In all cases, certificated Notes delivered in exchange for the Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

                                 LEGAL MATTERS

     The validity of the Exchange Notes will be passed upon for the Issuers by Baker & Hostetler LLP.

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

                                    EXPERTS

     The audited financial statements of the Issuers, as of December 31, 1997 and 1996 and for the periods then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    GLOSSARY

     "144A Offering" means the series of transactions consisting of the offer and sale of (i) 100,000 Units, each unit consisting of $1,000 in principal amount of the Original Notes and a Corporate Warrant and (ii) $100.0 million aggregate principal amount of the Mortgage Notes.

     "Account Agent" means First Security Trust Company of Nevada as account agent under the December 30, 1997 Mortgage Notes Proceeds Agreement by and among the Issuers, the Administrative Agent and the Account Agent, the December 30, 1997 Subordinated Notes Proceeds Agreement by and among the Issuers, the Trustee and the Account Agent, and the December 30, 1997 Partnership Funds Agreement by and among the Issuers and the Account Agent.

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Permitted Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Partnership or a Restricted Subsidiary of the Partnership; (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Partnership; or (iv) Permitted Investments of the type and in the amounts described in clause (viii) of the definition thereof; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Permitted Business.

     "Additional Interest" means additional interest which shall become payable with respect to the Original Notes if the Issuers fail to comply with provisions for filing a Registration Statement pursuant to the terms of the Registration Rights Agreement or a Shelf Registration Statement, or if such registration statements fail to become effective.

     "Adjusted Net Assets" of a Subsidiary Guarantor at any date means the lesser of the amount by which (x) the fair value of the property of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, the probable liability of such Subsidiary Guarantor with respect to its contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Subsidiary Guarantees, of such Subsidiary Guarantor at such date and (y) the present fair salable value of the assets of such Subsidiary Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Subsidiary Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary by such Subsidiary Guarantor in respect of the obligations of such Subsidiary under the Subsidiary Guarantees), excluding debt in respect of the Subsidiary Guarantees, as they become absolute and matured.

     "Administrative Agent" means National Westminster Bank PLC as administrative agent pursuant to the Credit Agreement.

     "Affiliate" of any specified person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Affiliate Transaction" means any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service), with or for the benefit of, any Affiliate of the Partnership, other than a Wholly-Owned Subsidiary or RAS.

     "AFR" means the applicable federal rate in effect at the time of a debt obligation's issuance.

     "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC Participants have received a Letter of Transmittal and agree to be bound by the terms of such Letter of Transmittal, and that the Issuers may enforce such agreement against such DTC participants.

     "Agreement" means the January 1, 1994 Stock Ownership and Cash Profit Sharing Agreement between each Executive and SCA.

     "AHYDO Rules" means applicable high yield discount obligations rules.

     "applicable high yield discount obligations" has the meaning ascribed to it in the Code.

     "Architect" means Paul Steelman, Ltd.

     "Architect Agreement" means the December 29, 1997 American Institute of Architects "Standard Form of Agreement between Owner and Architect where the Construction Manager is NOT a Constructor -- Construction Manager -- Adviser Edition" between the Partnership and the Architect.

     "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of (or any other equity interests in) a Restricted Subsidiary (other than directors' qualifying shares) or of any other property (other than the Right of First Offer as permitted under "Limitation on Affiliate Transactions") or other assets (each referred to for the purposes of this definition as a "disposition") by the Partnership or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Partnership or by the Partnership or a Restricted Subsidiary to a Wholly-Owned Subsidiary, (ii) a disposition of inventory in the ordinary course of business, (iii) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Partnership and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business, (iv) dispositions of property for net proceeds which, when taken collectively with the net proceeds of any other such dispositions under this clause (iv) that were consummated since the beginning of the calendar year in which such disposition is consummated, do not exceed $2.0 million, and (v) transactions permitted under "Certain Covenants -- Merger and Consolidation" above. Notwithstanding anything to the contrary contained above, a Restricted Payment made in compliance with the "Limitation on Restricted Payments" covenant shall not constitute an Asset Disposition except for purposes of determinations of the Consolidated Coverage Ratio.

     "ATOP" means Automated Tender Offer Program.

     "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any indebtedness, the quotient obtained by dividing (i) the sum of the product of the numbers of years (rounded upwards to the nearest month) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Bankruptcy Code" means the United States Bankruptcy Code, as amended.

     "bankruptcy provisions" means certain events of bankruptcy, insolvency or reorganization of the Issuers or a Significant Subsidiary.

     "BBER" means the Bureau of Business and Economic Research at the University of Nevada, Reno.

     "Blockage Notice" means written notice from the Representative of the Designated Senior Indebtedness to the Trustee (with a copy to the Issuers) of any default with respect to any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period.

     "Book-Entry Confirmation" means the confirmation of a book-entry transfer into the Exchange Agent's account at DTC.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock (but excluding any debt securities convertible into such equity) and including, without limitation, if such Person is a partnership or limited liability company, any partnership or membership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, such partnership or limited liability company.

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million, (iv) repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper rated P-I (or higher according to Moody's) or A-1 or higher (according to S&P) and in each case maturing within one year after the date of acquisition, (vi) investment funds investing 95.0% or more of their assets in securities of the types described in clauses (i)-(v) above, (vii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P, and (viii) Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's.

     "Casino" means the casino which is part of the Resort Casino.

     "Change of Control" means (i) any Transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership and its Subsidiaries; (ii) the adoption of a plan relating to the liquidation or dissolution of the Partnership; (iii) RAS ceasing to be the sole General Partner of the Partnership; or (iv) the Existing Partners failing to own in the aggregate, directly or indirectly, at least 50.0% of the General Partner.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commencement Date" means the date on which the Resort Casino opens for business.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means the common stock of Warrant Co.

     "Consolidated Cash Flow" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, and (v) all other non-cash items reducing Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of or reserve for cash disbursements for any subsequent period prior to the stated maturity of the Notes), including pre-opening costs that are required by GAAP to be charged as an expense prior to or upon opening, in each case for such period and determined in accordance with GAAP. Notwithstanding the foregoing, the income tax expense, depreciation expense and amortization expense of a Subsidiary of the Partnership shall be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated Cash Flow for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination and as to which financial statements are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (A) if the Partnership or any of its Restricted Subsidiaries has incurred any Indebtedness since the beginning of such period and through the date of determination of the Consolidated Coverage Ratio that remains outstanding or if the transaction giving rise to the need to calculate Consolidated Coverage Ratio is an incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (1) such Indebtedness as if such Indebtedness had been incurred on the first day of such period (provided that if such Indebtedness is incurred under a revolving credit facility (or similar arrangement or under any predecessor revolving credit or similar arrangement) only that portion of such Indebtedness that constitutes the one year projected average balance of such Indebtedness (as determined in good faith by the General Partner) shall be deemed outstanding for purposes of this calculation), and (2) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (B) if since the beginning of such period any Indebtedness of the Partnership or any of its Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and the underlying commitment terminated and has not been replaced), Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period, (C) if since the beginning of such period the Partnership or any of its Restricted Subsidiaries shall have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) attributable thereto for such period, and Consolidated Interest Expense for such period shall be (i) reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Partnership or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Partnership and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary of the Partnership is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Partnership and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale) and (ii) increased by interest income attributable to the assets which are the subject of such Asset Disposition for such period, (D) if since the beginning of such period the Partnership or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary of the Partnership (or any Person which becomes a Restricted Subsidiary of the Partnership as a result thereof) or an acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Partnership or was merged with or into the Partnership or any Restricted Subsidiary of the Partnership since the beginning of such period) shall have made any Asset Disposition, Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Partnership or a Restricted Subsidiary of the Partnership during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Partnership. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Partnership and its Restricted Subsidiaries determined in accordance with GAAP, plus, to the extent not included in such interest expense
(i) interest expense attributable to Capitalized Lease Obligations, (ii) capitalized interest, (iii) amortization of debt discount, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Partnership or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person,
(vii) net payments (whether positive or negative) pursuant to Interest Rate Agreements, (viii) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Partnership) in connection with Indebtedness incurred by such plan or trust, and (ix) cash and Disqualified Stock dividends in respect of all Preferred Stock of Subsidiaries and Disqualified Stock of the Partnership held by Persons other than the Partnership or a Wholly-Owned Subsidiary and less (a) to the extent included in such interest expense, the amortization of capitalized debt issuance costs, (b) interest income and (c) to the extent included in such interest expense, the amortization of debt original issue discount on the Notes and/or interest expense relating to the Notes in excess of the coupon rate recorded to account for the effective interest rate. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary of the Partnership, that was not a Wholly-Owned Subsidiary, shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Net Income" means, for any period, the consolidated net income (loss) of the Partnership and its consolidated Subsidiaries determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any Person acquired by the Partnership or any of its Restricted Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (ii) any net income of any Restricted Subsidiary of the Partnership if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Partnership (other than restrictions in effect on the Issue Date with respect to a Restricted Subsidiary of the Partnership and other than restrictions that are created or exist in compliance with the "Limitation on Restrictions on Distributions from Restricted Subsidiaries" covenant), (iii) any gain or loss realized upon the sale or other disposition of any assets of the Partnership or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person, (iv) any extraordinary gain or loss, (v) the cumulative effect of a change in accounting principles, (vi) the net income of any Person, other than a Restricted Subsidiary, except to the extent of the lesser of (A) cash dividends or distributions actually paid to the Partnership or any of its Restricted Subsidiaries by such Person and (B) the net income of such Person (but in no event less than zero), and the net loss of such Person (other than an Unrestricted Subsidiary) shall be included only to the extent of the aggregate Investment of the Partnership or any of its Restricted Subsidiaries in such Person, and (vii) any non-cash expenses attributable to grants or exercises of employee stock options. Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Partnership or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Partnership and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Partnership ending prior to the taking of any action for the purpose of which the determination is being made and for which financial statements are available (but in no event ending more than 135 days prior to the taking of such action), as (i) the par or stated value of all outstanding Capital Stock of the Partnership plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Construction Consultant" means Nevada Construction Services, Inc.

     "Construction Contract" means the $133.0 million guaranteed maximum price construction contract (exclusive of any change orders which must be authorized by the Partnership) between the Partnership and J.A. Jones.

     "Construction Loans" means $100.0 million of loans which may be used to finance construction of the Resort Casino.

     "Construction Management Contract" means the January 13, 1998 Construction Management Contract between the Partnership and Rider Hunt.

     "Continuing Fee" means the continuing fee equal to 1.75% of the Hotels' gross revenues per month which the Partnership is required to pay to Regent International.

     "Corporate Warrants" means warrants to purchase one share of Common Stock of Warrant Co.

     "covenant defeasance" means the Issuers' right to terminate their obligations under most of the covenants and certain other provisions of the Indenture at any time.

     "Coverage Ratio Indebtedness" means any Indebtedness other than (i) ranking pari passu with or which is expressly subordinate and junior in right of payment to, the Notes, if no Default or Event of Default shall have occurred and be continuing at the time of such incurrence or would occur as a consequence of such incurrence and the Consolidated Coverage Ratio would be equal to at least
2.00 to 1.00; and (ii) Senior Indebtedness if no Default or Event of Default shall have occurred and be continuing at the time of such incurrence or would occur as a consequence of such incurrence and the Consolidated Coverage Ratio would be at least equal to 2.50 to 1.00.

     "Credit Agreement" means the December 30, 1997 Credit Agreement among the Issuers and the Administrative Agent. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include Interest Rate Agreements with lenders party to the Credit Agreement, any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refunding, refinancing and replacements of any Credit Agreement.

     "Credit Facilities" means the Mortgage Notes and the Revolving Credit Facility.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

     "Declaration" means the August 15, 1996 Development Agreement between the Partnership and HHP.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Depositor" means the Person having deposited Original Notes to be withdrawn in the Exchange Offer.

     "Designated Senior Indebtedness" means the indebtedness evidenced by the Mortgage Notes and the Revolving Credit Facility.

     "Designation" means the designation by the Partnership of any Subsidiary of the Partnership (other than a Subsidiary of the Partnership which owns Capital Stock of a Restricted Subsidiary) as an Unrestricted Subsidiary under the Indenture.
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

     "Designation Amount" means the amount the Partnership would be permitted to make under the Indenture (assuming the effectiveness of such Designation) which is equal to the sum of (i) fair market value of the Capital Stock of such Subsidiary owned by the Partnership and the Restricted Subsidiaries, and (ii) the aggregate amount of other Investments of the Partnership and the Restricted Subsidiaries in such Subsidiary.

     "Development Fee" means the $3.0 million development fee payable to SCA as compensation for identifying, financing, planning, designing, developing and opening the Resort Casino.

     "Disbursement Agent" means First Security Trust Company of Nevada as disbursement agent under the Disbursement Agreement and its successor or assigns.

     "Disbursement Agreement" means the December 31, 1997 Disbursement Agreement which established conditions to, and the sequencing of funding construction of, the Resort Casino.

     "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the Notes, or (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock referred to in (i) above, in each case at any time prior to the final Stated Maturity of the Notes.

     "Drawdown" means any of four advances on the Construction Loans of at least $10.0 million each made after the Issue Date.

     "DTC" means Depository Trust Company.

     "DTC Participant" means a participant in Depository Trust Company.

     "EBITDA" means earnings before income tax, depreciation and amortization.

     "EBITDAM" means earnings before interest, income tax, depreciation, amortization and management fee expense.

     "Eligible Institution" means any member firm of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act.

     "Event of Default" means (i) a default in any payment of interest on any Note when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Partnership to comply with its obligations under the "Merger and Consolidation" covenant, (iv) the failure by the Issuers to comply for 30 days after notice with any of its obligations under the Indenture upon a Change of Control or under covenants in the Indenture, (v) the failure by the Issuers or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Partnership or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million and such default shall not have been cured or such acceleration rescinded after a 10-day period, (vii) the bankruptcy provisions, (viii) the judgment default provision, (ix) any Subsidiary Guarantee by a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee and such Default continues for 10 days, (x) after the Resort Casino is completed, revocation, termination, suspension or other cessation of effectiveness of any Gaming License, which results in the total cessation or total suspension of gaming operations for a period of more than 90 consecutive days at the Resort Casino, or (xi) the Resort Casino has not commenced hotel and gaming operations by October 2, 1999.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

     "Exchange Agent" means United States Trust Company of New York.

     "Exchange Notes" means Issuers' 13% Series B Senior Subordinated PIK Notes due 2007.

     "Exchange Offer" means the offer by the Issuers to exchange $1,000 principal amount of their Exchange Notes, registered under the Securities Act, for each $1,000 principal amount of their Original Notes.

     "Executives" mean Brian McMullan, John Tipton, Jim Fonseca and Quinton Boshoff.

     "Exemption" means an exemption granted by the Nevada Commission to the Nevada Act prohibition making Registered Companies ineligible to apply for or hold a nonrestricted gaming license to operate a casino.

     "Existing Partners" means Tivolino Holding A.G. or any of its wholly-owned subsidiaries.

     "Expiration Date" means             , 1998, 5:00 p.m., New York City time
unless extended.

     "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

     "Filing Date" means April 30, 1998.

     "foreign broker" has the meaning ascribed to it in the applicable Treasury Regulations.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

     "Gaming Approvals" means licenses and approvals of the Nevada Gaming Authorities.

     "Gaming Authority" means any of the Nevada Commission, the Nevada Board, the City of Las Vegas, any gaming regulatory body in North Dakota and Colorado, and any other gaming regulatory body or any agency which has, or may at any time after the Issue Date have, jurisdiction over the gaming activities of the Partnership or any of its Affiliates or Subsidiaries or any successor to such authority.

     "Gaming Laws" mean the provisions of the Nevada Gaming Control Act, as amended from time to time, all regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time, all ordinances, rules and regulations adopted by the City of Las Vegas, as amended from time to time, and all other laws, statutes, rules, rulings, order, ordinances, regulations and other legal requirements of any Gaming Authority.

     "Gaming License" means any license, qualification, permit, franchise or other authorization from any Gaming Authority required on the date of the Indenture or at any time thereafter to own, operate or otherwise conduct the gaming business of the Partnership and its Affiliates or Subsidiaries, including all licenses, findings of suitability and registrations granted under Gaming Laws.

     "General Partner" means RAS, a Nevada corporation, and any of its successors.

     "GISC" means Gambling Impact Study Commission.

     "Global Notes" means global certificates representing the Original Notes.

     "Golf Reservation Fees" means amounts paid by the Partnership to HHP, Summerlin Corporation and Tournament Players Club at Summerlin, Inc., pursuant to a Golf Course Agreement.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guarantors" means all future direct and indirect Restricted Subsidiaries of the Partnership having either assets, capital or stockholders' equity in excess of $10,000.

     "Guarantor Senior Indebtedness" means, with respect to a Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter issued, all Guarantees by such Subsidiary Guarantor of Senior Indebtedness of the Partnership and all other Indebtedness of such Subsidiary Guarantor, including interest and fees thereon, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that the obligations of such Subsidiary Guarantor in respect of such Indebtedness are not superior in right of payment to the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee; provided, however, that Guarantor Senior Indebtedness shall not include (1) any obligations of such Subsidiary Guarantor to the Partnership or any other Subsidiary of the Partnership or (2) any Indebtedness, Guarantee or obligation of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Subsidiary Guarantor, including any Guarantor Subordinated Indebtedness and Guarantor Subordinated Obligations of such Subsidiary Guarantor.

     "Guarantor Subordinated Indebtedness" means, with respect to a Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and any other Indebtedness of such Subsidiary Guarantor that specifically provides that such Indebtedness is to rank pari passu in right of payment with the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee.

     "Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is expressly subordinate or junior in right of payment to the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee pursuant to a written agreement.

     "incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

     "HHC" means Howard Hughes Corporation, a subsidiary of the Rouse
Corporation.

     "HHP" means Howard Hughes Properties, Limited Partnership, an Affiliate of HHC.

     "Historical Financial Statements" means the audited financial statement for the Partnership and RAS for the fiscal year ended December 31, 1997, and the notes thereto.

     "Holder" means a registered owner of the Notes.

     "Hotels" means the hotels located at the Resort Casino.

     "IGRA" means the Indian Gaming Regulatory Act.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except trade payables and accrued expenses incurred in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, (v) all Capitalized Lease Obligations and all Attributable Indebtedness of such Person,
(vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (vii) all Indebtedness of other Persons to the extent Guaranteed by such Person, (viii) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of the Partnership, any Preferred Stock of such Restricted Subsidiary to the extent such obligation arises on or before the Stated Maturity of the Notes (but excluding, in each case, accrued dividends) with the amount of Indebtedness represented by such Disqualified Stock or Preferred Stock, as the case may be, being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price; provided that, for purposes hereof the "maximum fixed repurchase price" of any Disqualified Stock or Preferred Stock, as the case may be, which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as the case may be, as if such Disqualified Stock or Preferred Stock, as the case may be, were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based on the fair market value of such Disqualified Stock or Preferred Stock, as the case may be, such fair market value shall be determined in good faith by the General Partner, and (ix) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. Unless specifically set forth above, the amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations as described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability of such Person, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above at such date.

     "Indenture" means the December 31, 1997 Indenture among the Partnership, RAS and United States Trust Company of New York as trustee.

     "Indirect Participants" means other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     "Initial Purchaser" means NatWest Capital Markets Limited.

     "Interest Payment Date" means each June 15 and December 15 of each year.

     "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts payable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include the portion (proportionate to the Partnership's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Partnership at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted

Subsidiary, the Partnership shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to
(x) the Partnership's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Partnership's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the General Partner and evidenced by a resolution of the Board of Directors of the General Partner certified in an Officers' Certificate to the Trustee.

     "Issue Date" means December 31, 1997.

     "Issuers" means RAS and the Partnership.

     "J.A. Jones" means J.A. Jones Construction, a subsidiary of J.A. Jones,
Inc.

     "judgment default provision" means any judgment or decree for the payment of money in excess of $2.0 million (to the extent not covered by insurance) which is rendered against the Issuers or a Significant Subsidiary and which judgment or decree shall remain undischarged or unstayed for a period of 60 days after such judgment becomes final and nonappealable.

     "legal defeasance" means the right of Issuers to terminate all their obligations under the Notes and the Indenture at any time.

     "Letter of Transmittal" means the letter accompanying the Prospectus in which Issuers offer to exchange $1,000 principal amount of their Exchange Notes, registered under the Securities Act, for each $1,000 principal amount of their Original Notes.

     "License Agreement" means the December 16, 1997 License Agreement between the Partnership and Regent International, pursuant to which Regent International agrees to license to the Partnership the right to flag the Hotels and to use Regent International's trade name, trademarks and systems in connection with operations of the Hotels.

     "Licensee" means any person licensed, required to be licensed, registered, or required to be registered by the Nevada Gaming Authorities, or is under common control with such persons.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Lifescapes" means Lifescapes International.

     "Lifestyle Complex" means the lifestyle complex which will link all components of the Resort Casino development and will include gourmet food and wine shops, a cigar shop, a beauty salon and other boutique outlets.

     "LVCVA" means the Las Vegas Convention and Visitors Authority.

     "Maturity Date" means March 31, 2004.

     "Moody's" means Moody's Investors Service.

     "Mortgage Notes" means up to $100.0 million in principal amount of the Issuers' First Mortgage Notes issued under the Credit Agreement and any extensions, revisions, refinancing, restatements or replacements thereof in whole or in part.

     "Mortgage Notes Proceeds Account" means the account into which shall be deposited the net proceeds of the Mortgage Notes.

     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets subject to such Asset Disposition) therefrom in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,
(ii) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition,
(iii) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition, provided, however, that upon any reduction in such reserves (other than to the extent resulting from payments of the respective reserved liabilities), Net Available Cash shall be increased by the amount of such reduction to reserves, and retained by the Partnership or any Restricted Subsidiary of the Partnership after such Asset Disposition, and (iv) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with such Asset Disposition) provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Partnership or any Restricted Subsidiary.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and costs actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

     "Net Revenue Fee" means the management fee payable to the General Partner in an amount not to exceed 3.0% of net revenues.

     "Nevada Act" means the Nevada Gaming Control Act and the regulations promulgated thereunder.

     "Nevada Board" means the Nevada State Gaming Control Board.

     "Nevada Commission" means the Nevada Gaming Commission.

     "Nevada Gaming Authorities" means the City of Las Vegas, the Nevada Commission and the Nevada Board.

     "Non-U.S. Holder" means a holder of Notes or Corporate Warrants other than a U.S. Holder.

     "Notes" means the Original Notes and the Exchange Notes.

     "Notes Proceeds Account" means the account maintained with First Security Trust Company of Nevada into which Issuers deposited the net proceeds of the Original Notes on the Issue Date.

     "Notice of Guaranteed Delivery" means notice by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Original Notes and the principal amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three NYSE trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificates) representing the Original Notes (or a confirmation of book-entry transfer of such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by such Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent.

     "NSDO" means the Nevada State Demographers Office.

     "NYSE" means New York Stock Exchange, Inc.

     "Officer's Certificate" means, in the case of RAS, a certificate signed by two officers and, in the case of the Partnership, a certificate signed by the General Partner acting on behalf of the Partnership.

     "Opinion of Counsel" means a written opinion, in form and substance acceptable to the Trustee, from legal counsel who is acceptable to the Trustee.

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

     "OID" means original issue discount, which is the difference between the stated redemption price at maturity of an Original Note and the portion of the issue price of a Unit allocable to the Original Note.

     "Option Parcel" means the 22.5-acre parcel adjacent to the Resort Casino.

     "Original Notes" means the Issuer's $100.0 million principal amount outstanding 13% Senior Subordinated PIK Notes due 2007.

     "Participants" means DTC's participating organizations.

     "Participating Broker-Dealer" means a broker-dealer that receives Exchange Notes for its account pursuant to the Exchange Offer.

     "Partnership" means The Resort at Summerlin, Limited Partnership, a Nevada limited partnership.

     "Partnership Agreement" means the Agreement of Limited Partnership, as amended, of the Partnership.

     "Partnership Funds Account" means the Partnership's funds account.

     "Partnership Warrants" means warrants to purchase one limited partnership interest of the Partnership.

     "Paying Agent" means United States Trust Company of New York and any of its successors and assigns.

     "Payment Blockage Period" means the period commencing upon receipt by the Trustee (with a copy to the Issuers) of a Blockage Notice of any default with respect to any Designated Senior Indebtedness.

     "Permitted Business" means the casino gaming, hotel, retail and spa and resort business and any activity or business incidental, directly related or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including any hotel, entertainment, recreation, convention, trade show, meeting, retail sales or other activity or business designed to promote, market, support, develop, construct or enhance the casino gaming, hotel, retail and resort business operated by the Partnership and Restricted Subsidiaries (including, without limitation, engaging in transactions with Affiliates and incurring Indebtedness, providing guarantees or providing other credit support, in each case to the extent permitted under the Indenture), owning and operating joint ventures to supply materials or services for the construction or operation of the resort owned or operated by the Partnership and entering into casino leases or management agreements for any casino situated on land owned by the Issuers or owned or operated by the Issuers.

     "Permitted Investment" means an Investment by the Partnership or any of its Restricted Subsidiaries in (i) a Wholly-Owned Subsidiary of the Partnership; provided, however, that the primary business of such Wholly-Owned Subsidiary is a Permitted Business; (ii) another Person if as a result of such Investment such other Person becomes a Wholly-Owned Subsidiary of the Partnership or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Partnership or a Wholly-Owned Subsidiary of the Partnership; provided, however, that in each case such Person's primary business is a Permitted Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Partnership or any of its Restricted Subsidiaries, created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans and advances to employees made in the ordinary course of business of the Partnership or such Restricted Subsidiary in an aggregate amount outstanding at any one time not to exceed $250,000 to any one employee or $1.0 million in the aggregate; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Partnership or any of its Restricted Subsidiaries or in satisfaction of judgments or claims; (viii) a Person engaged in a Permitted Business or a loan or advance by the Partnership the proceeds of which are used solely to make an investment in a Person engaged in a Permitted Business or a Guarantee by the Partnership of Indebtedness of any Person in which such Investment has been made provided, however, that no Permitted Investments may be made pursuant to this clause (viii) to the extent the amount thereof would, when taken together with all other Permitted Investments made pursuant to this clause (viii), exceed $5.0 million in the aggregate (plus, to the extent not previously reinvested, any return of capital realized on Permitted Investments made pursuant to this clause (viii), or any release or other cancellation of any Guarantee constituting such Permitted Investment); (ix) Persons to the extent such Investment is received by the Partnership or any Restricted Subsidiary as consideration for asset dispositions effected in compliance with the covenant described under "Limitations on Sales of Assets and Subsidiary Stock"; (x) prepayments and other credits to suppliers made in the ordinary course of business of the Partnership and its Restricted Subsidiaries; and (xi) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations.

     "Permitted Liens" means: (i) Liens granted by the Partnership and the Subsidiary Guarantors which secure Senior Indebtedness; (ii) Liens in favor of the Partnership; (iii) Liens on property of a Person existing at the time such Person is acquired by or merged into or consolidated with the Partnership or any Restricted Subsidiary thereof; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets of the Partnership or its Restricted Subsidiaries other than those acquired in connection with such merger or consolidation; (iv) Liens to secure the performance of obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (v) Liens existing on the Issue Date; (vi) Liens in respect of extensions, renewals, refundings or refinancing of any Indebtedness secured by the Liens referred to in clauses (ii), (iii) and (v) above and (viii) below; provided that the Liens in connection with such renewal, extensions, renewals, refundings or refinancing shall be limited to all or part of the specific property which was subject to the original Lien; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provisions as shall be required in conformity with GAAP shall have been made therefor; (viii) any Lien securing purchase money obligations incurred in compliance with paragraph (b)(ii) of the "Limitation on Indebtedness" covenant, provided that such Liens do not extend to any property (other than the property so purchased) owned by the Partnership or its Restricted Subsidiaries and is not incurred more than 60 days after the incurrence of such Indebtedness secured by such Lien; (ix) Liens to secure Indebtedness permitted under clause (ii) of the "Limitation on Indebtedness" covenant, provided that such Liens do not extend to or cover any property of the Partnership or any of its Subsidiaries other than the property subject to such financing; and (x) Liens incurred in the ordinary course of business of the Partnership or any Restricted Subsidiary thereof with respect to obligations that do not exceed $2.0 million at any one time outstanding and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of the business by the Partnership or such Restricted Subsidiary.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Project Budget" means the approved budget for the Resort Casino as in effect from time to time.

     "Prospectus" means the final prospectus included in the Issuers' Registration Statement filed with the Commission, pursuant to which the Issuers will offer to exchange $1,000 principal amount of their Exchange Notes, registered under the Securities Act, for each $1,000 principal amount of their Original Notes.

     "Public Equity Offering" means an underwritten primary public offering for cash by the Partnership of its limited partnership interests, or options, warrants or rights with respect to its partnership interests pursuant to an effective registration statement under the Securities Act.

     A "Public Market" exists at any time with respect to the Capital Stock of the Partnership if (a) the Capital Stock of the Partnership is then registered with the Commission pursuant to Section 12(b) or 12(g) of the Exchange Act and traded either on a national securities exchange or in the National Association of Securities Dealers Automated Quotation System, and (b) at least 15.0% of the total issued and outstanding Capital Stock of the Partnership, as applicable, has been distributed prior to such time by means of an effective registration statement under the Securities Act.

     "Purchase Agreement" means the December 22, 1997 Purchase Agreement by and among the Issuers, Warrant Co., and the Initial Purchaser.

     "QI" means qualified intermediary.

     "RAS" means The Resort at Summerlin, Inc., a Nevada corporation and the general partner of the Partnership.

     "RAS Management Fee" means 3.0% of the total net revenue and 6.0% of EBITDAM less the top line management fee, not to exceed 10.0% of total net revenue.

     "RAS Owners" means SCA, the Swiss Parent and their respective owners.

     "Refinancing Indebtedness" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or incurred in compliance with the Indenture (including Indebtedness of the Partnership that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of (A) the first anniversary of the Stated Maturity of the Notes and (B) the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the lesser of (A) the Average Life of the Notes and (B) the Average Life of the Indebtedness being refinanced, and (iii) the Refinancing Indebtedness is in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to (or 101.0% of, in the case of a refinancing of the Notes in connection with a Change of Control) or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accredited value) then outstanding of the Indebtedness being refinanced (plus the amount of any premium required to be paid in connection therewith and reasonable fees and expenses therewith), provided further, that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary which refinances Indebtedness of the Partnership.

     "Regent International" means Regent Hotels Worldwide, Inc.

     "Register" means a registry of the names and addresses of the Holders of the Notes maintained by the Registrar at the offices of the Registrar.

     "Registered Company" means a company registered by the Nevada Commission as a publicly traded corporation.

     "Registrar" means United States Trust Company of New York and any of its successors or assigns.

     "Registration Rights Agreement" means the December 30, 1997 Exchange and Registration Rights Agreement among the Partnership, RAS, the limited partners of the Partnership, Warrant Co. and the Initial Purchaser.

     "Registration Statement" means the registration statement filed with the Commission by the Partnership on Form S-4, together with all amendments, exhibits and schedules thereto.

     "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

     "Resort Casino" means The Resort at Summerlin, a Mediterranean-style luxury hotel, casino and spa complex which will be constructed, owned and operated by the Partnership.

     "Resort Casino Site" means the 54.5 acre site on which the Resort Casino will be located.

     "Restaurant Leases" means leases which the Partnership plans to enter into in connection with the operation of the Resort Casino, whereby the Partnership anticipates leasing space to at least four restaurants.

     "Restricted Payment" means limitations under which the Partnership shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly to (i) declare or pay any dividend or any distribution on or in respect of its Capital Stock except (A) dividends or distributions payable in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock and (B) dividends or distributions payable to the Partnership or a Restricted Subsidiary which holds any equity interest in the paying Restricted Subsidiary (and if the Restricted Subsidiary paying the dividend or making the distribution is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Partnership held by Persons other than a Wholly-Owned Subsidiary of the Partnership or any Capital Stock of a Restricted Subsidiary of the Partnership held by any Affiliate of the Partnership, other than a Wholly-Owned Subsidiary (in either case, other than in exchange for its Capital Stock (other than Disqualified Stock)), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations, or (iv) make any Investment (other than a Permitted Investment) in any Person.

     "Restricted Subsidiary" means any Subsidiary of the Partnership other than an Unrestricted Subsidiary.

     "Revocation" means the revocation by the Partnership of any Designation of a Subsidiary as an Unrestricted Subsidiary.

     "Revolving Credit Facility" means the up to $10.0 million revolving credit facility under the Credit Agreement, and any extensions, revisions, refinancing, restatements or replacements thereof.

     "Rider Hunt" means Rider Hunt (NV) L.L.C.

     "Rights of First Offer" means the rights of first offer held by the Partnership granted by HHC with respect to four other potential gaming sites in Summerlin.

     "Royalty Agreement" means the August 15, 1996 agreement between the Partnership and HHP.

     "Royalty Commencement Date" means the earlier of the day the Resort Casino is open to the public, or 18 months following the first day of construction of the Resort Casino.

     "RSM Fund" means the fund established by Regent International which will consist of marketing fees, reservation fees and certain other fees designated by Regent International and paid by the Partnership and other Regent International Hotels.

     "Rule 144A" means Rule 144A promulgated under the Securities Act.

     "Ruling Request" means the written request filed by the Issuers with the Nevada Board Chairman for a ruling that it is not necessary to submit the Exchange Offer for prior approval.

     "S&P" means Standard & Poor's Corporation.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Partnership or a Restricted Subsidiary transfers such property to a Person and the Partnership or a Subsidiary leases it from such Person.

     "SCA" means Swiss Casinos of America, Inc., formerly Seven Circle Gaming Corporation.

     "SCR" means Seven Circle Resorts, Inc., a wholly-owned subsidiary of SCA.

     "SCRN" means Seven Circle Resorts of Nevada, Inc., a wholly-owned subsidiary of SCA.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Indebtedness" of the Issuers means all Indebtedness (including any monetary obligations under or in respect of the Credit Agreement and interest, whether or not allowable, accruing on Indebtedness incurred pursuant to the Credit Agreement after the filing of a petition initiating any proceeding under any bankruptcy, insolvency or similar law) of the Issuers arising under the Credit Agreement, except to the extent of any such Indebtedness incurred in violation of the terms of the Indenture.

     "Shelf Request" means a request by the Holders of Original Notes to the Issuers to file a Shelf Registration Statement.

     "Shelf Registration Statement" means a shelf registration statement relating to the offer and sale of the outstanding Original Notes.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Partnership within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

     "stated redemption price at maturity" means the sum of all scheduled amounts payable on the Note (including interest).

     "Strip" means the Las Vegas Strip.

     "Subordination Agreement" means the December 16, 1997, Subordination, Stabilization and Assumption Agreement between the Partnership and Regent International.

     "Summerlin" means the Summerlin master-planned community, a 22,500-acre land development of HHC.

     "Subordinated Obligations" means, with respect to the Partnership or any Subsidiary Guarantor, any Indebtedness of the Partnership or such Subsidiary Guarantor, as the case may be (whether outstanding on the Issue Date or thereafter incurred) which is expressly subordinate or junior in right of payment to the Notes or a Subsidiary Guarantor's Subsidiary Guarantee, as the case may be, in each case pursuant to a written agreement.

     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person, or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Partnership.

     "Subsidiary Guarantee" means the Guarantee of the Notes by a Subsidiary Guarantor.

     "Subsidiary Guarantor" means each Subsidiary of the Partnership in existence on the Issue Date and each Subsidiary (other than Unrestricted Subsidiaries) created or acquired by the Partnership after the Issue Date.

     "Successor Entity" means the resulting, surviving or transferee Person remaining if the Partnership or Warrant Co. consolidates with or merges with or into, or conveys, transfers or leases all or substantially all of its assets to, any Person.

     "Swiss Parent" means Tivolino Holding AG.

     "Tax Allowance Amount" shall mean, with respect to any Partner (including a Warrant holder if such Warrant holder is treated as owning an equity interest in the Partnership for U.S. federal, state or local income tax purposes), for any calendar quarter, (i) forty percent (40.0%) of the excess of (a) the estimated taxable income allocable to such Partner arising from its ownership of a Partnership Interest for the fiscal year through such calendar quarter over (b) any losses of the Partnership for prior fiscal years and such fiscal year that are allocable to such Partner that were not previously utilized in the calculation of Tax Allowance Amounts minus (ii) prior distributions of Tax Allowance Amounts for such fiscal year, all as determined by the General Partner in good faith. The amount so determined by the General Partner shall be the Tax Allowance Amount for such period and shall be final and binding on all Partners.

     "Taxes" means all taxes, levies, imposts, duties or other governmental charges.

     "Temporary Cash Investments" means any of the following: (i) any Investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,
(ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company's long-term debt, is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above, (iv) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Partnership) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P,
(v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's, and
(vi) Investments in mutual funds whose investment guidelines restrict such funds' investments to those satisfying the provisions of clauses (i) through (v) above.

     "Tendering Holder" means (i) each DTC Participant that has properly transmitted (and not properly withdrawn) its acceptance through ATOP and in respect of which DTC has sent an Agent's Message, (ii) each Holder that has timely delivered to the Exchange Agent (and not properly withdrawn) a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal, together with certificates) representing all tendered Original Notes, or (iii) each DTC Participant or Holder that has complied with the guaranteed delivery procedures set forth herein.

     "Term Loans" means term loans which are created by conversion of the principal amount of Construction Loans outstanding on the Commencement Date.

     "TPC" means Tournament Players Club.

     "TPC Canyons" means the Tournament Players Club at the Canyons golf course.

     "Transfer" means any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership and its Subsidiaries.

     "Treasury Regulations" means the Income Tax Regulations promulgated by the U.S. Department of Treasury under the Code.

     "Tribe" means the Standing Rock Sioux Tribe.

     "Trustee" means United States Trust Company of New York.

     "Units" means 100,000 units sold by the Issuers as part of the 144A Offering, each Unit consisting of $1,000 in principal amount of the Original Notes and a Corporate Warrant.

     "unmatured interest" means any OID that was not amortized as of any bankruptcy filing.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Partnership that at the time of determination shall be designated an Unrestricted Subsidiary by the General Partner in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The General Partner may designate any Subsidiary of the Partnership (including any newly acquired or newly formed Subsidiary of the Partnership) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Partnership or any Restricted Subsidiary of the Partnership that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that each Subsidiary to be so designated and each of its Subsidiaries has not at the time of such designation, and does not thereafter create, incur, issue, assume, guarantee or otherwise becomes liable with respect to any Indebtedness other than Non-Recourse Debt and either (A) the Subsidiary to be so designated has total consolidated assets of $10,000 or less or (B) if such Subsidiary has consolidated assets greater than $10,000, then such designation would be permitted under "Limitation on Restricted Payments." The General Partner may designate any Unrestricted Subsidiary to be a Restricted Subsidiary subject to the limitations contained in "Limitation on Designations of Unrestricted Subsidiaries."

     "unsuitable person" means a person determined by the Nevada Commission to be unsuitable to own securities of a Registered Company.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "U.S. Holder" means a Holder of Notes or Corporate Warrants, who for U.S. federal income tax purposes is (i) a citizen or resident of the United States;
(ii) a corporation or partnership organized in or under the laws of the United States or any State thereof (including the District of Columbia); (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control; or (v) otherwise subject to U.S. federal income taxation on a net income basis with respect to the Notes. Notwithstanding the preceding sentence, to the extent provided in U.S. Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be a U.S. Holder.

     "Warrant Co." means RAS Warrant Co., a Nevada corporation, an Affiliate of RAS and the Partnership.

     "Wholly-Owned Subsidiary" means a Restricted Subsidiary of the Partnership, at least 99.0% of the Capital Stock of which (other than directors' qualifying shares) is owned by the Partnership or another Wholly-Owned Subsidiary.

     "withholding foreign partnerships" has the meaning ascribed to it in the Treasury Regulations.

     "Withholding Regulations" means recently issued applicable Treasury Regulations.

                              FINANCIAL STATEMENTS

                 YEAR ENDED DECEMBER 31, 1997, THE PERIOD FROM
                      INCEPTION THROUGH DECEMBER 31, 1996,
           THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
        AND THE PERIOD FROM INCEPTION THROUGH MARCH 31, 1998 (UNAUDITED)

                                    CONTENTS

Report of Independent Auditors..............................  F-2
Audited Financial Statements

The Resort at Summerlin, Inc. (a development stage company)
     Balance Sheets.........................................  F-3
     Statements of Operations...............................  F-6
     Statements of Changes in Stockholder's Equity..........  F-11
     Statements of Cash Flows...............................  F-13

The Resort at Summerlin, L.P. (a development stage company)
     Balance Sheets.........................................  F-3
     Statements of Operations...............................  F-6
     Statements of Partnership Interests....................  F-12
     Statements of Cash Flows...............................  F-13

The Resort at Summerlin, Inc. (consolidated) (a development
  stage company)
     Balance Sheets.........................................  F-3
     Statements of Operations...............................  F-6
     Statements of Changes in Stockholder's Equity..........  F-11
     Statements of Cash Flows...............................  F-13

Notes to Financial Statements (all entities)................  F-18

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Partners
The Resort at Summerlin, Inc. and
  The Resort at Summerlin, L.P.

We have audited the accompanying balance sheets for the companies specified in the attached table of contents (both of which are development stage companies) as of December 31, 1997 and 1996, and the related statements of operations, partnership interests, changes in stockholder's equity and cash flows for the year ended December 31, 1997 and the period from inception through December 31, 1996. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Companies at December 31, 1997 and 1996, and the results of their operations and their cash flows for the year ended December 31, 1997 and the period from inception through December 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Denver, Colorado
March 5, 1998

                                 BALANCE SHEETS
                         (DEVELOPMENT STAGE COMPANIES)
                                  (UNAUDITED)

                                                                     MARCH 31, 1998
                                                         --------------------------------------
                                                                                   CONSOLIDATED
                                                         RAS INC.     RAS L.P.       RAS INC.
                                                         --------   ------------   ------------
ASSETS
Current assets:
     Cash and cash equivalents.........................  $  3,968   $ 82,858,686   $ 82,862,654
     Investments.......................................        --     86,226,508     86,226,508
     Interest receivable...............................        --        928,841        928,841
                                                         --------   ------------   ------------
Total current assets...................................     3,968    170,014,035    170,018,003

Property and equipment:
     Land..............................................        --     16,628,459     16,628,459
     Construction in progress..........................        --     15,798,457     15,798,457
     Furniture, fixtures and equipment.................        --      1,149,584      1,149,584
                                                         --------   ------------   ------------
                                                               --     33,576,500     33,576,500
     Accumulated depreciation..........................        --       (187,415)      (187,415)
                                                         --------   ------------   ------------
                                                               --     33,389,085     33,389,085

Restricted assets......................................        --     12,400,000     12,400,000
Debt issuance costs....................................        --     12,049,022     12,049,022
Investment in The Resort at Summerlin, L.P.............   632,186             --             --
Licensing costs and other intangible assets............        --        138,333        138,333
Preopening costs.......................................        --      5,908,562      5,908,562
                                                         --------   ------------   ------------
Total assets...........................................  $636,154   $233,899,037   $233,903,005
                                                         ========   ============   ============
LIABILITIES
Current liabilities:
     Accounts payable..................................  $     --   $    187,398   $    187,398
     Construction and preopening payables..............        --      5,753,503      5,753,503
     Related party payable.............................     1,010         27,871         28,881
     Interest payable..................................        --      4,598,142      4,598,142
                                                         --------   ------------   ------------
Total current liabilities..............................     1,010     10,566,914     10,567,924

Long-term debt, net of discount........................        --    154,188,650    154,188,650
Warrants redeemable for partnership interests..........        --      7,619,565      7,619,565
                                                         --------   ------------   ------------
Total liabilities......................................     1,010    172,375,129    172,376,139
Limited partners' interests............................        --             --     60,891,722

STOCKHOLDER'S EQUITY AND PARTNERSHIP INTERESTS
Common stock, no par value, 2,500 shares authorized,
  1,000 shares issued..................................   682,500             --        682,500
General partner interest...............................        --        675,000             --
Limited partners' interests............................        --     65,130,283             --
Deficit accumulated during development stage...........   (47,356)    (4,281,375)       (47,356)
                                                         --------   ------------   ------------
Total stockholder's equity and partnership interests...   635,144     61,523,908        635,144
                                                         --------   ------------   ------------
Total liabilities, stockholder's equity and partnership
  interests............................................  $636,154   $233,899,037   $233,903,005
                                                         ========   ============   ============

                            See accompanying notes.

                                 BALANCE SHEETS
                         (DEVELOPMENT STAGE COMPANIES)

                                                                 DECEMBER 31, 1997
                                                      ----------------------------------------
                                                                                  CONSOLIDATED
                                                      RAS INC.      RAS L.P.        RAS INC.
                                                      --------    ------------    ------------
ASSETS
Current assets:
     Cash and cash equivalents......................  $  3,968    $175,487,660    $175,491,628
     Interest receivable............................        --          24,167          24,167
                                                      --------    ------------    ------------
Total current assets................................     3,968     175,511,827     175,515,795
Property and equipment:
     Land...........................................        --      16,628,459      16,628,459
     Construction in progress.......................        --       3,782,333       3,782,333
     Furniture, fixtures and equipment..............        --         573,000         573,000
                                                      --------    ------------    ------------
                                                            --      20,983,792      20,983,792
     Accumulated depreciation.......................        --        (112,680)       (112,680)
                                                      --------    ------------    ------------
                                                            --      20,871,112      20,871,112
Restricted assets...................................        --      12,400,000      12,400,000
Debt issuance costs.................................        --      12,561,721      12,561,721
Investment in The Resort at Summerlin, L.P. ........   668,012              --              --
Licensing costs.....................................        --          50,000          50,000
Preopening costs....................................        --       4,838,812       4,838,812
                                                      --------    ------------    ------------
Total assets........................................  $671,980    $226,233,472    $226,237,440
                                                      ========    ============    ============
LIABILITIES
Current liabilities:
     Accounts payable...............................  $     --    $    158,471    $    158,471
     Construction and preopening payables...........        --         619,373         619,373
     Related party payable..........................     1,010         348,459         349,469
                                                      --------    ------------    ------------
Total current liabilities...........................     1,010       1,126,303       1,127,313
Long-term debt, net of discount.....................        --     154,131,067     154,131,067
Warrants redeemable for partnership interests.......        --       5,869,565       5,869,565
                                                      --------    ------------    ------------
Total liabilities...................................     1,010     161,126,935     161,127,945
Limited partners' interests.........................        --              --      64,438,525
STOCKHOLDER'S EQUITY AND PARTNERSHIP INTERESTS
Common stock, no par value, 2,500 shares authorized,
  1,000 shares issued...............................   682,500              --         682,500
General partner interest............................        --         675,000              --
Limited partners' interests.........................        --      65,130,283              --
Deficit accumulated during development stage........   (11,530)       (698,746)        (11,530)
                                                      --------    ------------    ------------
Total stockholder's equity and partnership
  interests.........................................   670,970      65,106,537         670,970
                                                      --------    ------------    ------------
Total liabilities, stockholder's equity and
  partnership interests.............................  $671,980    $226,233,472    $226,237,440
                                                      ========    ============    ============

                            See accompanying notes.

                                 BALANCE SHEETS
                         (DEVELOPMENT STAGE COMPANIES)

                                                                     DECEMBER 31, 1996
                                                           -------------------------------------
                                                                                    CONSOLIDATED
                                                           RAS INC.    RAS L.P.       RAS INC.
                                                           --------   -----------   ------------
ASSETS
Current assets:
     Subscription receivable.............................  $  1,000   $        --   $     1,000
                                                           --------   -----------   -----------
Total current assets.....................................     1,000            --         1,000
Property and equipment:
     Land................................................        --    16,628,459    16,628,459
     Construction in progress............................        --       526,088       526,088
                                                           --------   -----------   -----------
                                                                 --    17,154,547    17,154,547
     Accumulated depreciation............................        --            --            --
                                                           --------   -----------   -----------
                                                                 --    17,154,547    17,154,547
Investment in The Resort at Summerlin, L.P...............   499,155            --            --
Option fee...............................................        --       583,900       583,900
Preopening costs.........................................        --       907,534       907,534
                                                           --------   -----------   -----------
Total assets.............................................  $500,155   $18,645,981   $18,646,981
                                                           ========   ===========   ===========
LIABILITIES
Limited partners' interest...............................  $     --   $        --   $18,146,826
STOCKHOLDER'S EQUITY AND PARTNERSHIP INTERESTS
Common stock, no par value, 2,500 shares authorized,
  1,000 shares issued....................................     1,000            --         1,000
General partner interest.................................        --       500,000            --
Limited partners' interests..............................   500,000    18,230,439       500,000
Deficit accumulated during development stage.............      (845)      (84,458)         (845)
                                                           --------   -----------   -----------
Total stockholder's equity and partnership interests.....   500,155    18,645,981       500,155
                                                           --------   -----------   -----------
Total liabilities, stockholder's equity and partnership
  interests..............................................  $500,155   $18,645,981   $18,646,981
                                                           ========   ===========   ===========

                            See accompanying notes.

                            STATEMENTS OF OPERATIONS
                         (DEVELOPMENT STAGE COMPANIES)
                                  (UNAUDITED)

                                                             QUARTER ENDED MARCH 31, 1998
                                                        ---------------------------------------
                                                                                   CONSOLIDATED
                                                        RAS INC.     RAS L.P.        RAS INC.
                                                        --------    -----------    ------------
Revenues..............................................  $     --    $        --    $        --

Costs and expenses:
     Equity in loss of The Resort at Summerlin, L.P...    35,826             --             --
     General and administrative.......................        --        153,404        153,404
     Depreciation and amortization....................        --        519,524        519,524
                                                        --------    -----------    -----------
                                                          35,826        672,928        672,928

Other income (expense):
     Interest income..................................        --      2,571,648      2,571,648
     Interest expense.................................        --     (5,481,349)    (5,481,349)
                                                        --------    -----------    -----------
                                                              --     (2,909,701)    (2,909,701)
                                                        --------    -----------    -----------
Loss before limited partners' interest................   (35,826)    (3,582,629)    (3,582,629)

Limited partners' interest............................        --             --     (3,546,803)
                                                        --------    -----------    -----------
Net loss..............................................  $(35,826)   $(3,582,629)   $   (35,826)
                                                        ========    ===========    ===========

                            See accompanying notes.

                            STATEMENTS OF OPERATIONS
                         (DEVELOPMENT STAGE COMPANIES)
                                  (UNAUDITED)

                                                                    QUARTER ENDED MARCH 31, 1997
                                                                ------------------------------------
                                                                                        CONSOLIDATED
                                                                RAS INC.    RAS L.P.      RAS INC.
                                                                --------    --------    ------------
Revenues....................................................      $ --      $    --            --
Costs and expenses:
     Equity in loss of The Resort at Summerlin, L.P. .......        28           --            --
     General and administrative.............................        --        2,801         2,801
                                                                  ----      -------       -------
                                                                    28        2,801         2,801
                                                                  ----      -------       -------
Loss before limited partners' interest......................       (28)      (2,801)       (2,801)
Limited partners' interest..................................        --           --        (2,773)
                                                                  ----      -------       -------
Net loss....................................................      $(28)     $(2,801)      $   (28)
                                                                  ====      =======       =======

                            See accompanying notes.

                            STATEMENTS OF OPERATIONS
                         (DEVELOPMENT STAGE COMPANIES)

                                                               YEAR ENDED DECEMBER 31, 1997
                                                           -------------------------------------
                                                                                    CONSOLIDATED
                                                           RAS INC.    RAS L.P.       RAS INC.
                                                           --------    ---------    ------------
Revenues.................................................  $     --    $      --     $      --
Costs and expenses:
     Equity in loss of The Resort at Summerlin, L.P. ....     6,143           --            --
     General and administrative..........................     4,542      493,885       498,427
     Depreciation and amortization.......................        --      113,312       113,312
                                                           --------    ---------     ---------
                                                             10,685      607,197       611,739
Other income (expense):
     Interest income.....................................        --       41,255        41,255
     Interest expense....................................        --      (48,346)      (48,346)
                                                           --------    ---------     ---------
                                                                 --       (7,091)       (7,091)
                                                           --------    ---------     ---------
Loss before limited partners' interest...................   (10,685)    (614,288)     (618,830)
Limited partners' interest...............................        --           --      (608,145)
                                                           --------    ---------     ---------
Net loss.................................................  $(10,685)   $(614,288)    $ (10,685)
                                                           ========    =========     =========

                            See accompanying notes.

                            STATEMENTS OF OPERATIONS
                         (DEVELOPMENT STAGE COMPANIES)

                                                                PERIOD FROM INCEPTION THROUGH
                                                                      DECEMBER 31, 1996
                                                             ------------------------------------
                                                                                     CONSOLIDATED
                                                             RAS INC.    RAS L.P.      RAS INC.
                                                             --------    --------    ------------
Revenues...................................................   $  --      $     --      $     --
Costs and expenses:
     Equity in loss of The Resort at Summerlin, L.P........     845            --            --
     General and administrative............................      --        84,458        84,458
                                                              -----      --------      --------
                                                                845        84,458        84,458
                                                              -----      --------      --------
Loss before limited partners' interest.....................    (845)      (84,458)      (84,458)
Limited partners' interest.................................      --            --       (83,613)
                                                              -----      --------      --------
Net loss...................................................   $(845)     $(84,458)     $   (845)
                                                              =====      ========      ========

                            See accompanying notes.

                            STATEMENTS OF OPERATIONS
                         (DEVELOPMENT STAGE COMPANIES)
                                  (UNAUDITED)

                                                                 PERIOD FROM INCEPTION THROUGH
                                                                         MARCH 31, 1998
                                                             --------------------------------------
                                                                                       CONSOLIDATED
                                                             RAS INC.     RAS L.P.       RAS INC.
                                                             --------    -----------   ------------
Revenues.................................................    $     --    $        --   $        --
Costs and expenses:
     Equity in loss of The Resort at Summerlin, L.P. ....      42,814             --            --
     General and administrative..........................       4,542        731,747       736,289
     Depreciation and amortization.......................          --        632,836       632,836
                                                             --------    -----------   -----------
                                                               47,356      1,364,583     1,369,125
Other income (expense):
     Interest income.....................................          --      2,612,903     2,612,903
     Interest expense....................................          --     (5,529,695)   (5,529,695)
                                                             --------    -----------   -----------
                                                                   --     (2,916,792)   (2,916,792)
                                                             --------    -----------   -----------
Loss before limited partners' interest...................     (47,356)    (4,281,375)   (4,285,917)
Limited partners' interest...............................          --             --    (4,238,561)
                                                             --------    -----------   -----------
Net loss.................................................    $(47,356)   $(4,281,375)  $   (47,356)
                                                             ========    ===========   ===========

                            See accompanying notes.

                         THE RESORT AT SUMMERLIN, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                                                                          DEFICIT
                                                                        ACCUMULATED
                                                                          DURING          TOTAL
                                                              COMMON    DEVELOPMENT   STOCKHOLDER'S
                                                              STOCK        STAGE         EQUITY
                                                             --------   -----------   -------------
Balance at June 12, 1996 (inception).......................  $     --    $     --       $     --
     Capital contributions.................................   501,000          --        501,000
     Net loss..............................................        --        (845)          (845)
                                                             --------    --------       --------
Balance at December 31, 1996...............................   501,000        (845)       500,155
     Capital contributions.................................   181,500          --        181,500
     Net loss..............................................        --     (10,685)       (10,685)
                                                             --------    --------       --------
Balance at December 31, 1997...............................   682,500     (11,530)       670,970
     Net loss (unaudited)..................................        --     (35,826)       (35,826)
                                                             --------    --------       --------
Balance at March 31, 1998 (unaudited)......................  $682,500    $(47,356)      $635,144
                                                             ========    ========       ========

                            See accompanying notes.

                         THE RESORT AT SUMMERLIN, L.P.
                      STATEMENTS OF PARTNERSHIP INTERESTS
                         (A DEVELOPMENT STAGE COMPANY)

                                                                          DEFICIT
                                                                        ACCUMULATED
                                               GENERAL      LIMITED       DURING         TOTAL
                                               PARTNER     PARTNERS'    DEVELOPMENT   PARTNERSHIP
                                               INTEREST    INTERESTS       STAGE       INTERESTS
                                               --------    ---------    -----------   -----------
Balance at August 15, 1996 (inception).......  $     --   $        --   $        --   $        --
  Capital contributions by partners..........   500,000    18,230,439            --    18,730,439
  Net loss...................................        --            --       (84,458)      (84,458)
                                               --------   -----------   -----------   -----------
Balance at December 31, 1996.................   500,000    18,230,439       (84,458)   18,645,981
  Capital contributions by partners..........   175,000    48,081,046            --    48,256,046
  Distribution of non-cash asset.............        --    (1,181,202)           --    (1,181,202)
  Net loss...................................        --            --      (614,288)     (614,288)
                                               --------   -----------   -----------   -----------
Balance at December 31, 1997.................   675,000    65,130,283      (698,746)   65,106,537
  Net loss (unaudited).......................        --            --    (3,582,629)   (3,582,629)
                                               --------   -----------   -----------   -----------
Balance at March 31, 1998 (unaudited)........  $675,000   $65,130,283   $(4,281,375)  $61,523,908
                                               ========   ===========   ===========   ===========

                            See accompanying notes.

                            STATEMENTS OF CASH FLOWS
                         (DEVELOPMENT STAGE COMPANIES)
                                  (UNAUDITED)

                                                               QUARTER ENDED MARCH 31, 1998
                                                          --------------------------------------
                                                                                    CONSOLIDATED
                                                          RAS INC.     RAS L.P.       RAS INC.
                                                          --------   ------------   ------------
OPERATING ACTIVITIES
Net loss................................................  $(35,826)  $ (3,582,629)  $    (35,826)
Adjustments to reconcile net loss to net cash provided
  by operating activities:
  Depreciation and amortization.........................        --        519,524        519,524
  Non-cash interest expense for warrant put options.....        --      1,750,000      1,750,000
  Equity in loss of limited partnership.................    35,826             --             --
  Limited partners' interest............................        --             --     (3,546,803)
  Changes in operating assets and liabilities:
     Interest payable...................................        --      3,508,849      3,508,849
     Interest receivable................................        --     (2,132,138)    (2,132,138)
                                                          --------   ------------   ------------
Net cash provided by operating activities...............        --         63,606         63,606
INVESTING ACTIVITIES
Capital expenditures....................................        --    (11,541,152)   (11,541,152)
Increase in construction and preopening payables........        --      4,897,747      4,897,747
Purchases of investments................................        --    (84,999,044)   (84,999,044)
Preopening costs........................................        --     (1,069,750)    (1,069,750)
Investment in licensing costs and other intangible
  assets................................................        --        (88,333)       (88,333)
                                                          --------   ------------   ------------
Net cash used in investing activities...................        --    (92,800,532)   (92,800,532)
FINANCING ACTIVITIES
Debt issuance costs.....................................        --        107,952        107,952
                                                          --------   ------------   ------------
Net change in cash and cash equivalents.................        --    (92,628,974)   (92,628,974)
Cash and cash equivalents at beginning of quarter.......     3,968    175,487,660    175,491,628
                                                          --------   ------------   ------------
Cash and cash equivalents at end of quarter.............  $  3,968   $ 82,858,686   $ 82,862,654
                                                          ========   ============   ============

                            See accompanying notes.

                            STATEMENTS OF CASH FLOWS
                         (DEVELOPMENT STAGE COMPANIES)
                                  (UNAUDITED)

                                                                 QUARTER ENDED MARCH 31, 1997
                                                             ------------------------------------
                                                                                     CONSOLIDATED
                                                             RAS INC.    RAS L.P.      RAS INC.
                                                             --------    --------    ------------
OPERATING ACTIVITIES
Net loss...................................................    $(28)     $ (2,801)    $     (28)
Adjustments to reconcile net loss to net cash used in
  operating activities:
     Equity in loss of limited partnership.................      28            --            --
     Limited partners' interest............................      --            --        (2,773)
                                                               ----      --------     ---------
Net cash used in operating activities......................      --        (2,801)       (2,801)
INVESTING ACTIVITIES
Capital expenditures.......................................      --      (255,890)     (255,890)
Increase in construction and preopening payables...........      --       155,202       155,202
Preopening costs...........................................      --       (72,984)      (72,984)
                                                               ----      --------     ---------
Net cash used in investing activities......................      --      (173,672)     (173,672)
FINANCING ACTIVITIES
Capital contributions from limited partners................      --       726,473       726,473
Debt issuance costs........................................      --       (50,000)      (50,000)
                                                               ----      --------     ---------
Net cash provided by financing activities..................      --       676,473       676,473
                                                               ----      --------     ---------
Net change in cash and cash equivalents....................      --       500,000       500,000
Cash and cash equivalents at beginning of quarter..........      --            --            --
                                                               ----      --------     ---------
Cash and cash equivalents at end of quarter................    $ --      $500,000     $ 500,000
                                                               ====      ========     =========

                            See accompanying notes.

                            STATEMENTS OF CASH FLOWS
                         (DEVELOPMENT STAGE COMPANIES)

                                                                YEAR ENDED DECEMBER 31, 1997
                                                          -----------------------------------------
                                                                                       CONSOLIDATED
                                                          RAS INC.       RAS L.P.        RAS INC.
                                                          ---------    ------------    ------------
OPERATING ACTIVITIES
Net loss..............................................    $ (10,685)   $   (614,288)   $    (10,685)
Adjustments to reconcile net loss to net cash used in
  operating activities:
     Depreciation.....................................           --         112,680         112,680
     Amortization of debt discount....................           --             632             632
     Equity in loss of limited partnership............        6,143              --              --
     Limited partners' interest.......................           --              --        (608,145)
     Changes in operating assets and liabilities:
          Accounts payable............................        1,010              --           1,010
          Interest receivable.........................           --         (24,167)        (24,167)
                                                          ---------    ------------    ------------
Net cash used in operating activities.................       (3,532)       (525,143)       (528,675)

INVESTING ACTIVITIES
Acquisition of property and equipment.................           --      (3,829,245)     (3,829,245)
Preopening costs......................................           --      (1,637,360)     (1,637,360)
Increase in construction and preopening payables......           --         701,313         701,313
Investment in licensing costs.........................           --         (50,000)        (50,000)
Investment in option fee..............................           --        (597,312)       (597,312)
Investment in The Resort at Summerlin, L.P............     (175,000)             --              --
                                                          ---------    ------------    ------------
Net cash used in investing activities.................     (175,000)     (5,412,604)     (5,412,604)

FINANCING ACTIVITIES
Capital contributions.................................      182,500              --         182,500
Capital contribution from General Partner.............           --         175,000              --
Capital contributions from limited partners...........           --      45,787,128      45,787,128
Issuance of First Mortgage Notes......................           --      60,000,000      60,000,000
Issuance of Senior Subordinated Notes.................           --     100,000,000     100,000,000
Debt issuance costs...................................           --     (12,136,721)    (12,136,721)
Increase in restricted assets.........................           --     (12,400,000)    (12,400,000)
                                                          ---------    ------------    ------------
Net cash provided by financing activities.............      182,500     181,425,407     181,432,907
                                                          ---------    ------------    ------------
Net change in cash and cash equivalents...............        3,968     175,487,660     175,491,628
Cash and cash equivalents at beginning of year........           --              --              --
                                                          ---------    ------------    ------------
Cash and cash equivalents at end of year..............    $   3,968    $175,487,660    $175,491,628
                                                          =========    ============    ============

SUPPLEMENTAL INFORMATION
Preopening costs incurred and paid by SCA on behalf of
  The Resort at Summerlin, L.P........................    $      --    $  2,293,918    $  2,293,918
Distribution of non-cash asset........................           --       1,181,202       1,181,202
Accrued debt issuance costs...........................           --         425,000         425,000

                            See accompanying notes.

                            STATEMENTS OF CASH FLOWS
                         (DEVELOPMENT STAGE COMPANIES)

                                                          PERIOD FROM INCEPTION THROUGH DECEMBER 31, 1996
                                                          -----------------------------------------------
                                                                                            CONSOLIDATED
                                                           RAS INC.         RAS L.P.          RAS INC.
                                                          -----------    --------------    --------------
OPERATING ACTIVITIES
Net loss..............................................     $    (845)     $    (84,458)     $       (845)
Adjustments to reconcile net loss to net cash used in
  operating activities:
     Equity in loss of limited partnership............           845                --                --
     Limited partners' interest.......................            --                --           (83,613)
                                                           ---------      ------------      ------------
Net cash used in operating activities.................            --           (84,458)          (84,458)

INVESTING ACTIVITIES
Acquisition of property and equipment.................            --       (17,154,547)      (17,154,547)
Preopening costs......................................            --          (551,016)         (551,016)
Investment in option fee..............................            --          (583,900)         (583,900)
Investment in The Resort at Summerlin, L.P. ..........      (500,000)               --                --
                                                           ---------      ------------      ------------
Net cash used in investing activities.................      (500,000)      (18,289,463)      (18,289,463)

FINANCING ACTIVITIES
Capital contributions.................................       500,000                --           500,000
Capital contribution from General Partner.............            --           500,000                --
Capital contributions from limited partners...........            --        17,873,921        17,873,921
                                                           ---------      ------------      ------------
Net cash provided by financing activities.............       500,000        18,373,921        18,373,921

Net change in cash and cash equivalents...............            --                --                --
Cash and cash equivalents at beginning of period......            --                --                --
                                                           ---------      ------------      ------------
Cash and cash equivalents at end of period............     $      --      $         --      $         --
                                                           =========      ============      ============

SUPPLEMENTAL INFORMATION
Preopening costs incurred and paid by SCA on behalf of
  The Resort at Summerlin, L.P........................    ..........      $         --      $    356,518

                            See accompanying notes.

                            STATEMENTS OF CASH FLOWS
                         (DEVELOPMENT STAGE COMPANIES)
                                  (UNAUDITED)

                                                     PERIOD FROM INCEPTION THROUGH MARCH 31, 1998
                                                     --------------------------------------------
                                                                                    CONSOLIDATED
                                                      RAS INC.       RAS L.P.         RAS INC.
                                                     ----------    -------------    -------------
OPERATING ACTIVITIES
Net loss...........................................  $ (47,356)    $ (4,281,375)    $    (47,356)
Adjustments to reconcile net loss to net cash used
  in operating activities:
     Depreciation and amortization.................         --          632,836          632,836
     Non-cash interest expense for warrant put
       options.....................................         --        1,750,000        1,750,000
     Equity in loss of limited partnership.........     42,814               --               --
     Limited partners' interest....................         --               --       (4,238,561)
     Changes in operating assets and liabilities:
          Accounts payable.........................      1,010               --            1,010
          Interest payable.........................         --        3,557,195        3,557,195
          Interest receivable......................         --       (2,156,305)      (2,156,305)
                                                     ---------     ------------     ------------
Net cash used in operating activities..............     (3,532)        (497,649)        (501,181)

INVESTING ACTIVITIES
Capital expenditures...............................         --      (32,518,012)     (32,518,012)
Preopening costs...................................         --       (3,258,126)      (3,258,126)
Increase in construction and preopening payables...         --        5,968,772        5,968,772
Purchases of investments...........................         --      (84,999,044)     (84,999,044)
Investment in The Resort at Summerlin, L.P.........   (675,000)              --               --
Investment in licensing costs and other intangible
  assets...........................................         --         (138,333)        (138,333)
Investment in option fee...........................         --       (1,181,212)      (1,181,212)
                                                     ---------     ------------     ------------
Net cash used in investing activities..............   (675,000)    (116,125,955)    (116,125,955)

FINANCING ACTIVITIES
Capital contributions..............................    682,500               --          682,500
Capital contribution from General Partner..........         --          675,000               --
Capital contribution from limited partners.........         --       63,661,059       63,661,059
Issuance of First Mortgage Notes...................         --       60,000,000       60,000,000
Issuance of Senior Subordinated Notes..............         --      100,000,000      100,000,000
Increase in restricted assets......................         --      (12,400,000)     (12,400,000)
Debt issuance costs................................         --      (12,453,769)     (12,453,769)
                                                     ---------     ------------     ------------
Net cash provided by financing activities..........    682,500      199,482,290      199,489,790
                                                     ---------     ------------     ------------

Net change in cash and cash equivalents............      3,968       82,858,686       82,862,654
Cash and cash equivalents at beginning of period...         --               --               --
                                                     ---------     ------------     ------------
Cash and cash equivalents at end of period.........  $   3,968     $ 82,858,686     $ 82,862,654
                                                     =========     ============     ============

SUPPLEMENTAL INFORMATION
Preopening costs incurred and paid by SCA on behalf
  of The Resort at Summerlin, L.P..................  $      --     $  2,650,436     $  2,650,436
Distribution of non-cash asset.....................         --        1,181,202        1,181,202
Accrued debt issuance costs........................         --          425,000          425,000

                            See accompanying notes.

                         NOTES TO FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     The Resort at Summerlin, Limited Partnership ("RAS L.P.") is majority owned by Swiss Casinos of America, Inc., formerly known as Seven Circle Gaming Corporation ("SCA"). It was formed on August 15, 1996 for the purpose of acquiring land and developing a casino resort in the Summerlin master planned community in Las Vegas, Nevada ("Summerlin"). The Resort at Summerlin, Inc. ("RAS Inc.") is a wholly-owned subsidiary of SCA and serves as general partner of RAS L.P. The ownership percentages in RAS L.P. of RAS Inc., SCA and unaffiliated investors are 1.00%, 91.26% and 7.74%, respectively. RAS L.P. allocates earnings and losses to the partners in accordance with these percentages.

     RAS L.P. purchased 54.5 acres of land located in Summerlin on which it is developing and plans to operate a resort facility (the "Resort"), to include a casino, hotel, conference center, spa, restaurants, and retail center. The land is zoned for gaming, and the Las Vegas City Council has granted the special use permit required to develop the proposed facility.

     RAS L.P. and RAS Inc. (collectively the "Companies") are development stage companies as they are devoting substantially all of their efforts to develop the Resort. The Companies have no current source of income and do not anticipate any material amounts until such time as the Resort is operational. The Resort is expected to open for business in April 1999.

BASIS OF PRESENTATION

     The accompanying unaudited financial statements as of March 31, 1998, the quarters ended March 31, 1998 and 1997, and the period from inception through March 31, 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation have been included. Results for the interim periods are not necessarily indicative of the results to be expected for a full year.

     As prescribed by Statement of Position 78-9, Accounting for Investments in Real Estate Ventures, RAS Inc.'s indirect ownership in RAS L.P. through SCA and its direct 1% general partnership investment constitutes a controlling interest and is therefore considered a subsidiary requiring consolidation in the financial statements of RAS Inc. RAS Inc.'s sole business activity at this time is its 1% general partnership interest in RAS L.P. The consolidated RAS Inc. financial statements include the following adjusting entries:

        - Elimination of RAS Inc.'s investment in RAS L.P.

        - Reclassification of the 99% limited partnership interests in RAS L.P. to minority interest within the balance sheet.

        - Allocation of 99% of the net losses of RAS L.P. to the limited partners and the elimination of RAS Inc. equity interest in the losses of RAS L.P.

CASH AND CASH EQUIVALENTS

     Cash equivalents are highly liquid debt instruments with a maturity of three months or less when purchased. Cash equivalents are carried at cost which approximates fair value.

RESTRICTED ASSETS

     Restricted assets consists of funds held in escrow for future payment of interest incurred on the First Mortgage Notes (see Note 3) during the first five quarters following the opening of the Resort. Use of the escrow funds for each interest payment is subject to various financial tests. Any unused funds at the end of the five quarter period must be applied to the outstanding principal balance on the notes. As of December 31,

1997, all escrow funds were held in a cash equivalent fund. During 1998, this cash was used to purchase a short term investment. See Note 2 for detail of restricted investments.

CONSTRUCTION IN PROGRESS

     Expenditures incurred for the design and construction of the Resort have been capitalized as construction in progress. These amounts are expected to be reclassified to buildings upon completion of the facility and will be depreciated over the useful life of the asset.

DEPRECIATION

     Property and equipment are stated at cost and are depreciated on a straight-line basis over the following estimated useful lives:

Buildings...................................................   30 years
Furniture, fixtures and equipment...........................  3-7 years

SHORT-TERM INVESTMENTS HELD TO MATURITY

     Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

     The amortized cost of debt securities classified as held-to-maturity is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

DEBT DISCOUNT AND ISSUANCE COSTS

     Debt discount and issuance costs are capitalized and amortized to expense based on the terms of the related debt agreements using the effective interest method or a method which approximates the effective interest method.

PREOPENING COSTS

     Development costs incurred by RAS L.P. are capitalized and will be charged to expense at the commencement of operations. These costs include legal fees, incremental personnel costs, travel, and other costs related to the development of the Resort.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 entitled Reporting on the Costs of Start-up Activities ("SOP 98-5") which requires entities to expense costs of preopening activities as they are incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. Accordingly, the Companies will adopt the statement in fiscal year 1999. Upon adoption, the Companies are required to report the initial adoption as a cumulative effect of a change of accounting principle as described in Accounting Principles Board Opinion No. 20, Accounting Changes, during the first quarter of their fiscal year 1999 and expense subsequent preopening costs as incurred. The cumulative effect upon adoption will result in a one-time charge to income in an amount equal to the net book value of the Companies' preopening costs. Under the Companies' existing policy, the preopening expenses would have been expensed upon the opening of the Resort, which is currently estimated to be during the second quarter of 1999.

LICENSING COSTS

     RAS L.P. capitalizes certain license costs required for the operation of the casino, hotel and restaurants. These costs will be amortized over the term of the license (15 years for the hotel license), commencing with the opening of the Resort.

EXPENDITURES INCURRED BY SCA

     SCA incurs various expenditures on behalf of RAS L.P. which are reflected as contributed capital on the books of RAS L.P. These amounts primarily relate to salaries and personnel costs of employees who have devoted a portion of their time to the development of the Resort. During 1997 and 1996, these expenditures were $2,293,918 and $356,518, respectively. In accordance with the accounting policies noted above, RAS L.P. capitalized a portion of these costs as preopening costs and expensed amounts relating to general and administrative activities.

CAPITALIZATION OF INTEREST

     RAS L.P. capitalizes interest costs on amounts expended on capital projects based upon the weighted average interest costs of borrowings outstanding during the period of construction. During the quarter ended March 31, 1998 and the year ended December 31, 1997, RAS L.P. capitalized interest costs of $1,034,005 and $6,932, respectively, as construction in progress.

INCOME TAXES

     RAS L.P. is a limited partnership. Accordingly, no provision for federal or state income taxes was recorded because any taxable income or loss is included in the income tax returns of the partners.

     SCA includes RAS Inc. in its consolidated state and federal tax returns. During 1996 and 1997, RAS Inc. has had minimal operating losses on both a tax and book basis. However, the utilization of these losses against future earnings is uncertain and all deferred tax assets will be fully reserved until such time as the earnings have been realized.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

     Certain amounts in the 1997 audited financials statements have been reclassified to conform with the 1998 presentation. These reclassifications had no effect on the Companies' results of operations.

FINANCIAL INSTRUMENTS

     The Companies' financial instruments consist of cash, investments, accounts payable, accrued expenses, long term debt and warrants redeemable for partnership interests. The carrying values of cash, accounts payable and accrued expenses approximate their fair value. The carrying value of investments approximates the fair value due to the short term maturities of those instruments. The Company believes the fair values and the carrying values of the long term debt and warrant would not be materially different due to the instruments' interest rates approximating market rates for similar projects at March 31, 1998 and December 31, 1997.

2.  INVESTMENTS

     As of March 31, 1998, all of the Companies' investments and restricted investments were classified as held-to-maturity. These securities consist of U.S. governmental agency mortgage backed securities with contractual maturities of six to nine months. Carrying values of the investments approximate their fair values and gross unrealized gains and losses were not material.

3.  LONG-TERM DEBT

     Long-term debt is comprised of the following:

                                                   MARCH 31,      DECEMBER 31,
                                                      1998            1997
                                                  ------------    ------------
First Mortgage Notes due 2004...................  $ 60,000,000    $ 60,000,000
Senior Subordinated Pay-in-Kind Notes due
  2007..........................................   100,000,000     100,000,000
     Original issue discount....................    (5,811,350)     (5,868,933)
                                                  ------------    ------------
                                                    94,188,650      94,131,067
                                                  ------------    ------------
Total long-term debt............................  $154,188,650    $154,131,067
                                                  ============    ============

     On December 31, 1997, the Companies issued, as joint and several co-obligors, $100.0 million of First Mortgage Notes due March 31, 2004 (the "Mortgage Notes") of which $60.0 million was drawn at closing and $100.0 million of Senior Subordinated Notes due 2007 (the "Senior Subordinated Notes"). The Mortgage Notes Credit Agreement (the "Credit Agreement") and the Senior Subordinated Notes Indenture (the "Indenture") contain various covenants and restrictions as more fully described below.

MORTGAGE NOTES

     Prior to the Resort opening for business, at the option of the Companies, interest on the Mortgage Notes will accrue at the London Interbank Offered Rate ("LIBOR") for one or three month periods plus 4% or at the Base Rate (higher of Federal Reserve prime rate or federal funds rate plus one half of 1%) plus 3%. The interest rate was established at 11.5% on December 31, 1997 and subsequently adjusted to 9.7% in January 1998. Interest is payable on the last business day of each calendar quarter for Base Rate tranches and at the end of the applicable interest period but no less frequently than quarterly for LIBOR tranches. Subsequent to the opening of the Resort, the percentage above LIBOR or the base rate reference rates will decrease based on the debt ratios of RAS L.P. The $40.0 million of unissued notes can be drawn in increments of at least $10.0 million each, on one or more quarter ends from March 31, 1998 through March 31, 1999.

     The Mortgage Notes are secured by a first perfected security interest in all assets comprising the Resort, including all real and personal property, all intangibles and all furniture, fixtures and equipment, together with title insurance. In addition, $12.4 million was deposited in an interest escrow account for the benefit of the Mortgage Note holders, which will support the interest payment obligations during the five fiscal quarters following the opening of the Resort (the "Commencement Date"). This amount has been reflected as restricted cash on the accompanying balance sheet.

     Prior to the conclusion of construction, the Companies anticipate drawing the full amount of the Mortgage Notes. Scheduled maturities of the Mortgage Notes will be as follows (in millions):

1998........................................................  $   --
1999........................................................      --
2000........................................................    12.5
2001........................................................    14.5
2002........................................................    19.0
Thereafter..................................................    54.0
                                                              ------
                                                              $100.0
                                                              ======

     An amount equal to 75% of the first $15.0 million of excess cash flow, as defined in the Credit Agreement, and 25% of the excess cash flow above $15.0 million is due annually in addition to the above amounts.

     The Credit Agreement contains certain covenants including those restricting additional indebtedness, liens, change of business, sale and purchase of assets, mergers and consolidations, investments thereafter with affiliates and financial covenants. At March 31, 1998, management believes the Companies are in compliance with all covenants.

SENIOR SUBORDINATED NOTES

     The Note Issuers have issued 100,000 units consisting of $1,000 principal amount of 13% Senior Subordinated Notes due December 15, 2007 and an L.P. Warrant, which can be exchanged for a Corporate Warrant at the purchaser's election. RAS L.P. issued the L.P. Warrants and RAS Warrant Co. ("Warrant Co.") issued the Corporate Warrants (both warrants collectively referred to as the "Note Warrants"). Warrant Co. is a wholly-owned subsidiary of SCA and at December 31, 1997, Warrant Co. has one share of common stock outstanding from a total of 100,001 authorized shares (see "Warrants" below). The Senior Subordinated Notes are unsecured and subordinated in right of payment to all existing and future senior indebtedness of the Note Issuers, including the Mortgage Notes.

     Interest at the rate of 13% per annum of the principal is payable semiannually beginning in June 1998. The interest is payable either in cash or in additional Senior Subordinated Notes at the option of RAS L.P. through June 1999, and thereafter is payable in cash. In addition to the 13% coupon rate on the Senior Subordinated Notes, RAS L.P. accrues additional interest expense of 7% for a total of 20% (see "Warrants" below).

     On or after December 15, 2002, the Senior Subordinated Notes may be redeemed at the Companies' option in whole or in part at face value plus accrued and unpaid interest at the time of redemption. In addition, at any time prior to December 15, 2000, the Companies may redeem up to 35% of the aggregate principal with the cash proceeds received from one or more public equity offerings at a redemption price equal to 113% of the principal amount, provided that at least $65.0 million of the original principal amount remains outstanding immediately after the redemption.

     If the Nevada Gaming Commission (the "Commission") or the Nevada State Gaming Control Board (the "Board") (each a "Nevada Gaming Authority" or together the "Nevada Gaming Authorities") requires that a holder or beneficial holder of the Senior Subordinated Notes must be licensed, qualified or found suitable, and if the holder fails to apply or is not licensed, the Companies have the option to redeem such Senior Subordinated Notes, at a redemption price as defined in the Indenture.

     By April 30, 1998, the Companies are required to file a registration statement with respect to an offer to exchange the Senior Subordinated Notes for a series of subordinated notes with terms substantially identical which will be registered with the Securities and Exchange Commission.

     The restrictive covenants relating to the Senior Subordinated Notes will limit the incurrence of additional indebtedness, the payment of dividends on and the redemption of certain subordinated obligations, investments, sale of assets and subsidiary stock, transactions with affiliates and consolidations, mergers and transfers of all or substantially all the assets of the Companies. At March 31, 1998, management believes the Companies are in compliance with all covenants.

WARRANTS

     Each L.P. Warrant will entitle the holder to acquire on or after December 31, 1997 and before the expiration date of December 15, 2007, one L.P. Partnership Interest representing 0.00008% of the total partnership interest in RAS L.P. at a price per L.P. Warrant of $0.01, subject to the provisions of the partnership agreement and adjustments from time to time upon the occurrence of certain changes in the terms of the partnership interests, distributions, and certain issuances of options or convertible securities. Holders of L.P. Warrants will not by virtue of being such holders have any rights as limited partners of RAS L.P.

     Each Corporate Warrant will entitle the holder to acquire, on the exercise date and prior to December 15, 2007, one share of common stock of Warrant Co. at a price of $0.01 per share, subject to certain adjustments from time to time upon the occurrence of certain changes in the Common Stock of Warrant Co. Upon the exercise of a Corporate Warrant, Warrant Co. will exercise an L.P. Warrant in RAS L.P. entitling it to the ownership percentage in RAS L.P. discussed above. Holders of Corporate Warrants will not, by virtue of being such holders, have any rights as stockholders of Warrant Co. As of December 31, 1997, all warrants outstanding were Corporate Warrants.

     In the event that any existing limited partner proposes to sell or otherwise transfer at least 15% of the total L.P. Partnership Interests, the holders of the Note Warrants and L.P. Partnership interests shall have the right to require such existing limited partner to cause the proposed purchaser to purchase, on the same terms and conditions, a percentage of the number of Note Warrants and the L.P. Partnership interests owned by each such holder.

     In the event that any existing limited partner proposes to sell or transfer any L.P. Partnership Interests aggregating 51% or more of the total L.P. Partnership Interests, the existing Limited Partner shall have the right to require the holders of the Note Warrants and L.P. Partnership interests to sell on the same terms and conditions from each of them a percentage of the number of Note Warrants and L.P. Partnership Interests owned by each such holder.

     If RAS L.P. has not completed an initial public equity offering of at least $50.0 million of gross proceeds with respect to the L.P. Partnership Interests on or before December 31, 2005, each holder of the Note Warrants will have, for a 30-day period beginning on April 15, 2006, or if the Mortgage Notes are prepaid prior to their maturity date, beginning on April 15, 2003, the one-time right to require RAS L.P. to purchase the Note Warrants at the takeout price, described below. RAS L.P. will have a one-time right, for a 30-day period beginning on October 15, 2006, or if the Mortgage Notes are prepaid prior to their maturity date, beginning on October 15, 2003, to purchase the Note Warrants on a pro rata basis, for a purchase price equal to the takeout price. The takeout price is defined as the greater of:

     - the value of the Note Warrants as determined by a formula based on eight times earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fiscal year ending December 31, 2005, or if the Mortgage Notes are prepaid, for the fiscal year ending December 31, 2003; or

     - the value of the Note Warrants as determined by a formula based on eight times the average EBITDA for each of the fiscal years ending December 31, 2003, 2004, and 2005, or if the Mortgage Notes are prepaid, December 31, 2001, 2002, and 2003; or

     - an amount necessary to cause the Senior Subordinated Notes and the Note Warrants to create a bond equivalent internal rate of return of 20% from the issue date to the date of purchase.

     RAS L.P. records interest expense at a total rate of 20% to account for the put option. Interest in excess of the stated Senior Subordinated Notes will be credited to warrant liability and either be settled in the terms above or upon the exercise of the warrants.

     Pursuant to the Nevada Gaming Control Act, RAS L.P. may not issue an L.P. Partnership Warrant Interest to Warrant Co. or any other holder of a partnership warrant without the prior approval, licensing and registration, as applicable, of Warrant Co. or such other holder as a limited partner in RAS L.P. by the Nevada Gaming Authorities.

4.  LAND PURCHASE AND OPTION AGREEMENT

     On May 22, 1996, Seven Circle Resorts, Inc. ("SCR"), an affiliated company, executed a Purchase and Option Agreement (the "Purchase Agreement") to purchase approximately 54.5 acres of property ("Sale Parcel") and to secure an option to acquire approximately 22 additional acres of property ("Option Parcel") in Las Vegas, Nevada, to construct and operate a resort hotel and casino. SCR assigned the Purchase Agreement to RAS L.P. on August 15, 1996.

LAND PURCHASE AGREEMENT

     On August 15, 1996, RAS L.P. closed on the purchase of the Sale Parcel for $16,620,000. On January 7, 1998, RAS L.P. commenced grading and construction on the site, having substantially complied with all conditions outlined in the Purchase Agreement.

OPTION AGREEMENT

     On August 15, 1996, RAS L.P. executed an option agreement ("Option Agreement"), paying $583,900 for the right to purchase the Option Parcel. The Option Agreement is valid until August 15, 2000.

     The option purchase price is $5,839,000, plus an increase each anniversary date equal to inflation for the previous year. On the subsequent anniversary dates of the Option Agreement, RAS L.P. will be required to pay an additional option fee equal to 10% of the purchase price then in effect.

     The amount of each option fee that exceeds the original option fee of $583,900 will be credited towards the option purchase price at closing. RAS L.P. can allow the option to lapse by failing to make an annual option fee payment.

     On August 8, 1997, RAS L.P. paid and capitalized the second option fee of $597,312.

     On December 27, 1997, RAS L.P. assigned the Option Agreement to SCA through a preferential distribution. A new company will be established to develop the option parcel. Any carried interest held by SCA in the Option Parcel development company and any other economic benefit derived from the Option Parcel will be shared by the Partners based on their current ownership interests in RAS L.P.

5.  COMMITMENTS AND CONTINGENCIES

LICENSING

     As a condition of the Purchase Agreement, RAS L.P., or an affiliate, was required to obtain a Nevada gaming license prior to the commencement of construction of the facility (see "Land Purchase Agreement" above). Seven Circle Resorts of Nevada, Inc. ("SCRN"), an affiliated company, was formed for this purpose.

     Effective September 5, 1997, the Board granted a distributor's gaming license to SCRN. The receipt of this gaming license indicates the Board and the Commission have found SCRN and its key principals suitable. In order to operate a casino, RAS L.P. will have to obtain a nonrestricted gaming license, which it intends to apply for during the construction period. In addition to findings of suitability, the receipt of a nonrestricted gaming license requires the review by the Board and the Commission of several aspects of the proposed casino, including the source of funds, location, internal controls, surveillance systems and operating procedures. The Board and Commission may act upon the suitability and/or license certain key executives and other investors in the nonrestricted gaming operations. Because of the common ownership and control shared by SCRN and RAS L.P., management believes the granting of SCRN's distributor's license has increased the likelihood that RAS L.P.'s nonrestricted license application will be approved.

     In the event RAS L.P. does not obtain a nonrestricted gaming license due to the ownership by one or more of the minority partners, the other partners have the right to purchase the noncomplying partner's ownership interest, thereby enabling receipt of the gaming license.

CONSTRUCTION AGREEMENT

     RAS L.P. executed a construction contract for the Resort on the basis of the cost of work plus the fee payable to the general contractor, with a guaranteed maximum price of $133 million. The construction contract contains liquidated damage clauses assessable against the general contractor for each day that the Resort is not completed by the date set for final completion, subject to certain conditions. Management estimates the effective date for liquidated damages to be April 23, 1999.

ROYALTY AGREEMENT

     RAS L.P. is subject to a royalty agreement under which it will pay a royalty fee of $1 million in each of the first five years commencing at the earlier of the opening of the hotel and casino operations or 18 months following commencement of construction. The royalty agreement and a related golf course agreement will enable RAS L.P. to use the Summerlin name and will provide RAS L.P. with up to 50% of the tee times on the adjacent Tournament Players Club at the Canyons golf course. The royalty fee will increase on each fifth anniversary thereafter by an amount equal to 15% of the annual amount paid in the preceding five-year period. RAS L.P. has the right to secure up to 75% of the tee times by paying an additional $125,000 per year.

HOTEL FRANCHISE LICENSE AGREEMENT

     On December 16, 1997, RAS L.P. entered into a hotel franchise license agreement. The agreement gives RAS L.P. the right to operate under the name of the franchisor, and to use its trade name, trademarks and systems in connection with nongaming operations.

     The term of the license is for 15 years. RAS L.P. has the right to terminate the agreement effective December 31, 2005 or December 31, 2010 if the franchisor has not met certain numbers of hotels or guest rooms under contract. The franchisor will provide access to its central reservation system in order to facilitate worldwide reservations at the hotel, in addition to providing marketing services. The franchisor will provide training to the employees with respect to the reservation and property management system.

     RAS L.P. will pay the following fees:

     - Fixed fee, currently $200 per room per annum.

     - Variable fee of 3% of gross room revenue derived from reservations made through the central reservation system.

     - Continuing fee of 1.75% of the hotel's gross revenues, as defined.

     - A marketing fee of 1.5% of the hotel's gross revenues, as defined.

     - Certain incidental program costs.

FUTURE DEVELOPMENTS

RAS L.P. has negotiated the right of first offer with the master developer of Summerlin to develop an additional four designated gaming sites in Summerlin. In the event that RAS L.P. cannot finance the development of a gaming site under the Credit Agreement or the Indenture, RAS L.P. has the ability to assign the rights to SCA or an affiliate.

CASINO LEASE

On August 15, 1996, SCRN and RAS L.P. entered into a lease ("Casino Lease") whereby SCRN will rent casino space from RAS L.P. beginning on the first day of operations in the event RAS L.P. has not yet obtained a nonrestricted gaming license (see "Licensing" above for other remedies available to RAS L.P. in the event a nonrestricted gaming license is not obtained). The lease provides for annual rental payments of $2.4 million, prorated monthly. The lease will terminate upon the earlier of (i) the third anniversary of the commencement date or (ii) the date upon which RAS L.P. is granted a nonrestricted gaming license.

MANAGEMENT FEES

Under the terms of RAS L.P.'s limited partnership agreement, RAS L.P. is to pay RAS Inc. a monthly fee equal to 3% of monthly net revenues and 6% of EBITDA as compensation for management services provided to RAS L.P. This fee cannot exceed 10% of net revenues in any given month and may be restricted by certain covenants in the Credit Agreement and the Indenture.

======================================================

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH AN OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN ANY CHANGE IN THE ISSUERS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                          PAGE
                                          ----
Available Information...................   iv
Notice to Investors.....................    v
Prospectus Summary......................    1
Risk Factors............................   15
Use of Proceeds.........................   26
Capitalization..........................   27
Selected Consolidated Financial Data....   28
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   30
Business................................   32
Las Vegas Marketing and Industry........   40
Regulation and Licensing................   42
Management..............................   47
Certain Transactions....................   51
Ownership of Interests..................   53
The Exchange Offer......................   55
Description of the Notes................   64
Description of Disbursement Agreement...   80
Insurance...............................   81
Additional Material Agreements..........   82
Certain U.S. Federal Income Tax
  Consequences..........................   87
Plan of Distribution....................   93
Book-Entry, Delivery and Form...........   93
Legal Matters...........................   95
Experts.................................   96
Glossary................................   96
Index to Consolidated Financial
  Statements............................  F-1


  UNTIL             , 1998 (90 DAYS AFTER THE COMMENCEMENT OF THE EXCHANGE
OFFER), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================
======================================================

                                  $100,000,000

                            THE RESORT AT SUMMERLIN,
                              LIMITED PARTNERSHIP

                         THE RESORT AT SUMMERLIN, INC.
                            OFFER TO EXCHANGE $1,000
                             IN PRINCIPAL AMOUNT OF
    13% SERIES B SENIOR SUBORDINATED PIK NOTES DUE 2007 REGISTERED UNDER THE SECURITIES ACT FOR EACH $1,000 IN PRINCIPAL AMOUNT OF $100.0 MILLION PRINCIPAL
         AMOUNT OUTSTANDING 13% SENIOR SUBORDINATED PIK NOTES DUE 2007

                           THE EXCHANGE AGENT FOR THE
                               EXCHANGE OFFER IS:
                          UNITED STATES TRUST COMPANY
                                  OF NEW YORK
                           -------------------------
                                   PROSPECTUS
                           -------------------------

                                               , 1998
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 78.7502(1) of the Nevada General Corporation Law allows a Nevada corporation to indemnify any person made or threatened to be made a party to any action (except an action by or in the right of the corporation, a "derivative action"), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against expenses including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acts in a good faith manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Under Section 78.7502(2), a similar standard of care applies to derivative actions, except that indemnification is limited solely to expenses (including attorneys' fees) incurred in connection with the defense or settlement of the action and court approval of the indemnification is required where the person seeking indemnification has been found liable to the corporation. In addition, Section 78.751(2) of the Nevada General Corporation law allows a corporation to advance payment of indemnifiable expenses prior to final disposition of the proceeding in question upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Any discretionary indemnification made under Subsections 78.7502(1) or (2), may be made upon a determination that such indemnification is proper in the circumstances as determined by the stockholders, a majority of the Board of Directors at a meeting at which a quorum of disinterested directors is present, or by written legal opinion.

     Provisions relating to liability and indemnification of officers and directors of RAS for acts by such officers and directors are contained in
Article IV of the Bylaws of RAS attached hereto as Exhibit 3.4 and incorporated herein by reference. The Bylaws provide that RAS shall indemnify all directors, officers, employees and agents of RAS to the fullest extent permitted by the Nevada General Corporation Law, as amended from time to time. The Bylaws, consistent with and to the extent allowable under Nevada General Corporation Law, state, among other things, that upon the determination of the stockholders, a majority of the Board of Directors at a meeting which a quorum of disinterested directors is present, or by independent legal counsel written opinion if a majority vote of a quorum consisting of disinterested directors cannot be obtained: (1) RAS shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of RAS) by reason of the fact that he or she is or was a director, officer, employee or agent of RAS or is or was serving at the request of RAS as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with the action , suite or proceeding if he or she acted in good faith and in a manner which he or she reasonably believe to be in or not opposed to the best interests of RAS, and with respect to any criminal action nor proceeding, had no reasonable cause to believed his or her conduct was unlawful; and (2) RAS shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of RAS to procure a judgment in its favor by reason of the act that he or she is or was a director, officer, employee or agent to RAS, or is or was serving at the request of RAS as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorney fees, actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of RAS and except that no indemnification shall be made for any claim, issue or manner as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all aspects there from, to be liable to RAS or for amounts paid in settlement to RAS, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity or such expenses as the court deems proper.

     The Bylaws further provide that RAS shall pay the expenses of officers and directors as they are incurred and in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by RAS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of RAS pursuant to the foregoing provisions, or otherwise, RAS has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See Item 22, "Undertakings."

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)     EXHIBITS


      2.1     December 22, 1997 Purchase Agreement.*
      3.1     Certificate of Limited Partnership of The Resort at
              Summerlin, Limited Partnership.*
      3.2 Agreement of Limited Partnership, as amended, of The Resort at Summerlin, Limited Partnership.*
      3.3     Articles of Incorporation of The Resort At Summerlin, Inc.*
      3.4     Bylaws of The Resort at Summerlin, Inc.*
      4.1     December 31, 1997 Indenture.*
      4.2     December 30, 1997 Exchange and Registration Rights
              Agreement.*
      4.3     December 30, 1997 Registration Rights and Limited Partners'
              Agreement.*
      4.4     December 30, 1997 Warrant Agreement for Partnership
              Warrants.*
      4.5     December 30, 1997 Warrant Agreement for Corporate Warrants.*
      4.6     December 31, 1997 Disbursement Agreement.*
      4.7     December 31, 1997 Subordinated Notes Proceeds Accounts
              Agreement.*
      4.8     December 31, 1997 Mortgage Notes Proceeds Account
              Agreement.*
      4.9     December 31, 1997 Interest Escrow Account Agreement.*
      4.10    December 31, 1997 Partnership Funds Account Agreement.*
      4.11 December 31, 1997 Global Note in the original principal amount of $100.0 million.*
      4.12    Form of Partnership Warrants.*
      4.13    Form of Corporate Warrants.*
      5.1     Opinion of Baker & Hostetler LLP.*
     10.1     December 22, 1997 Construction Contract.*
     10.2     December 16, 1997 License Agreement between RAS and Regent
              Hotels Worldwide, Inc.*
     10.3     December 29, 1997 Architect Agreement between RAS and Paul
              Steelman, Ltd.*
     10.4     August 15, 1996 Development Declaration and Option to
              Repurchase between RAS and Howard Hughes Properties, Limited
              Partnership.*
     10.5     August 15, 1996 Royalty Agreement between RAS and Howard
              Hughes Properties, Limited Partnership.*
     10.6     December 22, 1997 Guaranty of Completion of J.A. Jones,
              Inc.*
     10.7     December 31, 1997 Credit Agreement.*
     10.8     December 30, 1997 Subordinated Notes Proceeds Agreement.*
     10.9     Golf Course Agreement.*

     10.10    January 13, 1998 Construction Management Contract.*
     23.1 Consent of Baker & Hostetler LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).*
     23.2     Consent of Ernst & Young LLP.**
     23.3 Consent of United States Trust Company of New York (included in Exhibit 25.1 to this Registration Statement).*
     24.1 Powers of Attorney (included on signature page of the Registration Statement).*
     25.1 Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939 of United States Trust
              Company of New York, as Trustee of the Indenture relating to the 13.0% Senior Subordinated PIK Notes due 2007.*
     27.1     Financial Data Schedule.*
     27.2     Financial Data Schedule.*
     99.1     Form of Letter of Transmittal.**
     99.2     Form of Notice of Guaranteed Delivery.*


---------------

*  Previously filed.

** Filed herewith.

     (b) FINANCIAL STATEMENT SCHEDULES.

     None.

ITEM 22. UNDERTAKINGS.

     The Registrants hereby undertake:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (4) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20.0% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

     Provided, however, that paragraphs (5)(i) and (5)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (5) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement, or amendment thereto, to be filed on its behalf by the undersigned, thereupon duly authorized, in the City of Las Vegas, State of Nevada, on June 22, 1998.


                                          THE RESORT AT SUMMERLIN, LIMITED
                                          PARTNERSHIP
                                          (Registrant)

                                          By: The Resort at Summerlin, Inc.,
                                            a Nevada corporation, its general
                                              partner

                                          By: /s/ BRIAN MCMULLAN
                                            ------------------------------------
                                            Brian McMullan
                                            Its: President and Chief Executive
                                          Officer
                                            (Principal Executive Officer)

                                          By: /s/ JOHN TIPTON
                                            ------------------------------------
                                            John Tipton
                                            Senior Vice President, Chief
                                          Financial
                                            Officer and General Counsel
                                            (Principal Financial Officer)

                                          By:                  *
                                            ------------------------------------
                                            Jeff Smith
                                            Treasurer, Secretary and Financial
                                          Controller
                                            (Principal Accounting Officer)

                                          By:                  *
                                            ------------------------------------
                                            Jim Fonseca
                                            Senior Vice President, Gaming
                                            Operations/Director

                                          By:                  *
                                            ------------------------------------
                                            Quinton Boshoff
                                            Senior Vice President, Slot
                                            Operations/Director


                                          By:                  *
                                            ------------------------------------
                                            Hans Jecklin
                                            Chairman of the Board of Directors



                                          By:                  *
                                            ------------------------------------


                                            Christiane Jecklin


                                            Member of the Board of Directors



*By: /s/ JOHN TIPTON
     ---------------------------------
     John Tipton
     Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement, or amendment thereto, to be filed on its behalf by the undersigned, thereupon duly authorized, in the City of Las Vegas, State of Nevada, on June 22, 1998.


                                          THE RESORT AT SUMMERLIN, INC.
                                          (Registrant)

                                          By: /s/ BRIAN MCMULLAN
                                            ------------------------------------
                                            Brian McMullan
                                            President and Chief Executive
                                          Officer
                                            (Principal Executive Officer)

                                          By: /s/ JOHN TIPTON
                                            ------------------------------------
                                            John Tipton
                                            Senior Vice President, Chief
                                          Financial
                                            Officer and General Counsel
                                            (Principal Financial Officer)

                                          By:                  *
                                            ------------------------------------
                                            Jeff Smith
                                            Treasurer, Secretary and Financial
                                          Controller
                                            (Principal Accounting Officer)

                                          By:                  *
                                            ------------------------------------
                                            Jim Fonseca
                                            Senior Vice President, Gaming
                                            Operations/Director

                                          By:                  *
                                            ------------------------------------
                                            Quinton Boshoff
                                            Senior Vice President, Slot
                                            Operations/Director


                                          By:                  *
                                            ------------------------------------
                                            Hans Jecklin
                                            Chairman of the Board of Directors



                                          By:                  *
                                            ------------------------------------


                                            Christiane Jecklin


                                            Member of the Board of Directors



*By: /s/ JOHN TIPTON
     ---------------------------------
     John Tipton
     Attorney-in-Fact